                                                             FILE NO.: 333-44927
                                                      PURSUANT TO RULE 424(b)(4)
PROSPECTUS

                                2,100,000 SHARES

                          [PEGASUS SYSTEMS, INC. LOGO]

                             PEGASUS SYSTEMS, INC.

                                  COMMON STOCK

     Of the 2,100,000 shares of Common Stock offered hereby, 280,321 shares are being sold by the Company and 1,819,679 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol PEGS. On February 11, 1998 the last reported sale price of the Common Stock was $17.88 per share. See "Price Range of Common Stock."
                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================
                                PRICE TO             UNDERWRITING           PROCEEDS TO        PROCEEDS TO SELLING
                                 PUBLIC              DISCOUNT(1)             COMPANY(2)            STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------
Per Share..............          $17.50                 $1.00                  $16.50                 $16.50
------------------------------------------------------------------------------------------------------------------
Total(3)...............       $36,750,000             $2,100,000             $4,625,297            $30,024,703
==================================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $400,000.

(3) Certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 315,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be $42,262,500, $2,415,000, $4,625,297 and $35,222,203, respectively. See "Underwriting."
                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be made available for delivery on or about February 18, 1998, at the office of the agent of Hambrecht & Quist LLC in New York, New York.
HAMBRECHT & QUIST
                NATIONSBANC MONTGOMERY SECURITIES LLC
                                 VOLPE BROWN WHELAN & COMPANY

February 11, 1998

                                   [GRAPHIC]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

     2

                DESCRIPTION OF INSIDE FRONT COVER WITH FOLD-OUT

Caption reading:

     Leading worldwide provider of hotel reservation and commission processing services.

Pegasus Systems, Inc. logo with caption reading:

     Through its services and systems - THISCO, TravelWeb, Netbooker, UltraRes, UltraDirect and HCC - Pegasus Systems provides the technology that facilitates the electronic booking of hotel rooms worldwide. Regardless of whether the reservation comes from a travel agent, a meeting planner or conventions and visitors bureau, a corporate travel department, or directly from an individual traveler via the Internet, Pegasus Systems' services can facilitate the transaction.

Pictures and logos depicting the following transaction flows:

     1. Consumer to Travel Agent to Global Distribution System ("GDS") to UltraSwitch-THISCO to Hotel.

     2. Consumer to GDS Internet Travel Sites to GDS to UltraSwitch-THISCO to Hotel.

     3.   Consumer to TravelWeb to UltraSwitch-THISCO to Hotel.

     4. Consumer to Partner Web Sites to Pegasus Systems NetBooker to UltraSwitch-THISCO to Hotel.

     5. Consumer to Corporate Travel to Pegasus Systems-UltraDirect to UltraSwitch-THISCO to Hotel.

     6.   Consumer to Conventions & Meetings Planners to Pegasus
          Systems-UltraRes to UltraSwitch-THISCO to Hotel.

     7.   Hotel to HCC-Hotel Clearing Corporation to Travel Agent.

     8. HCC-Hotel Clearing Corporation, UltraSwitch-THISCO and Hotel to Pegasus IQ.

THISCO logo with caption reading:

     THISCO's service is a gateway to more than 25,000 hotels around the world. When a reservation is made via any of the distribution vehicles shown above, THISCO translates the reservation request into the hotel's unique computer format and queries the hotel's database. A confirmed reservation is then transmitted back through THISCO's service and sent to the traveler via the distribution channel. This entire process occurs in a matter of seconds.

TravelWeb logo with caption reading:

     TravelWeb is a leading Internet travel booking service that has quickly established its niche as one of the largest interactive sites in which consumers can freely research and reserve hotel rooms around the world. Connecting to approximately 15,000 hotels via the THISCO service, TravelWeb enables travelers to directly access hotel central reservation systems to check room rates, features and availability, and to make reservations. Other features on the site, including airline flight reservations, hotel, photos, maps, weather and special discount programs, make TravelWeb a "one-stop" travel site for both the leisure and business traveler.

HCC logo with caption reading:

     HCC completes the room reservation transaction for more than 66,000 participating travel agencies by collecting and consolidating hotel booking commissions due to each agency from approximately 14,000 participating hotel properties worldwide. The value-added consolidation and reporting services that HCC provides to both its hotel and travel agency participants help both parties operate more efficiently and effectively.

                                   [GRAPHIC]

                             DESCRIPTION OF PAGE 2


Pegasus Systems Inc. logo with caption reading:

     Created by the hotel industry, for the hotel industry.

THISCO logo with caption reading:

     Provides electronic interface between hotel central reservations systems and Global Distribution Systems

     o Leading provider of electronic hotel room reservation processing services

     o Connects 25,000 hotel properties around the world to GDSs and other electronic distribution channels

TravelWeb logo with caption reading:

     Internet hotel information and reservation service

     o    A leading Internet travel booking service

     o Offers consumers direct reservation access to approximately 15,000 hotels in 140 countries.

HCC logo with caption reading:

     Provides commission processing services for hotels and travel agencies

     o    66,000 travel agencies worldwide participate

     o    Processes approximately $17 million in commissions per month

Caption reading:  Pegasus Systems' Stockholders include many of the world's leading hotel companies

Logos of the following stockholders and customers:

     Inter-Continental Hotels
     Best Western International
     Hilton Hotels Corporation
     Forte Hotels, PLC
     Marriott International Corporation, Inc.
     Choice Hotels International
     La Quinta Inns
     ITT Sheraton
     Hyatt Hotels
     Reed Travel Group
     REZ Solutions, Inc.
     Promus Hotels Corporation
     Westin Hotel & Resorts

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors." The terms "Company" and "Pegasus" when used in this Prospectus refer to Pegasus Systems, Inc., a Delaware corporation, and, unless the context requires otherwise, its predecessors and consolidated subsidiaries.

                                  THE COMPANY

     Pegasus is a leading provider of transaction processing services to the hotel industry worldwide. The Company's THISCO(TM) and TravelWeb(R) hotel room reservation services improve the efficiency and effectiveness of the reservation process by enabling travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions. The Company's HCC service, the global leader in hotel commission payment processing, improves the efficiency and effectiveness of the commission payment process for participating hotels and travel agencies by consolidating payments and providing comprehensive transaction reports. In addition, the Company is developing Pegasus IQ, an information service to provide hotels and other travel industry participants with transaction specific information on industry trends and guest behavior.

     The Company's electronic interface business for hotel room reservations was established in 1989 by 16 leading hotel and travel-related companies to address the need for a neutral, reliable third-party source of hotel reservation information and transaction processing services. The Company's commission processing business was founded by substantially the same stockholder group in 1991. Today, the Company's stockholders include 10 of the 15 leading hotel chains in the world based on 1996 total revenues as reported by Business Travel News. The Company's strategic position as a gateway in the hotel room distribution chain, transaction processing capabilities and reputation for reliability and neutrality enable it to offer a range of services delivering industry-wide benefits that would be difficult for any industry participant to achieve individually.

     The Company's THISCO service provides an electronic interface from hotel central reservation systems to travel agencies through Global Distribution Systems ("GDSs"), which are electronic travel information and reservation systems such as SABRE. Over 25,000 hotel properties worldwide, including those of 13 of the 15 leading hotel chains based on 1996 total revenues, utilize the THISCO service.

     The Company's TravelWeb service provides individual travelers direct access to more than 58,000 dynamically served pages of online hotel information and the ability to make reservations electronically at approximately 15,000 properties in 140 countries. In addition, through its NetBooker service, the Company offers TravelWeb's comprehensive hotel database and Internet hotel reservation capabilities to third-party Web sites, including Preview Travel, and is implementing these capabilities with Microsoft Expedia. During the three months ended December 31, 1997, approximately 82,000 net reservations for hotel rooms were made using the Company's TravelWeb and NetBooker services.

     The Company's HCC service consolidates commissions paid by participating hotels to a participating travel agency into a single monthly payment and provides participants with comprehensive transaction reports. Over 14,000 hotel properties and 66,000 travel agencies worldwide utilize the HCC service to increase the efficiency and reduce costs associated with preparing, paying and reconciling hotel room reservation commissions.

     Pegasus has structured its service offerings so that it has the opportunity to process and gain fee revenues from most electronic hotel room reservation and commission transactions. The Company derives THISCO and TravelWeb revenues by charging its hotel participants a fee based on the number of reservations made less the number canceled ("net reservations"). The Company derives HCC revenues by charging its travel agency customers a percentage of the dollar amount of commissions paid to the travel agencies and by generally charging hotels a transaction fee. The Company's revenues have grown at a compound annual rate of 54.4% to $15.9 million in 1996 from $2.8 million in 1992, excluding 1992 revenues from the HCC service which was acquired in 1995. The Company's revenues for the nine months ended September 30, 1997 were $15.2 million. The Company has entered into contracts with terms generally ranging from two to five years with most of its THISCO, HCC and TravelWeb hotel customers, many of which are Company stockholders.

     The operations of the global hotel industry include a wide variety of participants and a series of complex information and transaction flows. According to the International Hotel Association, the global hotel industry generated $247 billion in revenues in 1994. The Company believes that costs associated with reserving and distributing hotel rooms, including commissions and fees paid to intermediaries such as travel agencies and GDSs, hotel reservation-related staffing costs and reservation system information technology expenses, represent a significant proportion of total operating costs. The Company's services simplify the complexity of room reservation information and transaction flows, thereby reducing the distribution costs of rooms for the hotel industry.

     The Company believes that it will benefit from four significant trends in the global hotel industry. First, as hotels and travel agencies increasingly shift from manual to electronic means of making room reservations, the Company can provide them with reservation and commission processing services. Second, as individual travelers increasingly make their hotel reservations over the Internet, the Company is positioned to process these reservations through its own TravelWeb site or through third-party Web sites that use the Company's NetBooker hotel room reservation service, including Web sites operated by Preview Travel, Inc. and Microsoft Corporation. Third, as independent hotels and smaller hotel chains increasingly affiliate with large chains, many of which are the Company's customers, the number of hotel properties for which Pegasus processes electronic reservations and commissions increases. Fourth, as travel agencies recognize the importance of hotel reservation commission revenues, the Company believes that travel agencies will generate an increasing volume of electronic hotel room reservations and will increasingly rely on the Company to process hotel commissions.

     The Company's objective is to capitalize on its central position in the hotel industry information and transaction flow in order to become the leading provider of services and technology that enable the efficient and effective distribution of hotel rooms. To achieve this objective, the Company intends to employ a strategy that includes the following key elements: (i) expanding its customer base; (ii) expanding its service offerings to include virtually all of the electronic hotel room distribution channels; (iii) continuing to develop and implement Pegasus IQ, an information service to provide hotels and other travel industry participants with hotel transaction information and (iv) building strategic alliances and pursuing acquisition opportunities.

     The Company was incorporated in Delaware in 1995, and holds directly or indirectly all of the outstanding capital stock of (i) The Hotel Industry Switch Company ("THISCO"), a Delaware corporation formed in 1988 to operate the electronic interface business between hotel reservation systems and major GDSs;
(ii) The Hotel Clearing Corporation ("HCC"), a Delaware corporation formed in 1991 to operate the commission payment processing business; (iii) TravelWeb, Inc., a Delaware corporation formed in 1995 to operate the online hotel reservation business and (iv) Pegasus IQ, Inc., a Delaware corporation formed in 1997 to operate the information service business. The Company's principal executive office is located at 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219. The Company's telephone number is (214) 528-5656.

                              RECENT DEVELOPMENTS

     In January 1998, the Company entered into an agreement with Hilton Hotels Corporation ("Hilton") under which Hilton, currently a customer of the Company's THISCO and TravelWeb services, also will become a customer of the Company's HCC service, commencing in the second quarter of 1998.

     The Company recently announced its unaudited financial results for the period ended December 31, 1997. For the three month period ended December 31, 1997, the Company's net revenues increased 38.7% over the same period in the prior year to $5.7 million. Net income in the three months ended December 31, 1997 was $659,000. Diluted net income per share in this period was $0.06 based on 10.9 million weighted average shares outstanding. For the twelve months ended December 31, 1997, the Company's net revenues increased 31.7% over the prior twelve month period to $20.9 million. Net income in the twelve months ended December 31, 1997 was $589,000. Diluted net income per share in this period was $0.07 based on 8.7 million weighted average shares outstanding.

                                  THE OFFERING

Common Stock offered by the Company........................  280,321 shares
Common Stock offered by the Selling Stockholders...........  1,819,679 shares
Common Stock to be outstanding after the offering..........  10,461,366 shares(1)
Use of proceeds............................................  For working capital and other general corporate purposes. See "Use of Proceeds"
                                                             and "Certain Transactions."
Nasdaq National Market symbol..............................  PEGS

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                      YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                          -----------------------------------------------   -----------------
                                           1992      1993      1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------   -------   -------
                                                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA(2):
  Net revenues..........................  $ 2,792   $ 3,938   $ 4,666   $ 9,296   $15,869   $11,784   $15,236
  Operating income (loss)...............     (613)      198       168    (2,809)   (2,585)   (1,803)       58
  Net loss..............................  $(1,179)  $  (398)  $  (423)  $(3,571)  $(3,485)  $(2,471)  $   (69)
  Basic and diluted net loss per
     share(3)...........................                      $ (0.56)  $ (1.30)  $ (0.66)  $ (0.47)  $ (0.01)
  Shares used in basic and diluted net
     loss per share calculation(3)......                          762     2,752     5,247     5,235     6,196

                                              SEPTEMBER 30, 1997
                                          --------------------------
                                           ACTUAL     AS ADJUSTED(4)
                                          --------    --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.............  $ 39,223       $ 43,448
  Working capital.......................    38,071         42,296
  Total assets..........................    49,890         54,115
  Long-term obligations, net of current
     portion............................       937            937
  Accumulated deficit...................   (14,640)       (14,640)
  Total stockholders' equity............    42,739         46,964

---------------

(1) Based on the number of shares outstanding as of December 31, 1997. Excludes as of December 31, 1997 (i) 866,667 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan (the "1996 Plan"), of which options to purchase 863,278 shares of Common Stock were issued and unexercised at a weighted average exercise price of $3.33 per share, (ii) 333,333 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (the "1997 Plan"), of which options to purchase 219,000 shares of Common Stock were outstanding at a weighted average exercise price of $15.30 per share and (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. In May 1997, the Company issued to Holiday Inn Worldwide ("Holiday Inn") warrants to purchase up to 345,723 shares of Common Stock. The warrants are exercisable at any time during the two year period ending May 12, 1999 at an exercise price of $7.20 per share. See "Management -- 1996 and 1997 Stock Option Plans" and "-- 1997 Employee Stock Purchase Plan."
(2) The Company's statement of operations data for 1992, 1993 and 1994 consist of the accounts of THISCO. Statement of operations data for periods thereafter reflect the operations of the Company, including the acquisition of 83.3% of the outstanding capital stock of HCC in July 1995 and the acquisition of the remaining 16.7% of the outstanding capital stock of HCC in June 1996, together with the depreciation and amortization applicable to such acquisitions. Amortization applicable to the acquisition of HCC totaled $645,419, $1,412,499 and $1,150,533 in 1995, 1996 and the nine months ended
    September 30, 1997, respectively. See Notes 1, 2 and 3 of Notes to Consolidated Financial Statements.
(3) See Notes 1 and 16 of Notes to Consolidated Financial Statements and Note 4 of Notes to Consolidated Interim Financial Statements for information concerning the calculation of basic and diluted net loss per share. Such calculations reflect the adoption by the Company of Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128) for the year ended December 31, 1997, which requires restatement of all periods presented in the Company's Consolidated Financial Statements included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recently Issued Accounting Standards."
(4) Adjusted to reflect the sale of the 280,321 shares of Common Stock offered by the Company hereby at a public offering price of $17.50 per share and application of the estimated net proceeds. See "Use of Proceeds" and "Capitalization."

     Except as set forth in the Consolidated Financial Statements and the Notes thereto or as otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     UltraSwitch(R), TravelWeb(R), HCC Hotel Clearing Corporation(R), ChainLink(R), HCC Ca$h(R), HCC Link(R) and UltraAccess(R) are registered trademarks of the Company. This Prospectus also includes trademarks and tradenames of companies other than the Company, which are the property of their respective owners.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in evaluating the Company and an investment in the Common Stock offered hereby.

     Substantial Net Losses. The Company has experienced substantial net losses, including a net loss of $3.5 million in 1996, and had an accumulated deficit of approximately $14.6 million as of September 30, 1997. The Company's HCC and THISCO services have accounted for the majority of the Company's revenues to date. Any decrease in the revenues from the HCC or THISCO services, or any increase in expenses related to any of the Company's services substantially above the amounts budgeted therefor, could have a material adverse effect on the Company's financial condition and results of operations. The Company anticipates that its budgeted operating expenses will increase in the foreseeable future as it continues to develop its services, increase its sales and marketing activities and expand its distribution channels. To achieve profitability, the Company must successfully implement its business strategy and increase its revenues while controlling expenses. There can be no assurance as to when or if the Company will achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Competition.

     -- Electronic Hotel Room Reservation Processing Service. The Company faces significant competition in connection with its THISCO hotel room reservation processing service. The principal competitor of the Company's THISCO service is WizCom International, Ltd. ("WizCom"), which was a wholly owned indirect subsidiary of Avis, Inc. ("Avis"). As a result of the acquisition of Avis by HFS Incorporated ("HFS") in September 1996, WizCom became a wholly owned indirect subsidiary of HFS. Although HFS has recently renewed its participation in the Company's HCC service, HFS began moving its electronic hotel room reservation processing from THISCO to WizCom in November 1997, and the Company expects that all HFS electronic reservations with the exception of those being processed by the Company's TravelWeb service will be moved to WizCom by the end of January 1998. The Company has an agreement with HFS which requires HFS to pay for a certain minimum level of THISCO processing services annually for the life of the agreement. In 1996, revenues from HFS for electronic hotel room processing services were $517,905 above the annual minimum fee under the agreement, which was $182,700. HFS historically has generated more revenues for the Company than any other hotel chain that is a customer and a stockholder of Pegasus. See "Certain Transactions." HFS accounted for 12.3%, 9.5%, 4.7% and 3.8% of the Company's revenues during 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. There can be no assurance that any additional customers will not change their electronic reservation interface to WizCom or to another similar service. Also, hotels can choose to connect directly to one or more GDSs, thereby bypassing the THISCO service and eliminating the need to pay fees to the Company. Such competitors or their affiliates may have greater financial and other resources than the Company. Factors affecting the competitive success of an electronic hotel room reservation processing service include reliability, levels of fees, number of hotel properties on the system, ability to provide a neutral comprehensive interface between hotels and other participants in the distribution of hotel rooms and ability to develop new technological solutions. There can be no assurance that another participant in the hotel room distribution process or a new competitor will not create services with features that would reduce the attractiveness of the Company's services. The Company's inability to compete effectively with respect to these services could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Recent Developments" and " -- Competition."

     The Company charges hotel participants certain fees for processing status messages from hotel central reservation systems to GDSs. Status messages are electronic messages sent by hotels to GDSs to update room rates, features and availability information in GDS databases. Effective July 1997, the Company reduced the unit fee per message for certain status messages by 10%. In addition, a hotel participant can choose to use the Company's UltraSelect service to provide travel agencies direct access through GDSs to its central reservation system, thereby reducing the need to send status messages through the Company's THISCO service. There can be no assurance that the volume of, and fees generated from, status message processing will remain at the same or a higher level in the future. Any significant decrease in the volume of status messages processed or in the amount of status message fees generated could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Services."

     -- Internet Hotel Room Reservation Service. The market for the Company's TravelWeb and NetBooker services is highly competitive. Current competition includes traditional telephone or travel agency reservation methods and other Internet travel reservation services. There are a large number of Internet travel-related services offered by the Company's competitors, and many of these competitors are larger and have significantly greater financial resources and name recognition than the Company. Several competitive Web sites such as Travelocity (a site operated by The SABRE Group Holdings, Inc.) and Expedia.com (a site operated by Microsoft Corporation) offer a more comprehensive range of travel services than those provided by the Company. Furthermore, the Company has entered into agreements with certain of its competitors which may enhance such competitors' positions in the marketplace. The Company faces competition in the online hotel room reservation business not only from its current competitors but also from possible new entrants, including other Web sites. The costs of entry into the Internet hotel room reservation business are relatively low. To date the Company has not invested significant amounts in the marketing and advertising of its TravelWeb service. However, the Company anticipates that it will incur substantially higher marketing costs in the foreseeable future due to the Company's plan to increase its expenditures on promotional activities in support of its services generally and in particular for its TravelWeb service. There can be no assurance that such increased promotional spending will result in additional TravelWeb revenues. There can also be no assurance that the Company's Internet hotel room reservation services will compete successfully. The failure of these services to compete successfully could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Competition."

     -- Commission Processing Service. The market for the Company's HCC service is competitive. The Company's competitors in the commission processing business include National Processing Company ("NPC"), WizCom and Citicorp. NPC, a company that has traditionally provided car rental and cruise line commission processing services, recently began offering its services to hotels and travel agencies. WizCom has recently announced its intention to offer a service that may be competitive with the Company's HCC service. Citicorp provides commission consolidation services to hotel chains. In addition, hotels that are current or prospective customers of the HCC service can decide to process commission payments without, or in competition with, the HCC service. Some of these current or potential competitors have substantially greater financial and other resources than the Company. Furthermore, while the Company has agreements with all of its hotel customers for the HCC service, most of the Company's travel agency customers are not obligated by any agreement with the Company. If a significant percentage of these travel agencies were to cease using the HCC commission processing service, the Company's financial condition and results of operations could be materially adversely affected. See "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Competition."

     Dependence on Hotel Industry; Consolidation Trends. The Company derives substantially all of its revenues directly and indirectly from the hotel industry. The hotel industry is sensitive to changes in economic conditions that affect business and leisure travel and is highly susceptible to unforeseen events, such as political instability, regional hostilities, recession, gasoline price escalation, inflation or other adverse occurrences that result in a significant decline in the utilization of hotel rooms. Any event that results in decreased travel or increased competition among hotels may lower hotel room reservation volumes, the average daily rates for hotel rooms or both and could have a material adverse effect on the Company's financial condition and results of operations.

     The hotel industry recently has witnessed a period of consolidation in which hotel chains have acquired or merged with other chains. Such activities may reduce the Company's customer base. Similar consolidation trends have occurred in the GDS industry. After the recent merger between Amadeus and System One, the GDS industry has consolidated to four major GDSs. If further consolidation were to take place, the value provided by the Company to participants in the hotel room distribution process and the benefits to hotel operators of utilizing the THISCO service would be reduced. The Company typically offers volume-based discounting of its fees, which could result in a higher percentage of discounted fees if the consolidation trends in the hotel and GDS industries continue. There can be no assurance that any potential decrease in the Company's customer base or any potential increase in the percentage of discounted fees will not have a material adverse effect on the Company's financial condition and results of operations.

     Fluctuations in Quarterly Operating Results. The Company has experienced in the past and expects to experience in the future significant fluctuations in quarterly operating results. Such fluctuations may be caused by many factors, including but not limited to the introduction of new or enhanced services by the Company or its competitors, the degree of customer acceptance of new services, competitive conditions in the industry, seasonal factors, reduction in client base, changes in pricing, the extent of international expansion, the mix of international and domestic sales and general economic conditions. Because the Company's expense budget is set early in a fiscal year and a significant portion of the Company's operating expenses are relatively fixed in nature, fluctuations in revenues may cause substantial variations in the Company's results of operations from quarter to quarter. Due to the foregoing factors, many of which are beyond the Company's control, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Potential Adverse Changes in Hotel Commission Payments. Absent any express arrangement in individual cases, hotels currently are under no contractual obligation to pay room reservation commissions to travel agencies. Hotels could elect to reduce the current industry customary commission rate of 10%, limit the maximum commission generally paid for a hotel room reservation or eliminate commissions entirely. In 1995, the airline industry placed a maximum limit on the amount of commissions payable to travel agencies for any domestic airline ticket issued. Recently, certain airlines have capped the dollar amount that they will pay to travel agencies for airline reservations made online. In addition, hotels increasingly are utilizing other direct distribution channels, such as the Internet, or offering negotiated rates to major corporate customers that are non-commissionable to travel agencies. Also, the Company is changing the method it uses to calculate booking fees for the use of its TravelWeb service from a flat fee to a fee based on the rate of the hotel room reserved. There can be no assurance that the fees generated from the TravelWeb service will remain at the same or a higher level in the future. Any significant decrease in the amount of fees received for the TravelWeb service could have a material adverse effect on the Company's financial condition and results of operations. Because a substantial portion of the Company's revenues are dependent on the dollar volume of travel agency commissions paid by hotels, any change in the hotel commission payment system that reduces the commissions payable to travel agencies and any acceleration of the trend towards direct distribution of rooms by hotels could have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Services."

     Control by Existing Stockholders; Conflicts of Interest. Upon the completion of this offering, the persons and entities that were stockholders of the Company before the Company's initial public offering will beneficially own approximately 43.9% of the outstanding Common Stock, including 28.6% that will be owned either by hotel companies or hotel representation firms. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership could have the effect of delaying, preventing or deferring a change in control of the Company. The Company's interest in achieving profitability from its services to the hotel industry conflicts with the interests of some of its existing stockholders or their affiliates to lower their costs of utilizing the Company's services. For the nine months ending September 30, 1997, services provided by Pegasus to its stockholders of record as of September 30, 1997 directly and indirectly accounted for 68.2% (excludes HFS for the entire period) of the Company's revenues. See Note 14 of Notes to Consolidated Financial Statements. Additionally, to the extent

TravelWeb and other Web-based services, including the third-party Web sites using the Company's NetBooker service, are successful in causing consumers to shop for and reserve hotel rooms directly, such success could adversely affect the role of travel agencies and correspondingly could materially adversely affect future HCC revenues of the Company. Reed Travel Group, a division of Reed Elsevier Inc. and a stockholder of the Company ("Reed"), holds certain license rights to use the Company's UltraSwitch technology for applications unrelated to the hotel industry, which may limit or otherwise conflict with the Company's ability to expand its service offerings. Any of these conflicts could result in a material adverse effect on the Company's financial condition and results of operations. See "Business -- Technology and Operations," "Certain Transactions" and "Principal and Selling Stockholders."

     Dependence on Growth of Internet Commerce. The market for electronic hotel reservation services over the Internet is rapidly evolving and depends upon market acceptance of novel methods for distributing services and products, which involves a high degree of uncertainty. The success of the Company's TravelWeb and NetBooker services will depend upon the adoption of the Internet by consumers as a widely used medium for commerce. The Internet may not prove to be a viable commercial marketplace for any number of reasons, including inadequate development of the necessary infrastructure or the lack of complementary services and products, such as high speed modems and high speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the growth or attractiveness of commerce conducted on the Internet. If critical issues concerning the commercial use of the Internet are not resolved favorably, if the necessary infrastructure is not developed or if the Internet does not become a viable commercial marketplace, the Company's financial condition and results of operations could be materially adversely affected. See "Business -- Industry Background" and "-- Services."

     System Interruption and Security Risks. The Company's operations are dependent on its ability to protect its computer systems and databases against damage or system interruptions from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond the Company's control. A significant amount of the Company's computer equipment is located at a single site in Phoenix, Arizona. There can be no assurance that unanticipated problems will not cause a significant system outage or data loss. Despite the implementation of security measures, the Company's infrastructure may also be vulnerable to break-ins, computer viruses or other disruptions caused by its customers or others. Any damage to the Company's databases, failure of communication links or security breach or other loss that causes interruptions in the Company's operations could have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Systems Maintenance and Disaster Recovery."

     Impact of Technological Advances; Delays in Introduction of New
Services. The Company's future success will depend, in part, on its ability to develop leading technology, enhance its existing services, develop and introduce new services that address the increasingly sophisticated and varied needs of its current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost effective basis. Although the Company strives to be a technological leader, there can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able economically to incorporate such advances into its business. In addition, keeping abreast of technological advances in the Company's business may require substantial expenditures and lead time. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its services to emerging industry standards or developing, introducing and marketing service enhancements or new services, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner in response to changing market conditions or customer requirements, or if new services do not achieve market acceptance, the Company's financial condition and results of operations could be materially adversely affected. See
"Business -- Services" and "-- Technology and Operations."

     Dependence on Key Customers and Third-Party Service Arrangements. The Company's business is dependent upon customer arrangements with its hotel stockholders or their affiliates, other hotel chains and hotel representation firms, travel agencies, travel agency consortia and GDSs. The Company has not entered into written agreements with certain travel agencies relating to the HCC service. There can be no assurance that the Company will be able to continue or renew these arrangements on equal or better terms or initiate new arrangements. Any cancelation or non-renewal of these arrangements that results in a significant reduction in the Company's customer base or revenue sources could materially adversely affect the Company's financial condition and results of operations. In addition, the Company currently relies on third parties to provide consolidation, remittance and worldwide currency exchange services for its HCC service and facility maintenance and disaster recovery services for computer and communications systems used in all of the Company's services. There can be no assurance that these service contracts will be successfully extended upon expiration or that Pegasus can enter into contracts with alternate service providers at the same or lower cost. Any failure by the Company to extend these contracts or to secure alternate service providers could have a material adverse effect on the Company's financial condition and results of operations. In addition, if certain of these service contracts are not extended and the Company elects to perform such services rather than rely on a third party, the failure by the Company to perform adequately and cost effectively such services could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Services," "-- Customers," "-- Technology and Operations" and "-- Systems Maintenance and Disaster Recovery."

     Government Regulation. The Company's primary customers are hotel chains and hotel representation firms. The Company currently has as its stockholders 10 of the 15 leading hotel chains in the world based on 1996 total revenues. While the Company believes that since its inception it has been acting as an entity independent of its stockholders, and its stockholders have not engaged in any anti-competitive activities through or in connection with the Company, there can be no assurance that federal, state or foreign governmental authorities, the Company's competitors or its consumers will not raise anti-competitive concerns regarding the Company's close relationship with its hotel stockholders. Any such action by federal, state or foreign governmental authorities or allegations by third parties could have a material adverse effect on the Company's financial condition and results of operations. While certain aspects of the travel industry are heavily regulated by the United States Government, the services currently offered by the Company, including electronic room reservation processing services, commission processing services and online reservation services, have not been subject to any material industry-specific government regulation. However, there can be no assurance that federal, state or foreign governmental authorities will not attempt to regulate one or more of the Company's current or future services. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be adopted with respect to the Internet, covering issues such as privacy, pricing, content and quality of products and services. The adoption of laws or regulations affecting the Company's lines of business could reduce the rate of growth of the Company or could otherwise have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Government Regulation."

     Risks Associated with Management of Growth. The Company has in recent years experienced significant growth and anticipates that significant expansion will continue to be required in order to address potential market opportunities. The Company intends to continue to increase the size of its Information Technology Group and sales and marketing staff. There can be no assurance that if the Company continues to expand, management will be effective in attracting and retaining additional qualified personnel, expanding the Company's physical facilities, integrating acquired businesses or otherwise managing growth. In addition, there can be no assurance that the Company's systems, procedures or controls will be adequate to support any expansion of the Company's operations. The Company's inability to manage growth effectively could have a material adverse effect on the Company's financial condition and results of operations.

     Risks Associated with International Expansion and Operations. Pursuit of international growth opportunities may require significant investments for an extended period before returns on such investments, if any, are realized. There can be no assurance as to the extent, if at all, that the Company's plans to expand in international markets will be successful. The Company's current international activities and prospects may be adversely affected by factors such as policies of the United States and foreign governments affecting foreign trade, privacy issues, investment and taxation, exchange controls, political risks and currency risks. One or more of these factors could materially adversely affect the Company's financial condition and results of operations. See
"Business -- Strategy."

     Dependence on Key Personnel. The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other key personnel, including its President, John F. Davis, III, its Chief Information Officer, Joseph W. Nicholson, and its other present officers. The loss of the services of any of its present officers could have a material adverse effect on the Company's financial condition and results of operations. Although the Company currently has "key-man" insurance covering Messrs. Davis and Nicholson, there can be no assurance that the amount of such insurance would be adequate to compensate for the loss of the services of the insured officers. The Company believes that its future business results will also depend in significant part upon its ability to identify, attract, motivate and retain additional highly skilled technical personnel. Competition for such personnel in the information technology industry is intense. There can be no assurance that the Company will be successful in identifying, attracting, motivating and retaining such personnel, and the failure to do so could have a material adverse effect on the Company's financial condition and results of operations. See "Management."

     Dependence on Proprietary Technology; Risk of Infringement. The Company's success depends upon its proprietary technology, consisting of both its software and its hardware designs. The Company relies upon a combination of copyright, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. There can be no assurance that the Company's present protective measures will be enforceable or adequate to prevent misappropriation of its technology or independent third-party development of the same or similar technology. Many foreign jurisdictions offer less protection of intellectual property rights than the United States, and there can be no assurance that the protection provided to the Company's proprietary technology by the laws of the United States or foreign jurisdictions will be sufficient to protect the Company's technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial cost and diversion of management resources, and a successful claim could effectively block the Company's ability to use or license its technology in the United States or abroad or otherwise have a material adverse effect on the Company's financial condition and results of operations.

     The Company has found and may in the future find it necessary or desirable to procure licenses from third parties relating to current or future services or technology, but there can be no assurance that the Company will continue to be able to obtain such licenses or other rights or, if it is able to obtain them, that it will be able to do so on commercially acceptable terms. The Company could be placed at a disadvantage if its competitors obtain licenses with lower royalty fee payments or other terms more favorable than those received by the Company. If the Company or its suppliers were unable to obtain licenses relating to current or future services or technology, the Company could be forced to market services without certain technological features. The Company's inability to obtain licenses necessary to use certain technology or its inability to obtain such licenses on competitive terms could have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Proprietary Rights."

     Risks Associated with Potential Acquisitions. While the Company has no current agreements or negotiations underway with respect to any potential acquisitions, the Company regularly evaluates such opportunities and may make acquisitions of other companies or technologies in the future. Acquisitions involve numerous risks, including difficulties in assimilating acquired operations and products, diversion of management's attention from other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. The Company has no experience in assimilating acquired nonaffiliated organizations into the Company's operations. There can be no assurance as to the ability of the Company to integrate successfully any operations, personnel or services that might be acquired in the future, and a failure by the Company to do so could have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Strategy."

     Year 2000 Compliance. The Company has implemented a program designed to ensure that all software used in connection with the Company's services will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. However, other participants in the travel industry have announced that their software may experience such abnormalities unless significant resources are devoted to solving the problem. Any failure on the part of the Company or its travel-related customers to ensure that any such software complies with year 2000 requirements, regardless of when such travel reservations occur, could have a material adverse effect on the financial condition and results of operations of the Company.

     Management's Discretion as to Use of Unallocated Net Proceeds. The Company has not designated a specific use for the net proceeds to the Company from the sale of Common Stock in this offering. The Company expects to use the net proceeds of this offering for working capital and other general corporate purposes. Consequently, the Board of Directors and management of the Company will have broad discretion in allocating a significant portion of the net proceeds to the Company from this offering. See "Use of Proceeds," "Certain Transactions" and "Principal and Selling Stockholders."

     Future Capital Needs; Uncertainty of Additional Financing. The Company currently anticipates that its available cash resources combined with the net proceeds to the Company from this offering will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need or choose to raise additional funds in order to support more rapid expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior or similar to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on the Company's financial condition and results of operations. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Shares Eligible for Future Sale. Sales of substantial amounts of shares in the public market following this offering could have a material adverse effect on the market price of the Common Stock. Immediately following the offering, the Company will have 10,461,366 shares of Common Stock outstanding assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options after December 31, 1997. Of these shares, 4,251,033 shares will be "restricted securities" as defined by Rule 144 ("Rule 144") adopted under the Securities Act of 1933, as amended (the "Securities Act"). These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 ("Rule 701") adopted under the Securities Act. The Company is unable to predict the effect that future sales made under Rule 144, Rule 701 or otherwise will have on the market price of the Common Stock prevailing at that time. The Company, certain of its executive officers and directors who are stockholders, and the Selling Stockholders have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus, without the prior written consent of Hambrecht & Quist LLC. Any shares subject to these lock-up agreements may be released at any time by Hambrecht & Quist LLC with or without notice. Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 4,251,033 shares of Common Stock, these holders will be entitled to certain registration rights with respect to such shares. See "Management -- 1996 and 1997 Stock Option Plans," "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

     Anti-Takeover Matters. The Company's Second Amended and Restated Certificate of Incorporation ("Certificate") and Second Amended and Restated By-laws ("By-laws") contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of the Company that stockholders purchasing shares in this offering may consider to be in their best interests. The Certificate and By-laws provide for a classified Board of Directors serving staggered terms of three years, prevent stockholders from calling a special meeting of stockholders and prohibit stockholder action by written consent. The Certificate also authorizes only the Board of Directors to fill vacancies, including newly created directorships and states that directors of the Company may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of the voting stock, voting together as a single class. In addition, the Certificate grants the Board of Directors the authority to issue up to 2,000,000 shares of preferred stock, having such rights, preferences and privileges as designated by the Board of Directors, without stockholder approval. Section 203 of the Delaware General Corporation Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company. See "Description of Capital Stock -- Anti-Takeover Provisions."

     Potential Volatility of Stock Price. The market price for the Company's Common Stock has been and may continue to be highly volatile. The Company believes that factors such as quarterly fluctuations in financial results or announcements by the Company or its competitors, travel agencies, hotel operators or other hotel industry participants could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations which often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the hotel industry, as well as general economic or political conditions, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's financial condition and results of operations.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 280,321 shares of Common Stock offered by the Company hereby at a public offering price of $17.50 per share will be approximately $4,225,300, whether or not the Underwriters' over-allotment option is exercised, after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

     The Company has no specific plans for the net proceeds but expects that such proceeds will be used for general corporate purposes, including working capital. The amounts and timing of the Company's actual expenditures will depend upon numerous factors, including the Company's research and development efforts, competition and marketing and sales activities. Pending application of the net proceeds as described above, the Company intends to invest such proceeds in short-term marketable securities. See "Risk Factors -- Management's Discretion as to Use of Unallocated Net Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock. The Company currently intends to retain its earnings in the future to support operations and finance its growth and, therefore, does not intend to pay cash dividends on the Common Stock in the foreseeable future. The payment of cash dividends in the future will be at the discretion of the Board of Directors and subject to certain limitations under the Delaware General Corporation Law and will depend upon factors such as the Company's earnings levels, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. There can be no assurance that the Company will pay any dividends in the future.

                          PRICE RANGE OF COMMON STOCK

     The Company effected its initial public offering of Common Stock on August 6, 1997 at a price to the public of $13.00 per share. Since that date, the Company's Common Stock has traded on the Nasdaq National Market under the symbol PEGS. The table below sets forth for the fiscal quarters indicated the high and low sale prices for the Common Stock.

                                                               HIGH      LOW
                                                              ------    ------
1998
  First quarter (through February 11, 1998).................  $18.75    $13.63
1997
  Fourth quarter............................................   20.75     12.50
  Third quarter (From August 6, 1997).......................   19.25     15.50

     On February 11, 1998, the last reported sale price on the Nasdaq National Market for the Company's Common Stock was $17.88 per share. As of February 11, 1998, there were approximately 33 record holders of Common Stock, although the Company believes that the number of beneficial owners of its Common Stock is substantially greater. See "Risk Factors -- Potential Volatility of Stock Price."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the 280,321 shares of Common Stock offered by the Company hereby at a public offering price of $17.50 per share and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                              SEPTEMBER 30, 1997
                                                              -------------------
                                                                            AS
                                                               ACTUAL    ADJUSTED
                                                              --------   --------
                                                                (IN THOUSANDS)
Current portion of long-term obligations....................  $  1,049   $  1,049
                                                              ========   ========
Long-term obligations, net of current portion...............       937        937
                                                              --------   --------
Stockholders' equity:
  Preferred Stock, $.01 par value, 2,000,000 shares
     authorized; no shares issued and outstanding...........        --         --
  Common Stock, $.01 par value, 100,000,000 shares
     authorized; 10,296,196 shares issued (actual);
     10,576,517 shares issued (as adjusted)(1)..............       103        106
  Additional paid-in capital................................    58,116     62,338
  Unearned compensation expense.............................      (814)      (814)
  Accumulated deficit.......................................   (14,640)   (14,640)
  Less treasury stock (116,484 shares, at cost).............       (26)       (26)
                                                              --------   --------
       Total stockholders' equity...........................    42,739     46,964
                                                              --------   --------
          Total capitalization..............................  $ 43,676   $ 47,901
                                                              ========   ========

------------------------------

(1) Excludes as of September 30, 1997 (i) 866,667 shares of Common Stock reserved for issuance under the Company's 1996 Plan, of which options to purchase 865,070 shares of Common Stock were outstanding at a weighted average exercise price of $3.33 per share, (ii) 333,333 shares of Common Stock reserved for issuance under the Company's 1997 Plan, of which options to purchase 221,000 shares of Common Stock were outstanding at a weighted average exercise price of $15.30 per share and (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. In May 1997, the Company issued to Holiday Inn warrants to purchase 345,723 shares of Common Stock. The warrants are exercisable at any time during the two year period ending May 12, 1999 at an exercise price of $7.20 per share. See "Management -- 1996 and 1997 Stock Option Plans" and "--1997 Employee Stock Purchase Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for the year ended December 31, 1996 are derived from the Consolidated Financial Statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The selected consolidated financial data as of and for the year ended December 31, 1995 and the selected consolidated financial data for the year ended December 31, 1994 are derived from the financial statements of the Company that have been audited by Belew Averitt LLP, independent accountants, and are included elsewhere in this Prospectus. The selected financial data as of December 31, 1994 and as of and for the year ended December 31, 1993 are derived from the Company's financial statements that have been audited by Belew Averitt LLP, but are not included herein. The selected financial data as of and for the year ended December 31, 1992 are derived from the Company's financial statements that were audited by other independent accountants, but are not included herein.

     The selected consolidated financial data as of and for the nine months ended September 30, 1996 and 1997 are derived from unaudited consolidated financial statements and are included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for all of 1997. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's Consolidated Financial Statements and Notes thereto.

                                                                                                  NINE MONTHS
                                                                                                     ENDED
                                                          YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                               ---------------------------------------------   -----------------
                                                1992      1993     1994     1995      1996      1996      1997
                                               -------   ------   ------   -------   -------   -------   -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA(1):
  Net revenues...............................  $ 2,792   $3,938   $4,666   $ 9,296   $15,869   $11,784   $15,236
  Operating expenses:
    Cost of services.........................    1,172    1,266    1,546     3,883     6,199     4,685     5,471
    Research and development.................      303      397      238       840     1,961     1,346     1,818
    Write-off of purchased in-process
      research and development...............       --       --       --     1,223       245       245        --
    General and administrative expenses......      652      709    1,065     2,770     3,799     2,725     2,612
    Marketing and promotion expenses.........       66       17      130       912     2,824     1,984     2,986
    Depreciation and amortization............    1,212    1,351    1,519     2,477     3,426     2,602     2,291
                                               -------   ------   ------   -------   -------   -------   -------
         Total operating expenses............    3,405    3,740    4,498    12,105    18,454    13,587    15,178
                                               -------   ------   ------   -------   -------   -------   -------
  Operating income (loss)....................     (613)     198      168    (2,809)   (2,585)   (1,803)       58
  Other (income) expense:
    Interest expense.........................      568      597      591       815       893       621       543
    Interest income..........................       (2)      (1)      --        --      (114)      (59)     (442)
                                               -------   ------   ------   -------   -------   -------   -------
  Loss before income taxes and minority
    interest.................................   (1,179)    (398)    (423)   (3,624)   (3,364)   (2,365)      (43)
  Income taxes...............................       --       --       --        --        15        --        26
                                               -------   ------   ------   -------   -------   -------   -------
  Loss before minority interest..............   (1,179)    (398)    (423)   (3,624)   (3,379)   (2,365)      (69)
  Minority interest..........................       --       --       --        53      (106)     (106)       --
                                               -------   ------   ------   -------   -------   -------   -------
  Net loss...................................  $(1,179)  $ (398)  $ (423)  $(3,571)  $(3,485)  $(2,471)  $   (69)
                                               =======   ======   ======   =======   =======   =======   =======
  Basic and diluted net loss per share(2)....                     $(0.56)  $ (1.30)  $ (0.66)  $ (0.47)  $ (0.01)
                                                                  ======   =======   =======   =======   =======
  Weighted average shares used in the basic
    and diluted net loss per share
    calculation(2)...........................                        762     2,752     5,247     5,235     6,196

                                               DECEMBER 31,                            SEPTEMBER 30,
                             ------------------------------------------------   ---------------------------
                              1992      1993      1994      1995       1996       1997      AS ADJUSTED(3)
                              ----      ----      ----      ----       ----       ----     ----------------
                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
  DATA:
  Working capital
    (deficit)..............  $  (103)  $  (126)  $  (844)  $(1,560)  $  2,068   $ 38,071       $ 42,296
  Total assets.............    5,490     4,872     4,150    10,316     13,892     49,890         54,115
  Accounts payable and
    accrued liabilities....      423       415       690     1,941      2,689      3,832          3,832
  Short-term borrowings,
    including current
    portion of long-term
    debt...................      407       459     1,392     1,049      1,834      1,049          1,049
  Long-term obligations,
    net of current
    portion................    6,488     6,224     4,718     6,994      6,353        937            937
  Minority interest........       --        --        --     1,340         --         --             --
  Accumulated deficit......   (6,693)   (7,091)   (7,514)  (11,085)   (14,570)   (14,640)       (14,640)
  Total stockholders'
    equity (deficit).......   (1,828)   (2,226)   (2,649)   (2,380)     1,954     42,739         46,964

------------------------------

(1) The Company's statement of operations data for 1992, 1993 and 1994 consist of the accounts of THISCO. Statement of operations data for periods thereafter reflect the operations of the Company, including the acquisition of 83.3% of the outstanding capital stock of HCC in July 1995 and the acquisition of the remaining 16.7% of the outstanding capital stock of HCC in June 1996, together with the depreciation and amortization applicable to such acquisitions. Amortization applicable to the acquisition of HCC totaled $645,419, $1,412,499 and $1,150,533 in 1995, 1996 and the nine months ended
    September 30, 1997, respectively. See Notes 1, 2 and 3 of Notes to Consolidated Financial Statements.
(2) See Notes 1 and 16 of Notes to Consolidated Financial Statements and Note 4 of Notes to Consolidated Interim Financial Statements for information concerning the calculation of basic and diluted net loss per share. Such calculations reflect the adoption by the Company of Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128) for the year ended December 31, 1997, which requires restatement of all periods presented in the Company's Consolidated Financial Statements included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recently Issued Accounting Standards."
(3) Adjusted to reflect the sale of 280,321 shares of Common Stock offered by the Company hereby at a public offering price of $17.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those discussed in the forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Pegasus is a leading provider of transaction processing services to the hotel industry worldwide. The Company's THISCO and TravelWeb hotel room reservation services improve the efficiency and effectiveness of the hotel reservation process by enabling travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions. The Company's HCC service, the global leader in hotel commission payment processing, improves the efficiency and effectiveness of the commission payment process for participating hotels and travel agencies by consolidating payments and providing comprehensive transaction reports. Historically, the Company has derived a majority of its revenues from its THISCO and HCC services. For the nine month period ending September 30, 1997, approximately 49.0% of the Company's consolidated revenues was derived from its electronic hotel reservation processing services, including 43.4% from the THISCO service and 5.6% from the TravelWeb service, and approximately 51.0% of the Company's consolidated revenues was derived from its HCC service. The Company has experienced substantial growth since its inception. Revenues increased at a compound annual rate of 54.4% to $15.9 million in 1996 from $2.8 million in 1992, excluding 1992 revenues from the HCC service which was acquired in 1995. However, there can be no assurance that the Company will experience the same rate of revenue growth in the future. Any significant decrease in the rate of revenue growth could have a material adverse effect on the Company's financial condition and results of operations.

     Of the hotel customers for the Company's THISCO and HCC services in 1995, all continued to be customers through the end of 1997. Hotels generally enter into long-term contracts for the Company's THISCO service that specify minimum annual transaction and payment commitments.

     The Company's revenues are predominantly transaction-based. The Company derives its revenues from its THISCO service by charging its hotel participants a fee based on the number of reservations made, less the number canceled ("net reservations"), and a fee for "status messages" processed through the THISCO service. Status messages are electronic messages sent by hotels to GDSs to update room rates, features and availability information in GDS databases. As a hotel's cumulative volume of net reservations increases during the course of the calendar year, its fee per transaction decreases after predetermined transaction volume hurdles have been met. As a result, for higher volume customers, unit transaction fees are higher at the beginning of the year, when cumulative transactions are lower. The Company recognizes revenues based on the expected fee per transaction to be earned for services to be provided to the customer during the entire year. This process of recognizing revenues results in a deferred revenue balance being created during early periods of the year, which will be reflected in interim balance sheets and be fully utilized and eliminated by the end of each year. Additionally, Pegasus generally charges new participants in the THISCO service a one-time set-up fee for work associated with the implementation of the interface with the THISCO service. The Company also charges certain GDSs a fee based on the number of net reservations to compensate for the management and consolidation of multiple interfaces. In the third quarter of 1997, the Company reduced certain of the fees that it charges hotels for transmitting status messages. See "Risk
Factors -- Competition --Electronic Hotel Room Reservation Processing Service."

     Pegasus derives its revenues from its HCC service by charging a participating travel agency a fee based on a percentage of the dollar amount of commissions paid to that agency through the HCC service. The Company also generally charges a participating hotel a fee based on the number of commissionable transactions arising from that hotel. Revenues from HCC travel agency fees can vary substantially from period to period based on the fluctuations of the average daily room rates. Pegasus recognizes revenues from its HCC service in the month in which the hotel stay occurs and collects and pays commissions to travel agencies by the 15th business day of the following month. If a hotel fails to deliver funds to the Company, the Company is not obligated to deliver commission payments on behalf of the hotel to travel agencies. HCC revenues also include amortization of a $2.0 million payment received by the Company in June 1993 in exchange for a five-year noncancelable data processing contract. This payment was initially recorded as unearned income and is being recognized as revenue over the life of the contract. The amounts recognized in 1996 and for the nine months ended September 30, 1997 were approximately $431,000 and $353,000, respectively. See Note 11 of Notes to Consolidated Financial Statements.

     The Company offers two services, TravelWeb and NetBooker, that provide hotel reservation capability to individual travelers through the Internet. During 1996, Pegasus derived the substantial majority of its TravelWeb revenues from fees related to the creation of Web pages for hotels and for maintaining these pages on the TravelWeb site. During 1997, the Company transitioned its fee structure to begin charging participating hotels subscription fees based on the number of their properties included in the database and booking fees based on the number of net reservations made at their properties through the TravelWeb service. The Company is changing the method it uses to calculate booking fees for the use of its TravelWeb service from a flat fee to a fee based on the rate of the hotel room reserved. There can be no assurance that the fees generated from the TravelWeb service will remain at the same or a higher level in the future. Any significant decrease in the amount of fees received for the TravelWeb service could have a material adverse effect on the Company's financial condition and results of operations. The Company also derives revenues through the sale of advertising space on the TravelWeb site. Pegasus realizes revenues from NetBooker, the Company's hotel room reservation service provided to third-party Web sites, by charging third-party Web sites an initial development and licensing fee and by charging hotels a fee based on the number of net reservations made through the NetBooker service. The Company has not received a material amount of revenues for the TravelWeb service or the NetBooker service to date, and there can be no assurance that either of these services will produce a material amount of revenues in the future. See "Risk Factors -- Competition" and "-- Dependence on Growth of Internet Commerce."

     The Company has developed or is in the process of developing several new services, including UltraRes, UltraDirect and Pegasus IQ, to capitalize on its existing technology and customer base to provide additional electronic hotel reservation capabilities and information services to existing Pegasus customers and to other participants in the hotel room distribution process. The Company intends to derive revenues from UltraRes, a service that automates the processing of hotel bookings for large meetings and conventions, by charging participating hotels and meeting organizers transaction-based fees for net reservations made. The Company intends to derive revenues from UltraDirect, a service that automates the hotel room reservation process for corporate travelers, by charging hotels transaction-based fees for net reservations. The Company has not received any material revenues for any of these services, and there can be no assurance that any of these services will produce a material amount of revenues in the future. See "Risk Factors -- Competition" and "-- Impact of Technological Advances; Delays in Introduction of New Services."

     The Company's future success will depend, in part, on its ability to develop leading technology, enhance its existing services, develop and introduce new services that address the increasingly sophisticated and varied needs of its current and prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Although the Company strives to be a technological leader, there can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to economically incorporate such advances into its business. In addition, keeping abreast of technological advances in the Company's business may require substantial expenditures and lead time. To date, the Company has not invested significantly in the marketing and advertising of its TravelWeb service. However, the Company anticipates that it will incur substantially higher marketing costs in the foreseeable future due to the Company's plan to increase its expenditures on promotional activities in support of its services generally and in particular for its TravelWeb service. Furthermore, there can be no assurance that such increased promotional spending will result in additional TravelWeb revenues. There can also be no assurance that the Company will be successful in effectively using new technologies, adapting its services to emerging industry standards or developing, introducing and marketing service enhancements or new services, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner in response to changing market conditions or customer requirements, or if new services do not achieve market acceptance, the Company's financial condition and results of operations could be materially adversely affected. See "Risk
Factors -- Impact of Technological Advances; Delays in Introduction of New Services."

     The Company's cost of services consists principally of: (i) personnel costs relating to information technology; (ii) facilities and equipment maintenance costs; and (iii) fees paid to Citicorp for the processing of travel agency commissions. Research and development costs consist principally of personnel costs, related overhead costs and fees paid to outside consultants. General and administrative expenses are primarily personnel, office, legal and accounting related. Marketing and promotion expenses consist primarily of personnel costs, advertising, public relations and participation in trade shows and other industry events. Depreciation and amortization expense includes: (i) computer equipment depreciation; (ii) office furniture, equipment and leasehold improvement depreciation expense; (iii) amortization of software, including software acquired as part of the acquisition of HCC; and (iv) goodwill amortization. Interest expense includes notes payable to certain stockholders of the Company and payments made under capital equipment leases. Minority interest represents certain former minority interests in subsidiaries that have been wholly owned by the Company since June 1996. See Notes 1, 2, 3 and 7 of Notes to Consolidated Financial Statements.

     All costs incurred in the internal development of computer software used in the delivery of the Company's services are expensed until a product design and a working model of the software have been tested and completed. Thereafter, any further development or production costs are capitalized. Maintenance and customer support costs are expensed as incurred. Prior to 1996, the capitalized development costs were being amortized over three to five years using the straight-line method. However, in 1996 the Company changed the estimated life of all internally and externally developed computer software to three years. The result of such change in estimated life was to increase net losses for 1996 by approximately $292,000. See Note 1 of Notes to Consolidated Financial Statements.

     In July 1995, the Company acquired 83.3% of the outstanding capital stock of HCC in exchange for 2,242,800 shares of the Common Stock for an aggregate purchase price of $2.7 million, resulting in a $6.5 million excess of purchase price over net assets acquired. At the time of the acquisition, $1.2 million was allocated to research and development that had not reached technological feasibility and had no probable alternative future use, and this amount was expensed in the quarter ending September 30, 1995. At the time of the acquisition, $3.5 million was allocated to software which is being amortized over a three year period ending in June 1998, and the balance of the purchase price, $1.7 million, was recorded as excess of cost over the fair value of net assets acquired (goodwill) and is being amortized on a straight line basis through June 2010. In June 1996, the Company purchased the remaining 16.7% of outstanding capital stock of HCC in exchange for $2.0 million and 89,733 shares of Common Stock, resulting in an $833,000 excess of purchase price over net assets acquired. At the time of the acquisition of this minority interest, $245,000 was allocated to research and development that had not reached technological feasibility and had no probable alternative future use, and this amount was expensed in the quarter ending June 30, 1996. At the time of the acquisition of the 16.7% interest in June 1996, $469,000 was allocated to software which is being amortized over a two year period ending in June 1998 to correspond to the amortization period of the software relating to the acquisition that occurred in July 1995, and the balance of the purchase price, $119,000, was recorded as excess of cost over the fair value of net assets acquired (goodwill) and is being amortized on a straight line basis through June 2010 to correspond to the amortization period of the goodwill relating to the acquisition that occurred in July 1995. See Notes 1, 2 and 3 of Notes to Consolidated Financial Statements.

     The Company has recorded unearned compensation and compensation expense for the difference between the exercise price and the deemed fair value of the Company's Common Stock with respect to 503,333 shares issuable upon exercise of options granted in 1996. These amounts are initially recorded as unearned compensation and amortized to cost of services and general and administrative expense over the vesting periods of the options, generally four years. Unearned compensation amortized to expense in 1996 was approximately $65,000. Amortization of unearned compensation will adversely affect the Company's reported operating results through the third quarter of 2000. See Note 9 of Notes to Consolidated Financial Statements.

     As of December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $14.6 million, which expire in various years beginning in 2003. The net deferred tax asset is fully reserved because of uncertainty regarding its realizability. See Note 10 of Notes to Consolidated Financial Statements.

     In connection with its efforts to continue its growth, in both its traditional and recently introduced service offerings, the Company anticipates significantly increasing the size of its information technology and sales and marketing organizations. Because certain of the costs related to the introduction of such new service offerings are largely fixed in nature, and as a result of spending on development and marketing of such new service offerings, the Company has not realized in the past, and anticipates that it will not realize in the foreseeable future, gross margins on the provision of such recently introduced services comparable to the gross margins it realizes on its THISCO and HCC service offerings. Such lower gross margin contribution from newly introduced service offerings and the associated marketing and development expenses have been significant components of the losses incurred by the Company and are expected to continue to have a detrimental effect on the Company's operating results for the foreseeable future. The Company has experienced substantial net losses, including a net loss of $3.5 million in 1996, and had an accumulated deficit of approximately $14.6 million as of September 30, 1997. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it continues the development of its services, increases its sales and marketing activities and expands its distribution channels. To achieve profitability, the Company must successfully implement its business strategy and increase its revenues while controlling expenses. There can be no assurance as to when or if the Company will achieve sustainable profitability. There also can be no assurance that if the Company continues to expand, management will be effective in attracting and retaining additional qualified personnel, expanding the Company's physical facilities or otherwise managing growth. In addition, there can be no assurance that the Company's systems, procedures or controls will be adequate to support any expansion of the Company's operations. The Company's inability to manage growth effectively could have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors -- Substantial Net Losses," "-- Risks Associated with Management of Growth" and "-- Dependence on Key Personnel."

     All statements contained in this Prospectus other than statements of historical fact, including statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" concerning the Company's financial position and liquidity, results of operations, prospects for continued growth, ability to maintain or improve transaction volumes, net sales or profit margins and other matters are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in or contemplated by such forward-looking statements include the risks described under "Risk Factors," including without limitation substantial net losses, competition, dependence on the hotel industry, consolidation trends, fluctuations in quarterly operating results, potential adverse changes in hotel commission payments, control by existing stockholders, conflicts of interest, dependence on growth of Internet commerce, system interruption and security risks, impact of technological advances, delays in introduction of new services, dependence on key customers and third-party service arrangements, government regulation, management of growth, international expansion and operations, dependence on key personnel, dependence on proprietary technology, infringement, potential acquisitions, year 2000 compliance, management's discretion as to use of unallocated net proceeds, future capital needs, uncertainty of additional financing, shares eligible for future sale, anti-takeover matters and potential volatility of stock price. All forward-looking statements in this Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph, in "Risk Factors" and elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship of certain items from the Company's statement of operations to net revenues:

                                                    PERCENTAGE OF NET REVENUES
                                             -----------------------------------------
                                                                         NINE MONTHS
                                                   YEAR ENDED               ENDED
                                                  DECEMBER 31,          SEPTEMBER 30,
                                             -----------------------    --------------
                                             1994     1995     1996     1996     1997
                                             -----    -----    -----    -----    -----
Net revenues...............................  100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:
  Cost of services.........................   33.1     41.8     39.1     39.8     35.9
  Research and development.................    5.1      9.0     12.4     11.4     11.9
  Write-off of purchased in-process
     research and development..............     --     13.2      1.5      2.1       --
  General and administrative expenses......   22.8     29.8     23.9     23.1     17.1
  Marketing and promotion expenses.........    2.8      9.8     17.8     16.8     19.6
  Depreciation and amortization............   32.6     26.6     21.6     22.1     15.1
                                             -----    -----    -----    -----    -----
          Total operating expenses.........   96.4    130.2    116.3    115.3     99.6
                                             -----    -----    -----    -----    -----
Operating income (loss)....................    3.6    (30.2)   (16.3)   (15.3)     0.4
Other (income) expense:
  Interest expense.........................   12.7      8.8      5.6      5.3      3.6
  Interest income..........................     --       --     (0.7)    (0.5)    (2.9)
                                             -----    -----    -----    -----    -----
Loss before income taxes and minority
  interest.................................   (9.1)   (39.0)   (21.2)   (20.1)    (0.3)
Income taxes...............................     --       --      0.1       --      0.2
                                             -----    -----    -----    -----    -----
Loss before minority interest..............   (9.1)   (39.0)   (21.3)   (20.1)    (0.5)
Minority interest..........................     --      0.6     (0.7)    (0.9)      --
                                             -----    -----    -----    -----    -----
Net loss...................................   (9.1)%  (38.4)%  (22.0)%  (21.0)%   (0.5)%
                                             =====    =====    =====    =====    =====

RECENT OPERATING RESULTS

     The Company's net revenues increased by $1.6 million, or 38.7%, to $5.7 million in the three months ended December 31, 1997 from $4.1 million in the three months ended December 31, 1996. Net revenues increased as a result of growth in transactions for all of the Company's services. Net income in the three months ended December 31, 1997 was $659,000 compared to a net loss of $1.0 million in the three months ended December 31, 1996. Diluted net income per share in the three months ended December 31, 1997 was $0.06 based on 10.9 million weighted average shares outstanding. This compares with a diluted net loss per share of $0.19 in the three months ended December 31, 1996 based on 5.3 million weighted average shares outstanding.

     The Company's net revenues increased by $5.0 million, or 31.7%, to $20.9 million in the twelve months ended December 31, 1997 from $15.9 million in the twelve months ended December 31, 1996. Net revenues increased as a result of growth in transactions for all of the Company's services. Net income in the twelve months ended December 31, 1997 was $589,000 compared to a net loss of $3.5 million in the twelve months ended December 31, 1996. Diluted net income per share in the twelve months ended December 31, 1997 was $0.07 based on 8.7 million weighted average shares outstanding. This compares with a diluted net loss per share of $0.66 in the twelve months ended December 31, 1996 based on
5.2 million weighted average shares outstanding.

     For the twelve months ended December 31, 1997, net cash provided by operating activities amounted to $2.8 million. The Company's principal sources of liquidity at December 31, 1997 included cash and cash equivalents of $30.2 million, short term investments of $9.4 million and restricted cash of $1.3 million, which restricted cash amount represents funds for travel agency commission checks that have not cleared HCC's processing bank and are returned to HCC. Any such amounts which are not remitted to travel agencies will be escheated to the appropriate state, as required.

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

     Net revenues. The Company's revenues for the nine months ended September 30, 1997 increased to $15.2 million from $11.8 million for the nine months ended September 30, 1996, an increase of 29.3%. This increase in revenues was primarily driven by higher transactions levels for all of the Company's services including THISCO, HCC and TravelWeb.

     THISCO revenues increased as a result of a 25.8% increase in net reservations made in the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. HCC revenues grew as a result of a 31.6% increase in hotel commission transactions processed during the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996, due in part to the addition of hotel properties, including those of Marriott International, Inc., and travel agencies participating in the HCC service. The net revenues to the Company per commissionable transaction increased in the nine months ended September 30, 1997 because of an increase in overall hotel average daily rates. Revenues contributed by the TravelWeb service decreased by 18.0% in the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. This decline resulted primarily from the Company's decreasing reliance on page building and set-up fees.

     Cost of services. Cost of services increased by $786,000, or 16.8%, to $5.5 million in the nine months ended September 30, 1997 from $4.7 million in the nine months ended September 30, 1996. Cost of services increased due to additional staffing and the increased number of transactions processed through the HCC service.

     Research and development; Write-off of purchased in-process research and development. Research and development expenses increased $227,000, or 14.3%, to $1.8 million in the nine months ended September 30, 1997 from $1.6 million in the nine months ended September 30, 1996. After eliminating the effect of the one-time charges taken in the nine months ended September 30, 1996 for research and development expenses relating to the acquisition of HCC, research and development expenses increased $472,000, or 29.7%, to $1.8 million in the nine months ended September 30, 1997. This increase was primarily due to additional development of the TravelWeb service.

     General and administrative expenses. General and administrative expenses decreased $114,000, or 4.2%, to $2.6 million in the nine months ended September 30, 1997 from $2.7 million in the nine months ended September 30, 1996. This decrease was primarily due to a number of non-recurring expenses incurred in 1996 associated with the closing of a financing transaction.

     Marketing and promotion expenses. Marketing and promotion expenses increased $1.0 million, or 50.6%, to $3.0 million in the nine months ended September 30, 1997 from $2.0 million in the nine months ended September 30, 1996. Marketing and promotion expenses grew primarily due to the addition of Sales and Marketing staff, the promotion of the TravelWeb service and to a lesser degree the promotion of the THISCO and HCC services.

     Depreciation and amortization. Depreciation and amortization expenses decreased $311,000, or 12.0%, to $2.3 million in the nine months ended September 30, 1997 from $2.6 million in the nine months ended September 30, 1996. This decrease was primarily due to the completion in 1996 of the amortization of certain previously capitalized software.

     Interest expense. Interest expense decreased $78,000, or 12.5%, to $544,000 in the nine months ended September 30, 1997. The expense reflects interest accrued on promissory notes payable to certain shareholders of the Company and payments made under capital equipment leases. The Company repaid all of these promissory notes in August 1997 using some of the proceeds from its initial public offering of common stock.

     Interest income. During the nine months ended September 30, 1997 the Company realized $442,000 in interest income as a result of short term investment of operating cash balances, including the proceeds of its initial public offering of common stock in August.

     Income taxes. Income taxes reflect foreign income taxes payable with respect to the taxable earnings of the Company's United Kingdom subsidiary, which reports earnings on a cost-plus basis. Currently, the United Kingdom office reports taxable earnings equal to 10.0% of the total operating cost of the office.

YEARS ENDED DECEMBER 31, 1995 AND 1996

     Net revenues. Net revenues increased by $6.6 million, or 70.7%, to $15.9 million in 1996 from $9.3 million in 1995. THISCO revenues increased as a result of a 27.0% increase in net reservations made in 1996 as compared to 1995. Additionally, the average fee paid by hotels using the THISCO service increased during 1996 as a result of an increase in total status messages processed. HCC revenues grew as a result of the acquisition by the Company of HCC in July 1995 and the subsequent growth in hotel commission transactions processed due, in part, to the addition of hotel properties and travel agencies participating in the HCC service. The net revenues to the Company per commissionable transaction increased in 1996 because of a change in the hotel customer mix and an increase in overall hotel average daily rates. To the extent that the total volume of commissions processed by the HCC service increases, the average ratio of net revenue to total commissions collected will decrease. Revenues contributed by the TravelWeb service increased 57.6% in 1996 as compared to 1995, which resulted primarily from amounts charged to hotels for Web page building and maintenance fees and less significantly from advertising and promotions and from fees charged to hotels for net reservations processed through the TravelWeb service. In 1997, Pegasus transitioned its hotels participating in the TravelWeb service to a subscription fee arrangement, whereby, in addition to paying fees for net reservations made through this service, participating hotels will remit monthly fees per property listing in the TravelWeb service. See "-- Overview."

     Cost of services. Cost of services increased $2.3 million, or 59.7%, to $6.2 million in 1996 from $3.9 million in 1995. This increase was due to the acquisition by the Company of HCC in July 1995 and operating expenses for TravelWeb, including expenses for contract Web site page building, software development and the employment of additional technical personnel.

     Research and development; Write-off of purchased in-process research and development. Research and development expenses increased $143,000, or 6.9%, to $2.2 million in 1996 from $2.1 million in 1995. After eliminating the effect of the one-time charges taken in 1995 and 1996 for research and development expenses relating to the acquisition of HCC, research and development expenses increased $1.2 million, or 133%, to $2.0 million in 1996 from $840,000 in 1995. This increase was due to increased development expenses primarily related to TravelWeb.

     General and administrative expenses. General and administrative expenses increased $1.0 million, or 37.1%, to $3.8 million in 1996 from $2.8 million in 1995. This increase was due to greater office-related costs, personnel costs, legal and accounting fees and travel-related costs.

     Marketing and promotion expenses. Marketing and promotion expenses increased $1.9 million, or 209.6%, to $2.8 million in 1996 from $912,000 in 1995. As a percentage of net revenues, marketing and promotion expense increased to 17.8% in 1996 from 9.8% in 1995. Marketing and promotion expenses grew primarily due to the promotion of the TravelWeb service and to a lesser degree the promotion of the THISCO and HCC services.

     Depreciation and amortization. Depreciation and amortization expenses increased $949,000, or 38.3%, to $3.4 million in 1996 from $2.5 million in 1995. In 1996, the Company changed the estimated life of capitalized software from five years to three years. The effect of this change was to increase depreciation by $292,000 in 1996. Also, in 1996 the Company recognized a full year of amortization of software and goodwill relating to the Company's acquisition in July 1995 of 83.3% of the outstanding capital stock of HCC and began to amortize software and goodwill that resulted from the purchase by the Company in June 1996 of the remaining 16.7% of the outstanding capital stock of HCC.

     Interest expense. Interest expense increased $77,000, or 9.5%, to $893,000 in 1996 from $816,000 in 1995. The expense includes interest accrued on promissory notes payable to certain stockholders of the Company and payments made under capital equipment leases.

     Interest income. During 1996, the Company realized $114,000 in interest income as a result of short term investments of operating cash balances on the proceeds from the sale of shares of the Company's Series A Preferred Stock in June 1996.

     Income taxes. Income taxes reflect foreign income taxes payable with respect to the taxable earnings of the Company's United Kingdom subsidiary, which reports earnings on a cost-plus basis. Currently, the United Kingdom office reports taxable earnings equal to 10.0% of the total operating cost of the office.

YEARS ENDED DECEMBER 31, 1994 AND 1995

     Net revenues. Net revenues increased $4.6 million, or 99.2%, to $9.3 million in 1995 from $4.7 million in 1994. This increase was due in part to the acquisition by the Company of HCC in July 1995 and its subsequent growth and to the growth in the THISCO service. Revenues from the THISCO service increased approximately 15.5% primarily as a result of growth in net reservations, which was due to increased use of the service by the Company's existing customer base and the addition of new customers. During 1995, the average fee paid per THISCO transaction by hotels decreased as a result of a 15% reduction (effective July 1, 1994) in net reservation fees charged to hotels. Revenues for the TravelWeb service increased primarily as a result of Web page building and maintenance fees charged to hotels in connection with the commencement of the TravelWeb service in July 1994.

     Cost of services. Cost of services increased $2.4 million, or 151.1%, to $3.9 million in 1995 from $1.5 million in 1994. Operating expense as a percentage of sales increased to 41.8% in 1995 from 33.1% in 1994. This increase was due to the acquisition by the Company of HCC in July 1995 greater personnel costs from the growth in the number of technical personnel employed by Pegasus, costs incurred in connection with an upgrade of hardware used in the Company's UltraSwitch technology, expenses incurred with respect to Web page building and costs related to the acquisition by the Company of HCC and other organizational matters. See Note 2 of Notes to Consolidated Financial Statements.

     Research and development; Write-off of purchased in-process research and development. Research and development expenses increased $1.8 million, or 766.2%, to $2.1 million in 1995 from $238,000 in 1994. This increase was due to a $1.2 million write-off of in-process research and development related to the Company's acquisition of 83.3% of the outstanding capital stock of HCC and to THISCO, TravelWeb and HCC software development.

     General and administrative expenses. General and administrative expenses increased $1.7 million, or 160.1%, to $2.8 million in 1995 from $1.1 million in 1994. This increase was due to acquisition by the Company of HCC and other organizational matters, higher office costs and greater personnel costs arising from increases in number of personnel.

     Marketing and promotion expenses. Marketing and promotion expenses increased $782,000, or 599.2%, to $912,000 in 1995 from $130,000 in 1994.
Marketing and promotion expenses grew primarily due to the promotion of the TravelWeb service.

     Depreciation and amortization. Depreciation and amortization increased $958,000, or 63.1%, to $2.5 million in 1995 from $1.5 million in 1994. As a percentage of sales, depreciation and amortization decreased to 26.6% in 1995 from 32.6% in 1994. The increase in depreciation and amortization is related to new hardware purchased for the Company's UltraSwitch technology in 1995 and amortization of software and goodwill related to the Company's acquisition of 83.3% of the outstanding capital stock of HCC in 1995.

     Interest expense. Interest expense increased $225,000, or 38.0%, to $816,000 in 1995 from $591,000 in 1994. Interest expense includes interest accrued on certain promissory notes payable to stockholders of the Company and payments made under capital equipment leases. The increase in interest expense was primarily related to the new hardware purchased for the Company's UltraSwitch technology, which was financed through a lease in 1995.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited statement of operations data for each of the Company's last eight quarters ended September 30, 1997, as well as such data expressed as a percentage of the Company's total net revenues for the periods indicated. This data has been derived from the Company's unaudited financial statements that, in management's opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as any indication of future performance. See "Risk
Factors -- Fluctuations in Quarterly Operating Results."

                                                                               QUARTER ENDED
                                          ---------------------------------------------------------------------------------------
                                          DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                            1995       1996       1996       1996        1996       1997       1997       1997
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............................  $ 3,337     $3,803    $ 4,005     $ 3,976    $ 4,085     $4,377    $ 5,081     $5,778
Operating expenses:
  Cost of services......................    1,644      1,638      1,483       1,564      1,514      1,558      1,799      2,114
  Research and development..............      243        627        320         399        615        623        609        586
  Write-off of purchased in-process
    research and development............       --         --        245          --         --         --         --         --
  General and administrative expenses...    1,008        692      1,120         913      1,074        856        816        939
  Marketing and promotion expenses......      387        644        693         647        840        865      1,053      1,068
  Depreciation and amortization.........      849        909        924         769        824        707        721        863
                                          -------     ------    -------     -------    -------     ------    -------     ------
        Total operating expenses........    4,131      4,510      4,785       4,292      4,867      4,609      4,998      5,570
                                          -------     ------    -------     -------    -------     ------    -------     ------
Income (loss) from operations...........     (794)      (707)      (780)       (316)      (782)      (232)        83        208
Other (income) expense:
  Interest expense......................      218        212        188         221        272        212        203        128
  Interest income.......................       --         --         (4)        (55)       (55)       (56)       (43)      (342)
                                          -------     ------    -------     -------    -------     ------    -------     ------
Income (loss) before income taxes and
  minority interest.....................   (1,012)      (919)      (964)       (482)      (999)      (388)       (77)       422
Income taxes............................       --         --         --          --         15         --         16         10
                                          -------     ------    -------     -------    -------     ------    -------     ------
Income (loss) before minority
  interest..............................   (1,012)      (919)      (964)       (482)    (1,014)      (388)       (93)       412
Minority interest.......................      (11)       (48)       (58)         --         --         --         --         --
                                          -------     ------    -------     -------    -------     ------    -------     ------
Net income (loss).......................  $(1,023)    $ (967)   $(1,022)    $  (482)   $(1,014)    $ (388)   $   (93)    $  412
                                          =======     ======    =======     =======    =======     ======    =======     ======
Basic net income (loss) per share.......  $ (0.20)    $(0.19)   $ (0.20)    $ (0.09)   $ (0.19)    $(0.07)   $ (0.02)    $ 0.05
                                          =======     ======    =======     =======    =======     ======    =======     ======
Weighted average shares used in the
  basic net income (loss) per share
  calculation...........................    5,218      5,218      5,204       5,282      5,282      5,191      5,191      8,173
Diluted net income (loss) per share.....  $ (0.20)    $(0.19)   $ (0.20)    $ (0.09)   $ (0.19)    $(0.07)   $ (0.02)    $ 0.04
                                          =======     ======    =======     =======    =======     ======    =======     ======
Weighted average shares used in the
  diluted net income (loss) per share
  calculation...........................    5,218      5,218      5,204       5,282      5,282      5,191      5,191      9,380

                                                                        Percentage of Net Revenues
                                          ---------------------------------------------------------------------------------------
Net revenues............................    100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%     100.0%
Operating expenses:
  Cost of services......................     49.3       43.1       37.0        39.3       37.0       35.6       35.4       36.6
  Research and development..............      7.3       16.5        8.0        10.0       15.0       14.2       12.0       10.1
  Write-off of purchased in-process
    research and development............       --         --        6.1          --         --         --         --         --
  General and administrative expenses...     30.2       18.2       28.0        23.0       26.3       19.6       16.1       16.3
  Marketing and promotion expenses......     11.6       16.9       17.3        16.3       20.6       19.8       20.7       18.5
  Depreciation and amortization.........     25.4       23.9       23.1        19.3       20.2       16.1       14.2       14.9
                                          -------     ------    -------     -------    -------     ------    -------     ------
        Total operating expenses........    123.8      118.6      119.5       107.9      119.1      105.3       98.4       96.4
                                          -------     ------    -------     -------    -------     ------    -------     ------
Income (loss) from operations...........    (23.8)     (18.6)     (19.5)       (7.9)     (19.1)      (5.3)       1.6        3.6
Other (income) expense:
  Interest expense......................      6.5        5.6        4.7         5.6        6.7        4.8        4.0        2.2
  Interest income.......................       --         --       (0.1)       (1.4)      (1.3)      (1.2)      (0.9)      (5.9)
                                          -------     ------    -------     -------    -------     ------    -------     ------
Income (loss) before income taxes and
  minority interest.....................    (30.3)     (24.2)     (24.1)      (12.1)     (24.5)      (8.9)      (1.5)       7.3
Income taxes............................       --         --         --          --        0.3         --        0.3        0.2
                                          -------     ------    -------     -------    -------     ------    -------     ------
Income (loss) before minority
  interest..............................    (30.3)     (24.2)     (24.1)      (12.1)     (24.8)      (8.9)      (1.8)       7.1
Minority interest.......................     (0.3)      (1.2)      (1.4)         --         --         --         --         --
                                          -------     ------    -------     -------    -------     ------    -------     ------
Net income (loss).......................    (30.6)%    (25.4)%    (25.5)%     (12.1)%    (24.8)%     (8.9)%     (1.8)%      7.1%
                                          =======     ======    =======     =======    =======     ======    =======     ======

     The Company does not believe that inflation has materially impacted results of operations during the past three years. Substantial increases in costs and expenses could have a significant impact on the Company's results of operations to the extent such increases are not passed along to customers.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its cash requirements for operations and investments in equipment primarily through sales of capital stock, borrowings from shareholders and capital lease financing.

     Cash provided by operating activities was $1.4 million for the nine months ended September 30, 1997 compared to $182,000 for the same period in 1996 due to the Company's improved operating performance.

     The Company completed an initial public offering of its Common Stock in August 1997, raising proceeds, net of offering expenses, of approximately $40.5 million. Approximately $5.2 million of these proceeds were used to repay notes payable and accrued interest to shareholders and to repay certain lease obligations. The remainder of the proceeds have been invested in short-term marketable securities.

     Net cash used in investing activities for the purchase and sale of software, furniture, and equipment amounted to $819,000 in the nine months ended September 30, 1997 compared to $268,000 for the same period in 1996. The Company has acquired equipment under capital leases of $79,000 for the nine months ended September 30, 1997 compared to $707,000 for the nine months ended September 30, 1996.

     The Company's principal sources of liquidity at September 30, 1997 included cash and cash equivalents of $39.2 million, together with restricted cash of $1.2 million which represents funds for travel agency commission checks that have not cleared HCC's processing bank and are returned to HCC. Any of such restricted cash amount which is not remitted to travel agents will be escheated to the appropriate state, as required.

     The Company believes that the net proceeds from this offering, along with current cash and cash equivalents, will be sufficient to fund its working capital and capital expenditure requirements for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to issue additional equity or debt securities or establish a credit facility. The issuance of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available to the Company in amounts or on terms acceptable to the Company. Although the Company has no material commitments for capital expenditures, it anticipates purchasing approximately $1.5 million of property and equipment in 1998, primarily for computer equipment, furniture and fixtures. Some portion of these capital expenditures may be financed through capital leases. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Financing."

RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25), and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount the employee must pay to acquire the stock.

     In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128), was issued. FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. FAS 128 simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings per Share" (APB 15), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. FAS 128 requires restatement of all prior-period EPS data presented. The Company adopted FAS 128 as of and for the year ended December 31, 1997.

     In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130) was issued. FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt this Statement in the year ending December 31, 1998. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption.

     In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (FAS 131) was issued. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. FAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt FAS 131 in the year ending December 31, 1998.

                                    BUSINESS

OVERVIEW

     Pegasus is a leading provider of transaction processing services to the hotel industry worldwide. The Company's THISCO and TravelWeb hotel room reservation services improve the efficiency and effectiveness of the hotel reservation process by enabling travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions. The Company's HCC service, the global leader in hotel commission payment processing, improves the efficiency and effectiveness of the commission payment process for participating hotels and travel agencies by consolidating payments and providing comprehensive transaction reports. In addition, the Company is developing an information service to provide hotel industry participants with transaction specific information on industry trends and guest behavior. The Company's services benefit many of the participants in the hotel room distribution process, including hotels, hotel representation firms, Global Distribution Systems ("GDSs"), travel agencies, convention and other large meeting organizers, corporate travel departments and Web sites with travel-related features. For the nine months ending September 30, 1997, approximately 49.0% of the Company's consolidated revenues was derived from its electronic hotel reservation processing services, including 43.4% from the THISCO service and 5.6% from the TravelWeb service, and approximately 51.0% of the Company's consolidated revenues was derived from its HCC service.

     The Company's electronic interface business for hotel room reservations was established in 1989 by 16 leading hotel and travel-related companies to address the need for a neutral, reliable third-party source of hotel reservation information and transaction processing services. The Company's commission processing business was founded by substantially the same stockholder group in 1991. Today, the Company's stockholders include 10 of the 15 leading hotel chains in the world based on 1996 total revenues. The Company's strategic position as a gateway in the hotel room distribution chain, transaction processing capabilities and reputation for reliability and neutrality enable it to offer a range of services delivering industry-wide benefits that would be difficult for any of the participants to achieve individually. Over the past several years, the Company has expanded its services to include virtually all electronic distribution channels through which hotel room reservations are made.

     Over 25,000 hotel properties worldwide, including those of 13 of the 15 leading hotel chains in the world based on 1996 total revenues, currently participate in the Company's THISCO service. The number of net reservations booked through the THISCO service has increased to approximately 17.5 million in 1997 from 1.1 million in 1990.

     TravelWeb provides individual travelers direct access to more than 58,000 dynamically served pages of online hotel information and the ability to make reservations at approximately 15,000 hotel properties in 140 countries. The Company's NetBooker service offers operators of third-party Web sites, including operators such as Preview Travel and Microsoft Expedia, the same comprehensive information contained on TravelWeb and a simple and fast method of making a hotel reservation online. During the three months ended December 31, 1997, approximately 82,000 net reservations for hotel rooms were made using the Company's TravelWeb and NetBooker services.

     The THISCO and TravelWeb services utilize the Company's UltraSwitch technology. This technology can facilitate the distribution of hotel rooms through virtually all of the automated distribution channels by offering hotels a single, seamless electronic interface to:

     - over 120,000 travel agencies through all of the leading GDSs;

     - individual travelers directly through the Internet;

     - third-party Web sites;

     - convention and other large meeting organizers; and

     - corporate travel departments through travel management software and service providers.

     Pegasus provides the HCC commission processing service to over 66,000 travel agencies and 14,000 hotel properties worldwide. In 1996, the Company processed over $111.7 million in gross commission payments, an increase of 49.9% as compared to 1995, including commission payments processed in 1995 prior to the acquisition of HCC by Pegasus.

     The Company charges for its services generally on a per-transaction or commission basis. The Company has increased its revenue at a compound annual growth rate of 54.4% to $15.9 million in 1996 from $2.8 million in 1992, excluding 1992 revenues from the HCC service which was acquired in 1995. The Company's revenues for the nine months ended September 30, 1997 were $15.2 million. The revenue growth has reflected growth in the THISCO service, the introduction of the TravelWeb service and the acquisition and growth of the HCC service. The revenue growth in the THISCO service reflects the increasing number of participating hotels and travel agencies that made reservations through the THISCO service, the shift from manual to electronic hotel reservations and the overall health of the hotel industry. The revenue growth in the HCC service principally reflects growth in the dollar amount of hotel commission payments processed by the Company as a result of an increase in the number of hotels and travel agencies using the HCC service and higher average daily hotel room rates. The Company believes it has numerous opportunities to continue its growth, including: (i) adding members of the hotel and travel agency industries as customers, in particular internationally where the Company's market share is lower; (ii) addressing certain of the emerging electronic distribution channels for hotel rooms; (iii) providing customers access to comprehensive hotel industry information and (iv) pursuing strategic relationships and acquisition opportunities.

RECENT DEVELOPMENTS

     In January 1998, the Company entered into an agreement with Hilton under which Hilton, currently a customer of the Company's THISCO and TravelWeb services, also will become a customer of the Company's HCC service, commencing in the second quarter of 1998.

     The Company recently announced its unaudited financial results for the period ended December 31, 1997. For the three month period ended December 31, 1997, the Company's net revenues increased 38.7% over the same period in the prior year to $5.7 million. Net income in the three months ended December 31, 1997 was $659,000. Diluted net income per share in this period was $0.06 based on 10.9 million weighted average shares outstanding. For the twelve months ended December 31, 1997, the Company's net revenues increased 31.7% over the prior twelve month period to $20.9 million. Net income in the twelve months ended December 31, 1997 was $589,000. Diluted net income per share in this period was $0.07 based on 8.7 million weighted average shares outstanding.

INDUSTRY BACKGROUND

     The operations of the global hotel industry include a wide variety of participants and a series of complex information and transaction flows. According to the International Hotel Association, the global hotel industry generated $247 billion in revenues in 1994. The Company believes that costs associated with reserving and distributing hotel rooms, including commissions paid to intermediaries, such as travel agencies and GDSs, hotel reservation-related staffing costs and reservation system information technology expenses, represent a significant proportion of total operating costs. The Company's services simplify room reservation information and transaction flows, thereby reducing the distribution costs of rooms for the hotel industry. The Company believes that revenues derived from electronically booked hotel reservations will grow at a higher rate than overall hotel industry revenues, as a greater number of hotels, travel agencies and individual travelers acquire electronic booking capabilities.

     The room reservation and commission payment processes in the hotel industry are complex and information intensive. Making a hotel room reservation requires significant amounts of data, such as room rates, features and availability. This complexity is compounded by the need to confirm, revise or cancel room reservations, which generally requires multiple parties to have ongoing access to real-time reservation information. Similarly, the process of reconciling and paying hotel commissions to travel agencies is based on transaction-specific hotel data and consists of a number of relatively small payments to travel agencies, often including payments in multiple currencies. In addition, information regarding guest cancellations and "no-shows" needs to be accurately communicated between hotels and travel agencies in order to reconcile commission payments.

     Reservations for hotel rooms are made either directly by individual travelers or indirectly through intermediaries. Individual travelers typically make direct reservations by telephoning or faxing a hotel to ascertain room rates, features and availability and to make reservations. Increasingly, individual travelers can conduct all aspects of this transaction through hotel and travel-related Web sites. Intermediaries for hotel room reservations, including travel agencies, convention and other large meeting organizers and corporate travel departments, access hotel information either by telephone or fax or through a GDS such as SABRE, Galileo, System One or Worldspan. GDSs are global electronic travel information and reservation systems that, among other things, maintain databases of room rate, feature and availability information provided by hotels to which they are connected. Because each GDS has a unique electronic interface to hotel reservation systems, each GDS can obtain room information and book rooms only at hotels that have developed protocols and message formats compatible with that particular GDS.

     A number of current trends are affecting the hotel industry. First, the hotel industry has been shifting from manual to electronic means of making hotel room reservations. According to a survey done for the Hotel Electronic Distribution Network Association ("HEDNA") by Hospitality Technology Consulting, 30 million hotel room reservations were made electronically through GDSs in 1996. As more hotels become electronically bookable, the Company expects that electronic hotel room reservations will grow substantially in the United States and internationally over the next several years. Second, a small but growing number of individual travelers are making hotel room reservations electronically on the Internet. Third, smaller hotel chains and independent hotels increasingly have affiliated with large hotel chains through a process known in the industry as "branding" or "reflagging." This global consolidation process produces economies of scale and increases the global penetration of larger hotel chains, many of whom are the Company's stockholders and customers. Fourth, hotel commissions are becoming increasingly important to travel agencies as a source of revenue. Travel agencies are looking to increase their revenue by making more hotel room reservations to offset the effects of increased competition among travel agencies, new competition from emerging travel service distribution channels and caps on commissions for airline reservations, which historically have been the leading revenue source for travel agencies.

     Because of the information-intensive and complex nature of the hotel room reservation and commission payment processes, the Company believes a substantial opportunity exists for an intermediary that can provide services to manage hotel industry information and transaction flows among multiple parties. Effective, neutral, third-party management of information and transaction flows improves the ability of all participants in the hotel room distribution process to conduct business on a seamless and automated basis by providing efficient and real-time access to hotel information. To be effective in addressing the hotel industry's needs, the provider of such services must have: (i) an in-depth understanding of the business processes of participants involved in the distribution of hotel rooms; (ii) a reputation for reliability and trusted neutrality in the industry to bring otherwise competing constituencies together for industry-wide benefits; (iii) participation by a critical mass of hotels and participants in the electronic hotel room distribution process and (iv) expertise in leading technology applications. By acting as a gateway for information and transaction flows, such a provider of services would be well positioned to improve the efficiency and effectiveness of the distribution of hotel rooms, the processing of travel agency commission payments and the gathering and distribution of hotel industry information.

THE PEGASUS SOLUTION

     The Company provides information and transaction processing services that improve the efficiency and effectiveness of the hotel room reservation and commission payment processes. The Company's THISCO and TravelWeb services enhance the electronic hotel room reservation process by providing a standard, common electronic interface that enables individual travelers and intermediaries to access hotel room inventory information and conduct reservation transactions. The Company's HCC service improves the efficiency and effectiveness of the commission payment process for hotels and travel agencies by consolidating commissions into one payment in the travel agency's currency of choice and providing comprehensive transaction reports. The Company has developed an in-depth understanding of the technical and business processes involved in hotel room reservations and commission payment processing. The Company's strategic position as a gateway in the hotel room distribution chain, transaction processing capabilities and reputation for reliability and neutrality enable it to offer a range of services delivering industry-wide benefits that would be difficult for any industry participant to achieve individually.

     The Company's current services and services in development generally fall into three categories: electronic hotel room reservation services, commission payment processing services and information services. Depicted in the following diagram are the Company's electronic hotel room reservation services and commission payment processing services that are currently offered or in development.

                               [PRODUCT DIAGRAM]

     Pictures and logos depicting the following transaction flows:
        1. Consumer to Travel Agent to Global Distribution System ('GDS') to UltraSwitch-THISCO to Hotel.
        2. Consumer to GDS Internet Travel Sites to GDS to UltraSwitch-THISCO to Hotel.
        3. Consumer to TravelWeb to UltraSwitch-THISCO to Hotel.
        4. Consumer to Partner Web Sites to Pegasus Systems NetBooker to UltraSwitch-THISCO to Hotel.
        5. Consumer to Corporate Travel to Pegasus Systems-UltraDirect to UltraSwitch-THISCO to Hotel.
        6. Consumer to Conventions & Meetings Planners to Pegasus
           Systems-UltraRes to UltraSwitch-THISCO to Hotel.
        7. Hotel to HCC-Hotel Clearing Corporation to Travel Agent.
        8. HCC-Hotel Clearing Corporation, UltraSwitch-THISCO and Hotel to Pegasus IQ.

     The Company's THISCO service is a leading provider of room reservation processing services that electronically connect hotel central reservation systems with other participants in the hotel room distribution process. Over 25,000 hotel properties worldwide, including those of 13 of the 15 leading hotel chains based on 1996 total revenues currently utilize the THISCO service. Furthermore, because the THISCO service provides a connection to each major GDS, and through them over 120,000 travel agencies worldwide, as well as with convention and other large meeting organizers, corporate travel departments and emerging Internet travel services, the Company offers hotels an effective and low cost single point of contact with all the major participants in the hotel room distribution process. The THISCO service provides travel agencies greater and easier access to real-time hotel information and the ability to make a reservation and receive a confirmation in seconds. The THISCO service also allows GDSs to offer fast confirmation for hotel room reservations made through their systems, improved efficiency because of a single interface, access to 25,000 hotel properties worldwide and real-time availability of information. Convention and other large meeting organizers, corporate travel departments and others also are able to utilize the THISCO service to automate their hotel room reservation process. Additionally, individual travelers can shop in real-time and reserve hotel rooms directly by using either TravelWeb, the Company's own Web site, or through a Web site that utilizes NetBooker, the Company's hotel reservation service provided to third-party Web sites.

     The Company's HCC commission processing service simplifies the payment of travel agency hotel room commissions by over 14,000 participating hotel properties to over 66,000 participating travel agencies worldwide. By consolidating the payment of commissions and providing comprehensive transaction reports, HCC enables hotels and travel agencies to increase efficiency and reduce costs associated with preparing, paying and reconciling commissions.

     The Company's Pegasus IQ service is intended to provide hotel information to a wide variety of audiences in the global hotel industry from hotel chains to travel industry marketing groups to corporate travel departments. The Pegasus IQ service is expected to provide industry trend reports and guest behavior data in an automated, timely format for hotels and hotel marketing companies as well as benchmark information services that compare a hotel's daily room and occupancy rates with its competition. Furthermore, the Pegasus IQ service intends to provide data in an electronic format to individual travelers or corporate travel departments regarding a particular stay at a hotel, together with information provided by payment card companies, to facilitate automated expense reporting or to ensure travel policy adherence. The Company currently anticipates formally introducing the Pegasus IQ service in selected markets in late 1998.

     The Company generally charges for its services on a per-transaction or commission basis. The Company has the opportunity to earn revenue by processing transactions through virtually all the means by which electronic hotel room reservations occur, whether or not a GDS is involved in the transaction.

STRATEGY

     The Company's objective is to capitalize on its central position in the hotel industry information and transaction flow in order to become the leading provider of services and technology that enable the efficient and effective electronic distribution of hotel rooms. To achieve this objective, the Company intends to employ a strategy that includes the following key elements:

     Expand Customer Base. The Company's established customer base includes hotels, hotel representation firms, travel agencies, GDSs and third-party Web sites. The Company intends to expand its customer base domestically and internationally by adding customers and by cross-selling its new and existing services to its current and future customers. Because of the fixed nature of many of the Company's costs, the addition of new customers and the increase in transaction volumes with new and existing customers enhances the profitability of all of the Company's services.

     Expand Hotel Room Distribution Channels. The Company is expanding its service offerings to include additional distribution channels, such as hotel room reservation services for individual travelers over the Internet, for convention and other large meeting organizers and for corporate travel departments through corporate intranets. The Company is addressing this online distribution opportunity through increasing the capability and consumer awareness of its TravelWeb site, expanding the use by third-party Web sites of the Company's NetBooker service and providing services to corporate travel departments through its UltraDirect service. The Company plans to capitalize on the opportunity with convention and other large meeting organizers by providing these distribution participants electronic access to hotel central reservation systems through its UltraRes service. The Company's services are intended to provide transaction fee revenue opportunities through virtually all of the distribution channels by which electronic hotel room reservations occur.

     Develop Hotel Industry Information Service. The Company intends to continue the development and implementation of Pegasus IQ, an information service which is intended to provide hotel and other industry participants with hotel transaction information for use in strategic analysis, market tracking and improved target marketing and revenue optimization. The Company recently acquired software and technology that would enhance the Company's ability to gather and process hotel checkout data for the Pegasus IQ service. In addition, the Company has recently initiated discussions with certain hotels and will continue to evaluate prospective alliances or partnerships which will potentially enhance the value or distribution of the Pegasus IQ service.

     Build Strategic Alliances and Pursue Acquisition Opportunities. The Company intends to build strategic alliances with other participants in the hotel industry, as well as members of the financial information services, Internet and information technology industries, to enhance the functionality and market presence of the Company's services. The Company believes that these relationships will increase brand recognition of its services and help to expand its customer base. The Company recently entered into an agreement with Microsoft Corporation to process hotel reservations booked through Microsoft's travel related services including, but not limited to Expedia.com. The Company will also seek to acquire assets, technology and businesses that provide complementary services or access to new markets and customers.

SERVICES

     The Company's current services and services in development generally fall into three categories: electronic hotel room reservation services, commission payment processing services and information services. For the nine months ending September 30, 1997, approximately 49.0% of the Company's consolidated revenues was derived from its electronic hotel reservation services, including 43.4% from the THISCO service and 5.6% from the TravelWeb service, and approximately 51.0% of the Company's consolidated revenues was derived from its HCC service.

     Hotel Room Reservation Services

     The following table summarizes the hotel room reservation services the Company has developed or is developing (including year of introduction):

   HOTEL ROOM RESERVATION SERVICES
   ----------------------------------------------------------------------------------------------------------------
   Services                          Users                             Benefits
   --------------------------------
   THISCO (1989)                     - Hotels and hotel                - Improved efficiency because of single
                                     representation firms              interface
   - Single electronic interface
     between hotel central                                             - Improved customer service due to
     reservation systems and GDSs                                      frequent hotel room inventory updates
     utilized by travel agencies
                                                                       - Improved accessibility to wide
                                                                       audience of travel agencies via GDSs
                                     - GDSs and participating travel   - Improved efficiency because of single
                                     agencies                          interface
                                                                       - Rapid confirmations
                                                                       - Access to over 25,000 hotel properties
                                                                       worldwide
                                                                       - Real-time availability of information
   TravelWeb                         - Hotels and hotel                - Access to emerging low cost electronic
                                     representation firms              distribution channel
   - Electronic hotel property
     catalog (1994)                                                    - Reduced distribution costs
   - Web-based hotel room                                              - Inexpensive publication and
     reservations (1995)                                               distribution of comprehensive and up-to-
                                                                         date hotel information and promotions
                                                                       - More attractive presentation of hotel
                                                                         information
                                     - Individual travelers            - Around the clock electronic access to
                                                                       hotel reservation capability
                                                                       - Ability to shop and gain convenient
                                                                       access to approximately 18,000 hotel
                                                                         properties with rich information
                                                                         content, including rate, feature and
                                                                         availability information and pictures
                                                                         of properties
                                                                       - Access to special promotional offers
   NetBooker (1997)                  - Hotels and hotel                - Access to emerging low cost electronic
                                     representation firms              distribution channel
   - Comprehensive hotel database
     and hotel room reservation                                        - Reduced distribution costs
     capability tailored and fully
     integrated into third-party                                       - Inexpensive publication and
     Web sites                                                         distribution of comprehensive and up-to-
                                                                         date hotel information and promotions
                                                                       - More attractive presentation of hotel
                                                                       information
                                                                       - Wider distribution of hotel
                                                                       information and access to individual
                                                                         travelers through presence on multiple
                                                                         Web sites
                                     - Third-party Web sites           - Low cost access to comprehensive hotel
                                                                       information and proven online hotel
                                                                         reservation functionality
                                                                       - Increased site value due to wider
                                                                       scope of services provided
                                                                       - Advertising and transaction-based
                                                                         revenue opportunities
   UltraRes (1996)                   - Hotels and hotel                - Improved accuracy of convention and
                                     representation firms              large meeting reservations
   - Single electronic interface
     between hotel central                                             - Reduced costs by eliminating manual
     reservation systems and group                                     reservation process
   reservation systems utilized by   --------------------------------
     meeting planners and            - Convention and visitors         - Improved tracking of room inventory
   convention housing organizers     bureaus                           ----------------------------------------
                                                                       - Improved reservation and cancellation
                                     - Meeting planners                tracking and reporting capabilities
                                     - Group housing reservation       - Single connection to multiple hotel
                                       providers                       properties
                                                                       - Reduced costs by eliminating manual
                                                                       reservation process
   UltraDirect (1997)                - Hotels and hotel                - Target marketing
                                     representation firms
   - Direct electronic access to                                       - Broadened distribution channel
     comprehensive hotel database
     and hotel room reservation                                        - Improved ability to update corporate
     capability                                                        rate and availability information and
                                                                         respond to reservation requests
                                                                       - Reduced distribution costs for
                                                                       corporate room sales
                                     - Corporate travel departments    - Reduced time and effort in making
                                                                       hotel reservations
                                                                       - Enforcement of corporate travel
                                                                       policies and utilization of preferred
                                                                         rates
                                                                       - Improved travel information reporting
                                     - Third-party corporate travel    - Account retention
                                     management systems providers
                                                                       - Low cost access to hotel information
                                                                       and online booking functionality
                                                                       - Reduced time and effort in making
                                                                       hotel reservations
                                                                       - Enforcement of corporate travel
                                                                       policies and utilization of negotiated
                                                                         rates at preferred hotels
                                                                       - Improved travel information reporting
   Corporate TravelWeb               - Corporate travel departments    - Low cost access to comprehensive hotel
   (1997 -- in development)                                            information and online hotel reservation
                                                                         functionality
   - Web-based electronic hotel
     room reservation capability                                       - Reduced time and effort in making
     for corporate travel                                              hotel reservations
   departments
                                                                       - Improved travel information reporting
                                                                       - Enforcement of corporate travel
                                                                       policies and utilization of negotiated
                                                                         rates at preferred hotels

     THISCO. The Company's THISCO service is a leading electronic hotel room reservation processing service that interfaces communications concerning hotel reservation information between all major GDSs and hotel central reservation systems. According to HEDNA, approximately 30.0 million hotel room reservations were made electronically through GDSs during 1996. During 1997, approximately
17.5 million hotel room reservations were made through THISCO. THISCO currently connects central reservation systems representing over 25,000 participating hotel properties to each major GDS and through them over 120,000 travel agencies worldwide. The following table sets forth the number of THISCO net reservations in each of the years 1990 through 1997.

                                     THISCO

                                                      YEAR ENDED DECEMBER 31,
                               ---------------------------------------------------------------------
                                1990     1991     1992     1993     1994     1995     1996     1997
                               ------   ------   ------   ------   ------   ------   ------   ------
                                                          (IN THOUSANDS)
Net reservations.............   1,145    3,498    5,012    6,481    8,373   10,963   13,947   17,528
Year-over-year growth rate...             206%      43%      29%      29%      31%      27%      26%

     THISCO enables a hotel to connect to all major GDSs without having to build and maintain a separate interface for each GDS. Without THISCO or a similar service, hotel chains that desire their room inventory to be accessible to travel agencies electronically on a GDS must develop protocols and message formats compatible with each GDS, a process that entails significant time and expense. Alternatively, hotels may rely more heavily on less-automated means, such as traditional toll-free telephone reservation centers with higher processing costs. THISCO enables the processing of hotel room reservations and also transmits millions of status messages sent by participating hotels every day to update room rates, features and availability on GDS databases. Many participating hotels also have chosen to utilize the Company's UltraSelect service, which provides travel agencies using GDSs with direct access through THISCO to a hotel's central reservation system bypassing the GDS databases to obtain the most complete and up-to-date hotel room information available. See "-- Technology and Operations."

     Hotels using THISCO improve the efficiency of their central reservation systems and reduce costs by not having to develop and maintain separate communications circuits and translation software for each GDS. Through THISCO, participating hotels are able to gain improved access to a wide audience of travel agencies worldwide that are connected to GDSs and to provide better customer service due to the ability to frequently update hotel room information on GDS databases in a fast and reliable manner. THISCO benefits travel agencies that use GDSs by providing real-time access to comprehensive hotel room information and enabling them to make reservations and receive confirmations in seconds from over 25,000 hotel properties worldwide.

     Pegasus charges its hotel customers a fee based on the number of net reservations processed through THISCO. In addition, hotels pay certain fees for status messages sent to GDSs through THISCO. New participants in THISCO may be charged one-time set-up fees for work associated with the implementation of the interface with THISCO. The Company also charges certain GDSs a fee based on the number of net reservations to compensate for the management and consolidation of multiple interfaces. The technology used by THISCO also enables the Company to enhance its revenue base by providing the information and reservation interface for its other hotel reservation services, including TravelWeb, NetBooker, UltraRes, UltraDirect and Corporate TravelWeb.

  Internet Services

     TravelWeb. Located at www.travelweb.com, TravelWeb provides individual travelers direct access to more than 58,000 dynamically served pages of online hotel information and the ability to make reservations at approximately 15,000 hotel properties in 140 countries. In the fourth quarter of 1997, a daily average of approximately 33,000 Internet users visited the TravelWeb site. The following table sets forth the number of net reservations made using the TravelWeb service in the past two years since the Company introduced online reservation capabilities in December 1995.

                                   TRAVELWEB

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              ------    -------
Net reservations............................................  32,204    118,822
Year-over-year growth rate..................................               269%

     Individual travelers traditionally obtain information or reserve a room by contacting a hotel directly by telephone or fax or indirectly through intermediaries, such as travel agencies, convention and other large meeting organizers and corporate travel departments. As a result, an individual traveler cannot easily obtain information from a wide range of hotel properties in a timely manner. TravelWeb provides detailed information regarding a wide array of hotel properties and, through its connection to the Company's THISCO service, allows individual travelers to reserve a hotel room and receive a confirmation in seconds. See "-- Technology and Operations."

     TravelWeb benefits hotels, hotel representation firms and individual travelers. TravelWeb reduces distribution costs for hotels and hotel representation firms. TravelWeb also enables access to an emerging low cost electronic distribution channel. In addition, TravelWeb provides an inexpensive method of publishing and distributing comprehensive and up-to-date hotel marketing information with an attractive presentation format featuring visual images and graphics. Hotels can easily add, delete and update such information using the Company's "remote author" feature. Additionally, the "Click-it! Weekends" feature highlights weekend specials, enabling hotels to take advantage of the real-time nature of the Internet to offer flexible pricing and to reach individual travelers on a world-wide basis quickly and inexpensively. TravelWeb benefits individual travelers by providing electronic access, 24 hours a day, seven days a week, to shop for and reserve a hotel room in one or more of the thousands of hotel properties online. Furthermore, individual travelers are able to gain detailed information about a hotel property and its special promotional offers through the rich information content available on TravelWeb.

     In addition to hotel room reservations, TravelWeb offers airline booking capability through Internet Travel Network, Inc. ("ITN"). TravelWeb allows users to check air fares, flight times and availability and purchase airline tickets while online. All TravelWeb air bookings are routed to ITN's travel agency and ticketed and shipped to the traveler. The Company has an agreement with Hertz Corporation to provide car rental booking capability through TravelWeb, pending completion of technical development. TravelWeb also offers "The Resources Center" which provides information and links for a variety of travel-related services, such as food, shopping, area attractions and business services.

     Most hotel participants in TravelWeb pay the Company a monthly subscription fee based on the number of their properties included in the database and a booking fee based on the number of net reservations made through TravelWeb. The Company is in the process of transitioning the booking fee structure for TravelWeb from a flat fee to a commission based on the total room rate, payable by the hotel after the guest has checked out of the hotel. Amounts payable through the TravelWeb site will be susceptible to the same or similar uncertainties regarding collectibility of commissions paid to travel agencies on hotel reservations made in the traditional manner. See "Risk
Factors -- Potential Adverse Changes in Hotel Commission Payments."

     The Company plans to increase significantly its expenditures on advertising and promotion in order to attract more visitors to the TravelWeb site and to continue to upgrade the attractiveness and quality of the site.

The Company intends to dedicate a management team to the marketing of the site. There can be no assurance that the cost of attracting additional visitors to the site will not exceed the incremental revenues associated with the commissions produced by bookings made by visitors to the site.

     The Company also began to sell advertising space on TravelWeb during 1996, focusing on advertisers that target travelers. In September 1997, the Company entered into an agreement to utilize the services of a third party, DoubleClick, Inc., ("DoubleClick") to sell advertising and provide administrative services relative to those sales, (principally invoicing and collection). The Company receives a share of the net advertising revenue collected by DoubleClick. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     NetBooker. The Company recently introduced a service for the operators of third-party Web sites which combines TravelWeb's hotel information database and THISCO's electronic interface capability to make hotel room reservations. The following table sets forth the number of net reservations made using the NetBooker service since the Company made the service available in the first quarter of 1997.

                                   NETBOOKER

                                                         QUARTER ENDED
                                         ----------------------------------------------
                                         MARCH 30,    JUNE 30,    SEPT. 30,    DEC. 31,
                                           1997         1997        1997         1997
                                         ---------    --------    ---------    --------
Net reservations.......................    4,728       20,034      29,086       49,854
Quarter-over-quarter growth rate.......                  324%         45%          71%

     To conduct Internet-based electronic commerce successfully, Web site operators must offer a content set which is sufficiently broad, accurate, up-to-date, graphically appealing and useful to attract buyers to the Web site. Typically, the development of such a content set is expensive and time consuming. Furthermore, in addition to providing individual travelers with access to useful and graphically appealing information, the operator of a Web site must offer individual travelers the capability to effect a transaction in order to generate a transaction fee. The Company's NetBooker service offers operators of Web sites the same information contained on TravelWeb and a simple and fast method of making a hotel room reservation online. The Company's NetBooker service utilizes advanced technology applications to customize the TravelWeb hotel database so that it appears to the user to be an integral part of the third-party Web site. In connection with this service, the operator of the third-party Web site establishes an interface to the Company's THISCO service, which enables users of the Web site to shop and query room availability, electronically make a reservation and receive a confirmation in seconds. In August 1996, the Company entered into an agreement with Preview Travel Inc. to provide its America Online users, as well as its Web site users, direct access to the TravelWeb database and direct connections to hotel central reservation systems. Recently, the Company entered into a similar agreement with ITN.

     In November 1997, the Company entered into an agreement with Microsoft Corporation to license the Company's hotel database and to provide for the processing of reservations with participating hotels to be used in connection with the Microsoft Travel Technologies ("MTT") platform. MTT provides booking functionality and hotel information to Internet travel sites including Microsoft Expedia.com and various other sites including those of Northwest Airlines and Continental Airlines. The MTT platform is also used in connection with American Express Interactive ("AXI"), a private-label booking product for corporate travel provided by American Express Company. See "-- Technology and Operations."

     The Company's hotel customers benefit from its NetBooker service because it enables a broader dissemination through the emerging, low cost Internet distribution channel of the same marketing information supplied to TravelWeb. As a result, hotels need only incur the effort and expense of creating and maintaining their information on a single site to reach multiple Internet distribution points and achieve increased overall visibility. Furthermore, the NetBooker service provides hotel customers an inexpensive means to distribute and publish visually attractive marketing information and Internet-specific promotions. Hotels offering their own brand-specific Web sites also can have their own content delivered to their sites from TravelWeb's database and process reservation requests from their Web sites through the THISCO service. Users and operators of third-party Web sites benefit from the NetBooker service through immediate access to the rich content of TravelWeb. Furthermore, because users of the third-party Web sites can book hotel rooms and receive confirmations in seconds through the THISCO service, the Company's service affords the operators of third-party Web sites the opportunity to generate a transaction fee revenue stream.

     The Company charges third-party Web sites an initial development and licensing fee for the NetBooker service. Hotel participants in the NetBooker service pay the Company a monthly subscription fee based on the number of properties included in the database and a fee based on the number of net reservations made through any third-party Web sites using the NetBooker service. The Company has not received a material amount of revenues for this service to date, and there can be no assurance that this service will produce a material amount of revenues in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     UltraRes. The Company's UltraRes service automates the processing of hotel room reservations for conventions and large meetings. The process traditionally used to reserve hotel rooms for these events is information-intensive and inefficient. Typically, convention and meeting organizers request hotel reservations for blocks of rooms by fax, mail or telephone. Hotels manually enter these reservations into their central reservation systems and send confirmation numbers to the convention or meeting organizers, and the meeting organizers manually enter the confirmation and reservation information into their own systems. This process frequently leads to inaccurate and delayed information and overbooking or underbooking. With the Company's UltraRes service, convention and other large meeting organizers are able to transfer reservation requests to the THISCO service electronically, which translates the information to electronically book a room in each hotel central reservation system. The UltraRes service eliminates the need to transfer rooming lists for manual entry at the hotel and allows hotels to deliver reservations and confirmations electronically in a fast and reliable manner. In January 1997, the Company's UltraRes service was endorsed by the International Association of Convention and Visitors Bureaus as the preferred standard for electronic transmission of convention hotel reservations. See "-- Technology and Operations."

     The Company's UltraRes service can benefit all parties involved in the distribution of hotel rooms for conventions and other large meetings. Since reservations are made through the Company's THISCO service rather than manually, reservations, modifications and cancellations can be received earlier and updated more frequently and efficiently. The Company's UltraRes service provides convention and other large meeting organizers a single connection to multiple hotel properties and enables fast, accurate and reliable reservation and confirmation of hotel rooms at reduced cost. The Company's UltraRes service also assists hotels in controlling their room inventory by reducing the risk of overbooking or underbooking and allows hotels to reduce the cost of booking related to convention reservations. The Company estimates that the majority of these types of reservations were made at five major hotel chains (Hilton, Hyatt, Marriott, Sheraton and Westin) whose facilities are designed for and cater to large conventions and meetings. Because all five of these chains are THISCO customers, the Company is positioned to take advantage of the existing connectivity with these chains to facilitate the development and marketing of the UltraRes service.

     The Company will charge participating hotels and convention and other large meeting organizers fees based on the number of net reservations made using the UltraRes service. The Company introduced the UltraRes service in late 1996 and through 1997 has processed approximately 71,000 hotel room reservations. The Company has not received a material amount of revenues for this service to date, and there can be no assurance that this service will produce a material amount of revenues in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     UltraDirect. The Company's UltraDirect service provides the corporate travel management industry with direct real-time link to the Company's THISCO service through corporate intranet travel management software. With the UltraDirect service, corporate travelers will be able to check availability and make hotel reservations within seconds at hotel chains or properties with which the traveler's employer has negotiated rates. Traditionally, large companies have negotiated discounted hotel room rates with hotel chains and properties to control their travel costs. However, because this information at times is not available to a GDS, these rates frequently can only be requested by a travel agency over the telephone. The UltraDirect service will enable corporate travel departments of companies to have access to the customized information negotiated with hotel chains and properties to facilitate hotel room reservations. Furthermore, this information can be fully integrated into other components of the intranet site and facilitate the creation of passenger name records and detailed profile information.

     The UltraDirect service will benefit hotels by providing an additional hotel room distribution channel and enabling targeted marketing efforts directed at corporate travel departments. Hotels will also be able to reduce distribution costs for corporate room sales and better update information and respond to reservation requests from corporate travelers. Pegasus markets this service to developers of corporate travel software programs and to travel agencies that operate intranet travel management services. UltraDirect is intended to provide benefits to travel agencies and companies by decreasing the amount of time necessary to arrange a business trip, improving travel information reporting and helping to ensure that employees comply with company travel policies and utilize hotels with whom the Company has negotiated rates.

     The Company charges hotels fees based on the number of net reservations made using the UltraDirect service. The Company has reached an agreement with TravelNet, Inc. (a division of Reed) that is designed to allow users of TravelNet's Voyager travel management software system to access UltraDirect for the purpose of making hotel reservations. When a corporate traveler uses Voyager to make hotel arrangements, the Voyager system accesses the UltraDirect service, which in turn connects to hotel central reservation systems through the THISCO service. The Company has not received a material amount of revenues for this service to date, and there can be no assurance that this service will produce material revenues to the Company in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Corporate TravelWeb. The Company is developing its Corporate TravelWeb service to provide corporate travel departments with Web-based electronic hotel room, airline and car reservation capabilities. This service is intended to benefit corporate travel departments by providing low-cost access to comprehensive travel information and on-line reservation functionality, reducing the time and effort required in making travel reservations, and improving travel information reporting, the enforcement of corporate travel policies and the use of negotiated or preferred rates.

    Commission Processing Services

     HCC. The Company's HCC service began operations in 1992 to process the payment of hotel commissions to travel agencies. The following table summarizes the commission processing and payment services offered by HCC:

------------------------------------------------------------------------------------------------------------------
                                           COMMISSION PROCESSING SERVICE
------------------------------------------------------------------------------------------------------------------
Service                      Users                        Benefits
------------------------------------------------------------------------------------------------------------------
   HCC (1992)                - Travel agencies            - Improved efficiency in reconciliation of commission
                                                            payments
   - Commission processing
     service: aggregates,                                 - Reduced bookkeeping and banking costs
reports and disburses hotel
room reservation                                          - Payment in preferred currency
commissions from hotels to
travel agencies                                           - Improved information on customer reservation habits
                                                          - Assistance in reconciling commissions through
                                                          customer relation centers
                             - Hotels and hotel           - Streamlined commission payment process
                             representation firms
                                                          - Reduced accounting, processing and bookkeeping costs
                                                          - Improved information regarding travel agency
                                                          bookings
                                                          - Encouragement of travel agency bookings at hotels
   Global Commission         - Hotels                     - Streamlined commission payment process
Processing
                                                          - Reduced accounting, processing and bookkeeping costs
     - Commission payment
       service: provides
       full outsourcing on
       behalf of hotels for
       all travel agency
       (both HCC and
       non-HCC) hotel
       commission payments

     The HCC service is the largest provider of travel agency commission and processing services in the hotel industry. The Company has registered over 14,000 properties and over 66,000 travel agencies as HCC participants. During 1996, the Company processed more than six million commissionable transactions using the HCC service, and the dollar amount of the commissions processed during this period totaled approximately $111.7 million. The following table sets forth the dollar amount of commissions processed by HCC during the period indicated:

                                      HCC

                                                                                     NINE MONTHS
                                                                                       ENDING
                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                          ----------------------------------------------------   -------------------
                            1992       1993       1994       1995       1996      1996        1997
                          --------   --------   --------   --------   --------   -------    --------
                                                        (IN THOUSANDS)
Gross commissions
  processed.............  $  5,156   $ 23,559   $ 36,394   $ 74,547   $111,714   $81,418    $121,192
Period-over-period
  growth rate...........                 357%        54%       105%        50%       53%         49%

     Typically, a hotel pays to the travel agency that made the hotel reservation a commission of approximately 10% of the room rate paid by a hotel guest. However, the payment process related to these commissions historically has been costly and inefficient, consisting of numerous checks in small amounts and little information regarding the basis from which the commission was calculated. Furthermore, communication between hotels and travel agencies regarding payable commissions generally has not been effective because guest cancellations or "no-shows" would frequently not be reported and travel agencies would expect a commission when in fact none was due. As a result, travel agencies lacked the necessary resources to reconcile commission payments effectively. In response to this problem, the Company developed the HCC service to gather commission payment information, process that information and transmit to travel agencies one consolidated check in the travel agency's currency of choice, together with an information statement that enables the travel agency to reconcile its hotel commission activity. See "-- Technology and Operations."

     The Company's HCC service reduces a hotel's cost by streamlining the commission payment process and consolidating into a single payment the aggregate commission owed by a participating hotel to all participating travel agencies. Additionally, the HCC service provides an incentive to travel agencies to make reservations at HCC-participating hotels in countries other than their own because the HCC service disburses checks denominated in each travel agency's currency of choice. Furthermore, the monthly and quarterly marketing reports and statistics prepared for the hotel by the HCC service allow the hotel to identify and market more effectively to those travel agencies that provide the hotel with the majority of its guests. The hotel also benefits from HCC's Customer Relations Center, which allows travel agency inquiries regarding commissions to be resolved by HCC rather than by the hotel itself.

     The Company's HCC service also provides benefits to its travel agency participants. The consolidated check that the HCC service delivers in the travel agency's currency of choice reduces the staff time spent processing multiple checks and deposit slips, eliminates bank fees for multiple deposits and currency exchanges and is designed to improve the travel agency's ability to manage cash flow. The monthly report delivered by the HCC service allows the travel agency to confirm commissions paid, follow customers' reservation habits and reduce a travel agency's expenses for collection activity and for tracking bookings that result in cancellations or "no-shows." The HCC Customer Relations Center provides prompt responses to agency inquiries and can substantially reduce the time and cost of reconciling outstanding commissions. The Company's optional HCC Electronic service for electronic payment and reconciliation of commissions enables travel agencies to further reduce commission reconciliation costs and provides travel agencies with immediate access to funds. Pegasus maintains a Web site, HCCnet, that provides a comprehensive description of HCC services. HCCnet provides a complete listing of all of the hotels that have committed to paying hotel commissions through the HCC service. Moreover, travel agencies can subscribe to an executive summary report that can be used to evaluate the travel agency's activity with a particular hotel to assist with volume negotiations, among other matters.

     The Company charges each participating travel agency a service fee based on the amount of commissions paid to the travel agency. The Company also generally charges hotels a fee based on the number of commissionable transactions processed.

     In November 1997, the Company entered into an agreement that provides for Promus Hotel Corporation to outsource its entire travel agent commission processing and associated customer service support to the Company. Promus has utilized the Company's HCC service for payments of hotel commissions to HCC participating travel agencies. It will now utilize the Company to remit hotel commission payments to all travel agencies. The Company intends to implement this service in mid-1998.

  Information Services

     Pegasus IQ. The Company has incorporated a subsidiary, Pegasus IQ, which is developing a service to provide hotel information to a wide variety of audiences in the global hotel industry, from hotel chains to travel industry marketing groups to corporate travel departments. The Company believes that the hotel industry has limited sources that provide comprehensive transaction-specific hotel data in a timely manner. Leveraging the existing databases used in the THISCO, TravelWeb, NetBooker and HCC services and utilizing other data available through hotel property management systems, the Pegasus IQ service intends to compile data regarding hotel guests and their use of hotels in transaction-specific detail and to organize that data into meaningful information. Pegasus IQ intends to provide industry trend reports and guest behavior data in an automated, timely format for hotels and hotel marketing companies. The Pegasus IQ service also is intended to provide benchmark information services that compare a hotel's daily room and occupancy rates with that of its competition. Furthermore, Pegasus IQ intends to provide data in an electronic format to individual travelers or corporate travel departments regarding a particular stay at a hotel, together with information provided by payment card companies, to facilitate automated expense reporting or to ensure travel policy adherence.

     Pegasus IQ intends to market its services to numerous participants in the travel industry, including hotel companies, payment card companies, travel agencies, individual travelers, convention and other large meeting organizers, corporate travel departments, hotel developers and hotel industry consultants. In developing the Pegasus IQ service, the Company to date has assigned a full time manager and specified the service design and requirements. Pegasus IQ has entered into agreements for beta site implementation of the information gathering and reporting with certain hotel companies. See "-- Technology and Operations."

     In December 1997, the Company acquired the software technology and contracts of Wetherly International ("Wetherly"). The Wetherly software interfaces with a broad variety of hotel property management systems and can be used to facilitate the extraction of reservation and commission data needed by HCC to process travel agency commissions. In addition, the Company entered into a two-year exclusive consulting agreement with John Darby, the vendor of the Wetherly technology, under which he will provide services on a full time basis in connection with the marketing, licensing, maintenance, support, enhancement and/or modification of the software acquired by the Company. In connection with further development of the Pegasus IQ service, the Company intends to evaluate prospective alliances or partnerships which will potentially enhance the value or distribution of the Pegasus IQ service. The Company currently anticipates formally introducing the Pegasus IQ service in selected markets in late 1998. However, there can be no assurance that the Company will successfully enter into such alliances or partnerships that will further enhance the value or distribution of the Pegasus IQ service or that will enable the Company to formally introduce the Pegasus IQ Service in selected market in late 1998.

     The Company's future success will depend, in part, on its ability to develop leading technology, enhance its existing services, develop and introduce new services that address the increasingly sophisticated and varied needs of its current and prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Although the Company strives to be a technological leader, there can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to economically incorporate such advances into its business. In addition, keeping abreast of technological advances in the Company's business may require substantial expenditures and lead time. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its services to emerging industry standards or developing, introducing and marketing service enhancements or new services, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. The services that the Company is in the process of developing may require substantial expenditures. If the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner in response to changing market conditions or customer requirements, or if new services do not achieve market acceptance, the Company's financial condition and results of operations could be materially adversely affected. See "Risk Factors -- Impact of Technological Advances; Delays in Introduction of New Services."

CUSTOMERS

     The Company markets and provides its services to a wide range of customers, including but not limited to hotels, large travel agencies, travel agency consortia comprised of smaller travel agencies, GDSs and independent hotels represented by hotel representation firms such as REZsolutions, Inc. (the company formed as a result of the merger of Anasazi, Inc. and Utell International) and Lexington Services Corporation. During 1996, no one customer accounted for as much as 6% of the Company's revenues.

     Pegasus includes as its customers 14 of the 15 largest hotel chains in the world based on 1996 total revenues. As of December 31, 1997, the Company's customers include the following hotels and hotel representation firms which have a minimum of 10 properties, with stockholders (or affiliates thereof) of the Company indicated by an asterisk:

 ADAM'S MARK HOTELS & RESORTS
*BEST WESTERN INTERNATIONAL
 *CHOICE HOTELS INTERNATIONAL
    Clarion Inns
    Comfort Inns
    Econo Lodge
    Friendship Inns
    Mainstay Suites
    Quality Inns
    Rodeway Inns
    Sleep Inns
 COASTAL HOTELS
 CONCORDE HOTELS
*FORTE HOTELS, PLC
  Forte Hotels
   Meridien
 GLOBAL RESOURCES, INC.
  Global Resources Hotels
   SCANRES
   World Class Hotels
 GUESTHOUSE ASSOCIATION OF SOUTH AFRICA
 HAWTHORN SUITES
 HANOVER INTERNATIONAL HOTELS & CLUBS
*HILTON HOTELS CORPORATION
   Conrad International
 HILTON INTERNATIONAL
 HOLIDAY HOSPITALITY
 HOTEL WORLD
 HFS INCORPORATED
  AmeriHost Inn Hotels
   Days Inns of America
   Howard Johnson
   Knights Inn
   Ramada
   RCI Management, Inc.
   Super 8 Motels
   Travelodge Hotels
   Villager Lodge
   Wingate Inn
 HOTEL OKURA
 HOTKEY INTERNATIONAL
   Regal Hotel Group U.K.
   Romantik Hotels
*HYATT HOTELS
 HYATT INTERNATIONAL
*INTER-CONTINENTAL HOTELS
  Inter-Continental Hotels and Resorts
   Forum Hotels by Inter-Continental
   Global Partner Hotels & Resorts
*ITT SHERATON
  Four Points
   Global Connextions
   ITT Sheraton Hotels & Resorts
   Sheraton Inns
   Sheraton Luxury Collection
 KAROS HOTELS & RESORTS
 KIMPTON HOTELS
*LA QUINTA INNS
 LEXINGTON SERVICES CORPORATION
  Bartells Hotels
   Design Hotels
   Harvey Hotels
   Lexington Hotels & Suites
   Suite Connection
   Summerfield Suites
 MANDARIN ORIENTAL HOTEL
 MARITIM HOTELS
*MARRIOTT INTERNATIONAL, INC.
  Courtyard by Marriott Hotels
   Fairfield Inn by Marriott Hotels
   Marriott Hotels, Resorts and Suites
   Marriott Vacation Club International
   Renaissance Hotels & Resorts
   Residence Inn by Marriott Hotels
   Ritz-Carlton
 OBEROI GROUP OF HOTELS
 ORBIS HOTELS
 PAN PACIFIC HOTELS & RESORTS
 POSADAS
  Fiesta Americana
   Fiesta Inns
 PREFERRED HOTELS & RESORTS WORLDWIDE
*PROMUS HOTELS CORPORATION
  Doubletree Hotels
   Embassy Suites
   Embassy Vacation Resorts
   Hampton Inn & Suites
   Hampton Inns
   Hampton Vacation Resorts
   Homewood Suites
   Red Lion Hotels & Inns
 RECONLINE
 RED ROOF INNS
 REGAL HOTELS
*REZSOLUTIONS, INC.
  Airco
   AmeriSuites
   ANA Hotels
   Anasazi Travel Resources
   ARCOTEL Hotels & Resorts
   Beresford Hotels
   Bildberg Hotels
   Camberely Hotels
   Copthorne Hotels
   Dan Hotels
   Disneyland Paris
   Dusit Hotels
   Fairmont Hotels & Resorts
   Four Seasons Hotels & Resorts
   Golden Tulip Hotels
   Grand Bay Hotels & Resorts
   Grand Heritage Hotels International
   Grand Traditions
   Helmsley/Harley Hotels
   Ian Schrager
   Insignia Resorts
   Jarvis Hotels
   Jury's Hotels
   Loews Hotels
   LRI
   Millennium Hotels & Resorts
   New Otani Hotels
   Nikko Hotels International
   Omni Hotels
   Prince Hotels
   Queens Moat Houses Hotels Gmbh
   Registry Resorts
   Rihga Royal Hotels
   Robert Reid
   Scandic Hotels
   Shangri-La Hotels & Resorts
   Sonesta International Hotels
   Star Hotels
   Starwood Lodging
   Sterling Hotels and Resorts
   Summit International
   Thistle/Mt. Charlotte Hotels
   Top International Hotels
   Vacation Break Hotels
   Warwick Hotels
   Wellesley Inns
   World Hotels & Resorts
  SCEPTRE HOTELS
  SILVER MANOTEL MARKETING
  SOL MELIA HOTELS
  SOUTHERN PACIFIC
  STOCKS HOTELS & RESORTS
  SWISSOTEL
  TAJ GROUP OF HOTELS
  TIANMA SYSTEM
  TOKYU HOTELS
  SPHC
  TRAVELODGE HOTELS & RESORTS ASIA   PACIFIC
  CENTRA HOTELS & RESORTS
  PARKROYAL HOTELS & RESORTS
  TRUST INTERNATIONAL
  TRYP HOTELS
  VIP INTERNATIONAL
  WALT DISNEY WORLD RESORTS & THEME
    PARKS
 *WESTIN HOTELS & RESORTS
  WESTMARK HOTELS
  WYNDHAM HOTELS & RESORTS

     The Company has registered approximately 66,000 travel agencies as participants in the HCC service. Of the 100 largest travel agencies in the United States, according to Travel Weekly, a publication owned by a stockholder of the Company, 66 are customers of the Company's HCC service. The following travel agencies represent the 10 largest HCC customers based on Company revenues for the nine month period ending September 30, 1997:

American Express                           Mutual Travel
Associated Travel Services                 Omega World Travel
BTI Americas                               Travel and Transport
Carlson Wagonlit                           Travel One
CUC Travel                                 World Travel Partners

     The Company's business is dependent upon customer arrangements with its hotel stockholders or their affiliates, other hotel chains and hotel properties and hotel representation firms, travel agencies, travel agency consortia and GDSs. There can be no assurance that the Company will be able to continue or renew these arrangements on equal or better terms. Any cancellation or non-renewal of these arrangements that results in a significant reduction in the Company's customer base or revenue sources could materially adversely affect the Company's financial condition and results of operations. See "Risk
Factors -- Dependence on Key Customers and Third-Party Service Arrangements."

SALES AND MARKETING

     The Company sells all of its services to hotels through a direct sales force in the Americas and in Europe and sells its HCC services directly to travel agencies and through relationships with travel agency consortia and franchisors. Additionally, as of December 31, 1997, the Company has a team of 23 technical support staff to supplement the efforts of the sales force and provide comprehensive customer support services. The Company has a Chief Marketing Officer, a Vice President for domestic sales and five salespersons based in Dallas responsible for sales in the Americas and a Vice President for international sales and a salesperson based in London responsible for sales outside of the Americas. The Company organizes its hotel sales force in the Americas into three geographic territories, each targeting hotels and UltraRes service users. Each hotel salesperson seeks to establish ongoing relationships with the reservations and marketing management personnel of hotels in that representative's designated territory and to assist the hotels in achieving increased efficiency and cost reduction in their hotel reservation systems through the use of the Company's services. The Company's travel agency sales force sells HCC services directly to large travel agencies. Additionally, the Company offers its HCC service to smaller travel agencies organized in consortia and to travel agency franchisees through preferred supplier programs. The terms of these programs are set at the consortium or franchisor level, and the HCC service is promoted to travel agency members of these organizations through trade shows and consortium newsletters and magazines. The Company has made arrangements with two of the four major GDSs to offer the HCC service to their participating travel agencies in Europe through a joint promotional program. The Company's London-based international sales personnel focus on both travel agencies and hotels in different regions throughout the world. The Company uses the services of DoubleClick, a third-party marketing organization to sell advertising on the TravelWeb site.

     The Company believes that the THISCO, HCC and TravelWeb brand names are important assets of the Company, signifying the quality and reliability of the Company's services. A separate brand manager is responsible for marketing each brand. Each brand manager is responsible for product development and enhancement, customer sales support, development of promotional and other collateral materials, identification and optimization of revenue sources, market research and establishment of relationships with key vendors. The THISCO service is marketed primarily through establishing contacts and relationships with hotel management, GDSs and other major users of the services. In addition, participation in industry organizations and trade conventions increases brand recognition of the Company's services. The Company also has sought to market its UltraDirect service to corporate travel management software developers so that they will include an automatic connection to the THISCO service in their hotel reservation system software. In marketing the TravelWeb service, brand managers focus their efforts on site development and establishing links to existing third-party Web sites and related Internet content providers and aggregators. Marketing efforts for the HCC service primarily are directed towards participation in travel agency industry trade shows and promotion through travel agency consortia and franchisors. In 1998, the Company intends to increase staffing to provide marketing for its TravelWeb service.

TECHNOLOGY AND OPERATIONS

     THISCO. The THISCO service utilizes the Company's UltraSwitch technology to automate hotel reservation transaction processing between a GDS and a hotel chain's central reservation system. UltraSwitch utilizes a UNIX-based, client/server architecture. GDSs are connected to UltraSwitch through either point-to-point telecommunications lines or a multi-protocol frame relay network, both of which are managed by the Company. Communication processors running proprietary, UNIX-based software perform protocol conversions. The transaction processing engine within UltraSwitch, which contains its own proprietary, UNIX-based software, performs message formatting and field translation functions between GDSs and hotels' central reservation systems. UltraSwitch also contains an Informix relational database that stores transaction-specific information for billing and marketing and translates specific hotel property information. The Company believes that for a hotel to change from THISCO to another service, the hotel would be required to change the protocol used by its central reservation system, as well as substantially convert the message formats used by its central reservation system. If a hotel desired to bypass UltraSwitch and connect its central reservation system directly to one or more GDSs, the hotel would be required to develop protocols and message formats compatible with each GDS with which it established such a connection and bear the recurring costs required to maintain each system. The Company believes that these costs may discourage a hotel from changing to a competitor or to a direct connection with a GDS. See "-- Competition."

     When using the THISCO service, hotels provide and update room rates, features and availability information in two ways: (i) by transmitting information to GDS databases through status messages and (ii) by offering continuous, direct access to the hotel central reservation system through UltraSelect. Hotel status messages transmitted through UltraSwitch are processed within seconds. UltraSwitch processed an average of 61 million status messages per month during 1997. A GDS database, however, stores only a limited amount of room rate, feature and availability information for a hotel, which may not be synchronized with the hotel's central reservation system. The Company's UltraSelect service allows travel agencies that use GDSs direct access through UltraSwitch into a hotel's central reservation system to shop and browse for all room types and room rates with the most complete and updated hotel room information. To accomplish this process, UltraSwitch receives proprietary direct access transaction requests from each GDS, translates those into one or more UltraSelect transaction requests and forwards them to the hotels' central reservation systems. To utilize the UltraSelect service, the hotel's central reservation system must be modified to accept the transmission of transactions and allow for the electronic processing of these transactions through UltraSwitch in real-time. Approximately 52% of hotels that subscribe to the THISCO service provide this type of access to their central reservation systems through the Company's UltraSelect service.

     Using the information provided through the UltraSwitch technology, a travel agent is able to shop or browse for a hotel room that fits particular specifications, such as location, room rates and features. Once a travel agent determines the desired hotel and type of room, UltraSwitch enables the travel agent to inquire about availability of the room. The UltraSwitch technology interfaces the request from the travel agent through a GDS with the information available in the hotel's central reservation system. If a hotel room fitting the inquiry is available, UltraSwitch enables the travel agent to book the room and receive a confirmation within a matter of seconds. In 1997, the average UltraSwitch processing time for interactive transactions, such as reservations and inquiry messages, was 0.23 seconds and the average uptime across the 84 distinct connections to UltraSwitch was 99.8%, including as downtime all scheduled and emergency downtime.

     Utilizing the existing technology of UltraSwitch, the Company has developed UltraRes, UltraDirect and Corporate TravelWeb services that provide customized technological interfaces for convention and other large meeting organizers and corporate travel departments to enable direct access into the extensive database of hotels' central reservation systems and reservation and confirmation of hotel bookings in seconds.

     In connection with the development of the UltraSwitch technology and related financing provided by Reed, the Company licensed certain rights to Reed to use the UltraSwitch technology on an exclusive, royalty free basis, for applications not related in any way to the operations of the hotel industry. In connection therewith, Reed agreed not to compete with the Company and its use of the UltraSwitch technology in the hotel industry. See "Certain Transactions."

     TravelWeb. The Company has created its TravelWeb service using a scalable architecture that presents user-friendly hotel and travel information to individual travelers. The TravelWeb service stores detailed information on approximately 18,000 hotel properties on an Informix relational database. To add, delete and update information on their properties, hotels can access the information in the TravelWeb database either through electronic batch transfers or using a standard Web browser through the Company's proprietary "remote author" feature. The Company's secured server software prevents unauthorized use of the "remote author" feature, and the Company's quality assurance personnel review any updated information to assure consistency. TravelWeb communication engines (called Web engines) manipulate the information contained in the Informix database. TravelWeb's scalable architecture allows the TravelWeb service to access and manipulate the information contained in its database using multiple Web engines. A Web engine currently consists of a Sun UltraSparcII, Netscape Enterprise server software and a Javascript application. Although the Informix database currently resides on a single Sun E 4000 database server, the architecture allows the addition of more database servers as demand requires. This advanced technology enables the TravelWeb service to format data to appear as part of the Web site on which the information is viewed. The TravelWeb service connects its information database to the Company's UltraSwitch technology, which allows a user of the TravelWeb service who has found a desired hotel room to secure a hotel reservation and a confirmation. The Company's proprietary software contains a number of features to protect reservation systems from abusive booking practices and allows hotels to control and maintain the number of reservations made through the TravelWeb service allowed at any hotel property.

     To assure a high level of Internet connectivity, the Company has entered into an arrangement with Genuity, Inc. ("Genuity"), a "Tier 1" Internet service provider, to connect the TravelWeb service to the Internet. Genuity is responsible for maintaining the speed and reliability of communications conducted through the TravelWeb service. Genuity also provides message routing assistance and dynamic load balancing of communications to minimize bottlenecks in Internet communications. Furthermore, the Company's databases and Web engines used with the TravelWeb service are located at sites operated by Genuity.

     NetBooker. The Company's NetBooker reservation service provides third-party Web sites direct access to the extensive TravelWeb hotel database and UltraSwitch's hotel reservation and confirmation capabilities. The technology used in the NetBooker service is similar to the TravelWeb service technology. The scalable architecture utilized by the TravelWeb service and the use of the Javascript application create a template environment in which a Web engine can manipulate information in the Informix database and present such information under the distinct front-end format of the customer Web site. In addition, the NetBooker reservation service allows a customer Web site to establish an interface to the Company's UltraSwitch technology, which enables users of the Web site to shop and query room availability and to electronically book a reservation in seconds. As a result, users of the third-party Web site have full access to TravelWeb's database and booking capabilities while visiting that site.

     HCC. The HCC service captures information derived from hotel property management systems to process commission payments for travel agencies. The HCC service provides a connection for hotels through the same communication network that the Company provides for its THISCO service. Communication engines perform protocol conversions. The Company's UNIX-based processing engine for the HCC service uses proprietary software to process commission information. The Company's Customer Relations Center can access the processing engine to answer questions regarding commissions from travel agencies. The HCC service also utilizes an Informix database that stores transaction-specific information regarding hotel stays and information regarding required currency conversions, cleared checks, the source of reservations and hotel and travel agency profiles.

     The HCC service gathers information from hotels monthly to process commission payments and information statements. Participating hotels use the Company's proprietary HCC software to either collect the data derived from a hotel's property management system or compile data from each hotel property. In some instances, hotels using an outside party's commission payment consolidation service will pass on the information from the outside party to the HCC service. As the information is gathered, the HCC service continually updates the commissions payable and interfaces with Citibank regarding any required currency conversions. The HCC service notifies participating hotels of the amount of commissions payable generally on the tenth business day of each month. Those hotels are required under contract to deliver funds to the Company within 48 hours, and Pegasus delivers the funds to Citicorp to process checks or electronic wires to travel agencies. If a hotel fails to deliver funds to Pegasus, Pegasus is not obligated to deliver commission payments on behalf of the hotel to travel agencies. Citicorp and Perot Systems prepare payments and information statements for travel agencies, and the payments and information statements generally are sent out on the 15th business day of each month.

     Under the Company's arrangement with Citicorp and Perot Systems, Citicorp performs currency conversions, prepares checks and electronic wires and delivers funds and information statements to travel agencies. Perot Systems prepares the information statements that are sent by Citicorp on behalf of the Company. This arrangement expires in December 1998. See "Risk Factors -- Dependence on Key Customers and Third-Party Service Arrangements."

SYSTEMS MAINTENANCE AND DISASTER RECOVERY

     Because large numbers of travel agencies, hotels and other customers depend on the Company for real-time transaction processing services, system reliability and uptime are critical to the Company's success. In 1997, the average uptime across the 84 distinct connections to UltraSwitch was 99.8%, including as downtime all scheduled and emergency downtime. The Company has entered into an arrangement with REZsolutions, Inc. ("REZsolutions"), a stockholder of the Company, to manage and operate certain equipment owned by Pegasus, which is located at a site owned by REZsolutions in Phoenix, Arizona. An employee of the Company oversees the services provided by REZsolutions, such as equipment monitoring, assurance of power supply and communications link back up support. The Company has entered into an agreement with Pyramid Technologies Corporation for the provision of computer hardware maintenance and replacement and mitigation of the potential effects of system downtime. In addition, the Company has entered into an agreement under which Comdisco, Inc. will provide disaster recovery services for the restoration of the Company's services as soon as practicable. In connection with this agreement, Comdisco, Inc. is making arrangements to provide full system redundancy within 24 hours in the event of a site disaster. See "Risk Factors -- System Interruption and Security Risks."

RESEARCH AND DEVELOPMENT

     The Company recognizes that its ability to maintain its position and grow depends upon continued expansion of its services. Investments in development are crucial to obtaining new customers and retaining existing customers. The Company's research and development activities primarily consist of software development, development of enhanced communication protocols and custom user interfaces and database design and enhancement. In its research and development process, the Company works in close collaboration with its customers to address their specific needs. As of December 31, 1997, the Company employed 57 people in its Information Technology Group and from time to time, supplements their efforts with the use of independent consultants and contractors. This group is comprised of information technology, services development, technical services and product support personnel. The Company's total research and development expense was $238,000, $2.1 million, $2.2 million and $1.8 million for 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

COMPETITION

     The Company faces significant competition in connection with its THISCO hotel room reservation processing service. The principal competitor of the Company's THISCO service is WizCom, which was a wholly owned indirect subsidiary of Avis. As a result of the acquisition of Avis by HFS, in September 1996, WizCom became a wholly owned indirect subsidiary of HFS. Although HFS has recently renewed its participation in the Company's HCC service, HFS began moving its electronic hotel room reservation processing from THISCO to WizCom in November 1997, and the Company expects that all HFS electronic reservations with the exception of those being processed by the Company's TravelWeb service will be moved to WizCom by the end of January 1998. The Company has an agreement with HFS which requires HFS to pay for a certain minimum level of THISCO processing services annually for the life of the agreement. In 1996, revenues from HFS for electronic hotel room processing services were $517,905 above the annual minimum fee under the agreement, which was $182,700. HFS historically has generated more revenues for the Company than any other hotel chain that is a customer and a stockholder of Pegasus. See "Certain Transactions." HFS accounted for 12.3%, 9.5%, 4.7% and 3.8% of the Company's total revenues during 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. HFS currently uses and in the future could use the technology utilized by WizCom to compete with certain of the Company's current and future services. There can be no assurance that any additional customers will not change their electronic reservation interface to WizCom or to another similar service. Also, hotels can choose to connect directly to one or more GDSs, thereby bypassing THISCO and eliminating the need to pay fees to the Company. In addition, one or more GDSs can choose to bypass the THISCO service and develop and operate a new common electronic interface to hotel central reservation systems. Such competitors or their affiliates may have greater financial and other resources than the Company. Factors affecting competitive success of the electronic hotel room reservation processing service include reliability, levels of fees, number of hotel properties on the system, ability to provide a neutral, comprehensive interface between hotels and other participants in the distribution of hotel rooms and ability to develop new technological solutions. There can be no assurance that another participant in the hotel room distribution process or a new competitor will not create services with features that would reduce the attractiveness of the Company's services. The Company's inability to compete effectively with respect to these services could have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors -- Competition."

     The Company charges hotel participants certain fees for processing status messages from hotel central reservation systems to GDSs. Recently, the Company reduced certain status message fees. In addition, a hotel participant can choose to use the Company's UltraSelect service to provide travel agencies direct access through GDSs to its central reservation system, thereby reducing the need to send status messages through the Company's THISCO service. There is no assurance that the volume of and fees generated from status messages processing will remain at the same or a higher level in the future. Any significant decrease in the volume of status messages processed or in the amount of status message fees generated could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Services."

     The Company believes that the costs involved in a hotel switching from THISCO to another service may discourage any such decision. The Company believes that WizCom, the Company's principal competitor in the provision of interfaces between hotel reservation systems and GDSs, uses a single protocol that is different from the multiple protocols employed by THISCO. Consequently, the Company believes that to connect to WizCom, a hotel would be required to change the protocol used by its central reservation system, as well as substantially convert the message formats used by the hotel reservation system. If a hotel desired to connect directly with GDSs, the protocols and the message formats of the hotel's central reservation system would have to be revised to conform with each separate GDS to which the hotel reservation system is connected. In addition, the hotel would be responsible for the ongoing maintenance and updating costs necessary to continue a direct connection with each GDS and would have to absorb the costs to maintain a network with each GDS.

     The market for the Company's TravelWeb and NetBooker services is highly competitive. Current competition includes traditional telephone or travel agency reservation methods and other Internet travel reservation services. There are a large number of Internet travel-related services offered by the Company's competitors, and many of these competitors are larger and have significantly greater financial resources and name recognition than the Company. Several competitive Web sites such as Travelocity (a site operated by The SABRE Group Holdings, Inc.) and Expedia.com (a site operated by Microsoft Corporation) offer a more comprehensive range of travel services than those provided by the Company. The Company faces competition in the hotel room reservation business not only from its current competitors but also from possible new entrants including other Web sites. The costs of entry into the Internet hotel room reservation business is relatively low. There can be no assurance that the Company's Internet hotel room reservation services will compete successfully. The failure of these services to compete successfully could have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors -- Competition."

     The market for the Company's HCC service is competitive. The Company's competitors in the commission processing business include NPC, WizCom and Citicorp. NPC, a company that has traditionally provided car rental and cruise line commission processing services, recently began offering its services to hotels and travel agencies as well. WizCom recently announced that it is introducing a commissions payment service that may be competitive with the HCC service. Citicorp provides commission consolidation services to hotel chains. In addition, hotels that are current or prospective customers of the HCC service could decide to process commission payments without, or in competition with, the HCC service. Some of these current or potential competitors have substantially greater financial and other resources than the Company. Furthermore, while the Company has agreements with all of its hotel customers for the HCC service, most of the Company's travel agency customers are not obligated by any agreement with the Company. If a significant percentage of these travel agencies were to cease using the HCC commission processing service, the Company's financial condition and results of operations could be materially adversely affected. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

     The Company's primary customers are hotel chains and hotel representation firms. The Company currently has as its stockholders 10 of the 15 leading hotel chains in the world based on 1996 total revenues. While the Company believes that it has been acting since its inception as an entity independent of its stockholders, and its stockholders have not engaged in any anti-competitive activities through or in connection with the Company, there can be no assurance that federal, state or foreign governmental authorities, the Company's competitors or its consumers will not raise anti-competitive concerns regarding the Company's close relationship with its hotel stockholders. Any such action by federal, state or foreign governmental authorities or allegations by third parties could have a material adverse effect on the Company's financial condition and results of operations. While certain aspects of the travel industry are heavily regulated by the United States Government, the services currently offered by the Company, including electronic room reservation processing services, commission processing services and Internet-based reservation services, have not been subject to any material industry-specific government regulation. However, there can be no assurance that federal, state or foreign governmental authorities will not attempt to regulate one or more of the Company's current or future services. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be adopted with respect to the Internet, covering issues such as privacy, pricing, content and quality of products and services. The adoption of laws or regulations affecting the Company's lines of business could reduce the rate of growth of the Company or could otherwise have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors -- Government Regulation."

PROPRIETARY RIGHTS

     The Company is constantly developing new processing technology and enhancing existing proprietary technology. The Company has no patents. The Company primarily relies on a combination of copyright, trade secrets, confidentiality procedures and contractual provisions to protect its technology. Despite these protections, it may be possible for unauthorized parties to copy, obtain or use certain portions of the Company's proprietary technology. While any misappropriation of the Company's intellectual property could have a material adverse effect on the Company's competitive position, the Company believes that protection of proprietary rights is less significant to the Company's business than the continued pursuit of its operating strategies and other factors, such as the Company's relationship with industry participants and the experience and abilities of its key personnel.

     The Company has registered "UltraSwitch," "TravelWeb," "UltraAccess," "HCC Hotel Clearing Corporation," "HCC Link," "HCC Cash" and "Chain Link" as United States federal trademarks and applications to register "UltraRes," "Click-It" and "Pegasus" are pending with the United States Patent and

Trademark Office. Trademark applications for "TravelWeb" also have been filed in Canada and Europe. There can be no assurance that the Company's applications to register such trademarks will be successful. The Company has no knowledge of any infringement to or any prior claims of ownership of trademarks that would materially adversely affect the Company's current operation. The Company pursues and intends to continue to pursue registration of its trademarks whenever possible and to vigorously defend its proprietary rights against infringement or other threats to the greatest extent practicable under the laws of the United States and other countries. See "Risk Factors -- Dependence on Proprietary Technology; Risk of Infringement."

EMPLOYEES

     At January 26, 1998, the Company had 105 employees, 99 of which were located in the United States, with 59 persons in the Information Technology Group, 25 persons performing sales and marketing, customer relations and business development functions and the remainder performing corporate, finance and administrative functions. The Company has six employees in England performing international sales activities. The Company has no unionized employees. The Company believes that its employee relations are satisfactory.

PROPERTIES

     The Company's principal executive office is a leased facility with approximately 29,800 square feet of space in Dallas, Texas. The Company leases this space under a lease agreement that expires December 2002. The Company also maintains an administrative and sales office in a leased facility with approximately 3,300 square feet of space near London, England. The lease agreement for the office in England expires in May 1998. Under an agreement with REZsolutions, certain of the equipment owned by the Company is housed at a site owned by REZsolutions in Phoenix, Arizona. The Company believes that its existing facilities are well maintained and in good operating condition and are adequate for its present and anticipated levels of operations.

LEGAL PROCEEDINGS

     The Company is a party from time to time to certain routine legal proceedings arising in the ordinary course of its business. Although the outcome of any such proceedings cannot be predicted accurately, the Company does not believe any liability that might result from such proceedings could have a material adverse effect on the Company's financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Executive officers, directors and other key employees of the Company, and their ages as of January 26, 1998, are as follows:

                   Name                      Age                   Position
                   ----                      ---                   --------
John F. Davis, III........................   45    President, Chief Executive Officer, and
                                                     Director
Joseph W. Nicholson.......................   37    Chief Information Officer
Jerome L. Galant..........................   48    Chief Financial Officer
Michael R. Donahue........................   44    Chief Marketing Officer
Phillip A. Mytom-Hart.....................   44    Vice President, International Sales and
                                                     Marketing
M. Nicholas Jent..........................   56    Vice President, Sales and Marketing
William S. Lush...........................   56    Vice President, Business Development
John W. Biggs(1)..........................   53    Director
Donald R. Dixon...........................   50    Director
William C. Hammett, Jr.(2)................   51    Vice Chairman of the Board of Directors
I. Malcolm Highet(2)......................   46    Director
Rockwell A. Schnabel(1)...................   61    Director
Paul J. Travers(1)(2).....................   44    Chairman of the Board of Directors
Mark C. Wells.............................   48    Director
Bruce Wolff...............................   54    Director

---------------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     John F. Davis, III has served as the President and Chief Executive Officer of the Company since February 1989 and as a director of the Company since July 1995. Before joining Pegasus, Mr. Davis was the founder, President and director of Advanced Telemarketing Company, a provider of inbound and outbound telemarketing services. He was also one of the founders of 1-800-Flowers, Limited, a company offering quality floral arrangements by telephone.

     Joseph W. Nicholson has served as the Chief Information Officer of the Company since 1989. Prior to joining Pegasus, he spent ten years at Texas Instruments in various positions, including Systems Analyst and Systems Manager.

     Jerome L. Galant has served as the Chief Financial Officer of the Company since September 1996. From April 1996 to September 1996, Mr. Galant served as the Chief Financial Officer of Personnel Security & Safety Systems, Inc., a technology development company. From 1990 to February 1996, Mr. Galant served in a variety of positions for The SABRE Group, including Managing Director, Finance.

     Michael R. Donahue has served as Chief Marketing Officer of the Company since May 1997. From 1988 to May 1997, Mr. Donahue served as Vice President of Marketing and Development for Lane Hospitality, a hotel management firm.

     Phillip A. Mytom-Hart has served as the Vice President, International Sales and Marketing of the Company since September 1993. From 1991 to September 1993, Mr. Hart served as Vice President, Sales and Marketing for Hilton International.

     M. Nicholas Jent has served as the Vice President, Sales and Marketing of the Company since August 1992. From 1988 to March 1991, Mr. Jent served as Senior Vice President, Sales and Marketing for Telesphere Communications, Inc., a long distance communications company.

     William S. Lush has served as Vice President, Business Development of the Company since May 1995. From 1990 to May 1995, Mr. Lush served as Vice President, Service Development in the travel management services group of American Express Travel Related Services.

     John W. Biggs has served as a director of the Company since October 1995. Mr. Biggs has served as Vice President, Travel and Hospitality for Computer Sciences Corporation, a consulting firm, since August 1996. From April 1994 to July 1996, Mr. Biggs served as Chief Operations Officer for Regency Systems Solutions, an affiliate of Hyatt Hotels Corporation ("Hyatt"). From 1984 to April 1994, Mr. Biggs served as Senior Vice President, Hotel Accounting and Administration at Hyatt. Hyatt is a stockholder of the Company.

     Donald R. Dixon has served as a director of the Company since June 1996. Since 1993, Mr. Dixon has been associated with Trident Capital, L.P., a venture capital firm ("Trident"), which he helped found. From 1988 to 1993, Mr. Dixon served as Co-President of Partech International, a private equity fund manager associated with Banque Paribas. Mr. Dixon serves on the Board of Directors of Bank America Merchant Services, Inc., Platinum Software Corporation and several privately held companies. Trident manages Information Associates, L.P. and Information Associates, C.V., both of which are stockholders of the Company.

     William C. Hammett, Jr. has served as a director and Vice Chairman of the Board of the Company since October 1995. From September 1997, Mr. Hammett has served as President of DB&K Enterprises, Inc., a private investment company. From August 1996 through September 1997, Mr. Hammett served as Senior Vice President and Chief Financial Officer of La Quinta Inns, Inc., which is a stockholder of the Company. From June 1992 to August 1996, Mr. Hammett served as Senior Vice President, Accounting and Administration of La Quinta Inns, Inc.

     I. Malcolm Highet has served as a director of the Company since October 1995. Mr. Highet has served as Executive Vice President, Corporate Development for Reed Elsevier Inc. since October 1996. From 1989 through October 1996, Mr. Highet served as Chief Financial Officer and later as Chief Operations Officer for a major division of Reed Elsevier Inc. Mr. Highet serves on the Board of Directors for Reed Elsevier Inc. and REZsolutions, Inc., both of which are stockholders of the Company.

     Rockwell A. Schnabel has served as a director of the Company since June 1996. Since 1993, Mr. Schnabel has been associated with Trident, which he helped found. From 1989 to 1992, Mr. Schnabel served as acting Secretary of Commerce and the Deputy Secretary of Commerce during the Bush Administration. Mr. Schnabel serves on the Board of Directors of Cyprus Amax Minerals Company, International Game Technology, Inc., CSG Systems, Inc. and REZsolutions, Inc. REZsolutions Inc. is a stockholder of the Company. Trident manages Information Associates, L.P. and Information Associates C.V., both of which are stockholders of the Company.

     Paul J. Travers has served as a director and Chairman of the Board of the Company since October 1995. Since January 1998, Mr. Travers has served as the Chief Financial Officer of REZsolutions, Inc. From 1994 through December 1997, Mr. Travers served as the Senior Vice President, Property Management for Inter-Continental Hotels Corporation ("Inter-Continental"). From 1990 to 1994. Mr. Travers served as Vice President, Finance and Group Controller of Inter-Continental. Inter-Continental is a stockholder of the Company. Mr. Travers serves on the Board of Directors for REZsolutions, Inc. REZsolutions, Inc. is a stockholder of the Company.

     Mark C. Wells has served as a director of the Company since September 1996. Mr. Wells has served as Senior Vice President, Franchise Services for Promus Hotel Corporation ("Promus") since February 1996. From April 1995 to February 1996, Mr. Wells served as Senior Vice President, Marketing for Promus. Promus is a stockholder of the Company.

     Bruce Wolff has served as a director of the Company since October 1995. Mr. Wolff has served as Vice President, Distribution Sales and Marketing for the lodging division of Marriott International, Inc. since 1986. Marriott International, Inc., is a stockholder of the Company.

     The Company currently has authorized nine directors. The terms of office of the Board of Directors are divided into three classes: Class I, which consists of Messrs. Biggs, Dixon and Hammett, will expire at the annual meeting of stockholders to be held in 1998; Class II, which consists of Messrs. Highet, Wells and Wolff, will expire at the annual meeting of stockholders to be held in 1999; and Class III, which consists of Messrs. Davis, Schnabel and Travers, will expire at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders beginning with the 1998 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal. The officers of the Company are appointed by and serve at the discretion of the Board of Directors. There are no family relationships among the current directors and officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, consisting of Messrs. Biggs, Schnabel and Travers, and an Audit Committee, consisting of Messrs. Hammett, Highet and Travers. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's 1996 Plan, 1997 Plan and 1997 Employee Stock Purchase Plan. Prior to November 1996, decisions concerning the compensation of officers, including that of Mr. Davis, were made by the Board of Directors as a whole. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other accounting related services and reviews and evaluates the Company's internal control functions.

DIRECTORS' COMPENSATION

     Directors currently do not receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for all reasonable expenses incurred in connection with the performance of their duties as directors of the Company.

     Effective September 23, 1997, each non-employee director was granted options for 2,000 shares of Common Stock at an option price of 85% of the trading price at the end of business on September 22, 1997. These options vest on the date of the Company's annual stockholder meeting, currently scheduled for May 4, 1998. These options were granted under an amendment to the 1997 Plan, which is subject to approval at the Company's 1997 annual stockholders meeting. These options will terminate if the amendment to the 1997 Plan is not approved by the stockholders. Each year thereafter, upon election to the Board of Directors, non-employee directors will be granted options for 2,000 shares of Common Stock with an option price of 85% of the trading price at the end of business on the date of grant and such options will vest 12 months following such grant.

EXECUTIVE COMPENSATION

     The following table sets forth for the periods indicated the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") whose salary and bonus for the fiscal year ended December 31, 1997 were in excess of $100,000 for services rendered in all capacities to the Company for that year:

                         SUMMARY COMPENSATION TABLE(1)

                                                                                           LONG-
                                                                                            TERM
                                                                                           AWARDS
                                                    ANNUAL COMPENSATION                  ----------
                                      ------------------------------------------------   SECURITIES
                                                                       OTHER ANNUAL      UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)   COMPENSATION($)(2)   OPTIONS(#)   COMPENSATION($)(3)
     ---------------------------      ----   ---------   --------   ------------------   ----------   ------------------
 John F. Davis, III(4)..............  1997   $275,385    $175,000         $7,917               --          $ 9,397
   President and Chief Executive      1996    261,708    302,208           7,500          300,000           10,511
     Officer
 Joseph W. Nicholson(4).............  1997    175,159     74,750           7,596               --            2,847
   Chief Information Officer          1996    164,000     56,292           7,500          150,000            3,335
 Jerome L. Galant(5)................  1997    147,944     69,167           7,523           15,000               --
   Chief Financial Officer            1996     45,313     14,014           1,889           53,333               --
 M. Nicholas Jent...................  1997    151,722     53,288           7,576           10,000               --
   Vice President, Sales and          1996    145,000     38,667           7,500            9,333               --
     Marketing
 Michael R. Donahue(6)..............  1997    116,135     43,657           4,305           53,333               --
   Chief Marketing Officer

---------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission") the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in the table.
(2) Reflects matching contributions made by the Company pursuant to its 401(k) Savings Plan.
(3) Includes premiums paid for life insurance policies for the benefit of the Named Executive Officers.
(4) The salaries of Messrs. Davis and Nicholson were paid in accordance with the terms of their respective employment agreements. The bonus of Mr. Davis includes a one time $200,000 employment agreement signing bonus paid in 1996. See "-- Employment Agreements."
(5) The 1996 salary of Mr. Galant represents remuneration paid to him from September 1996 to December 1996. Mr. Galant commenced employment with the Company in September 1996.
(6) The 1997 salary of Mr. Donahue represents remuneration paid to him from May 1997 to December 1997. Mr. Donahue commenced employment with the Company in May 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1997 to the Named Executive Officers:

                                                 INDIVIDUAL GRANTS
                         -----------------------------------------------------------------
                         NUMBER OF SECURITIES     % OF TOTAL      EXERCISE    MARKET PRICE                 GRANT DATE
                          UNDERLYING OPTIONS    OPTIONS GRANTED   PRICE PER    ON DATE OF    EXPIRATION   PRESENT VALUE
         NAME                 GRANTED(1)          IN 1997(2)      SHARE(3)      GRANT(3)      DATE(4)        ($)(5)
         ----            --------------------   ---------------   ---------   ------------   ----------   -------------
Jerome L. Galant.......         15,000                4.5%         $15.30        $16.00       12/31/06      $ 86,655
M. Nicholas Jent.......         10,000                3.0           11.05         13.00       12/31/06        53,500
Michael R. Donahue.....         53,333               16.1            5.25          8.00       12/31/06       210,665

---------------
See footnotes on following page.

(1) The options held by Messrs. Galant, Jent and Donahue vest over a four-year period with 25% of the shares vesting after one year and 1/16th of the shares vesting each quarter for the next 12 quarters. Such options are subject to acceleration upon an Acquisition Event as described under "-- 1996 and 1997 Stock Option Plans."
(2) Based on an aggregate of 331,666 shares subject to options granted in 1997.
(3) The exercise price of the options held by Messrs. Galant and Donahue are established by each of their employment agreements with the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Note 9 of Notes to Consolidated Financial Statements. The market price for the Common Stock set forth in the table for Messrs. Galant and Jent is based on the closing price of the Common Stock as quoted on the Nasdaq National Market on the date of determination by Compensation Committee. The market price for the Common Stock set forth in the table for Mr. Donahue is based upon an appraisal performed by an independent consulting firm engaged by the Company.
(4) Options may terminate before their expiration date upon the death, disability or termination of employment of the optionee.
(5) These values are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is one of the methods permitted by the Commission for estimating the present value of options. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables as described below and it is not intended to estimate, and has no direct correlation to, the value of stock options that an individual will actually realize. The actual value of the stock options that a Named Executive Officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The values listed above for Mr. Donahue were based on the following assumptions: volatility -- 0.0; risk free rate of return -- 6.5%; dividend yield -- 0.0%; and expected life -- 4 years. The values listed above for Messrs Galant and Jent were based on the following assumptions: volatility -- 30%; risk free rate of return -- 6.5%; dividend yield -- 0.0%; and expected life -- 4 years.

AGGREGATE FISCAL YEAR-END OPTION VALUES

     The following table sets forth, for each of the Named Executive Officers, information concerning the number and value of securities underlying unexercised options held on December 31, 1997. No options were exercised by such persons during 1997.

                                        NUMBER OF SECURITIES
                                     UNDERLYING OPTIONS AT YEAR     VALUE OF IN-THE-MONEY OPTIONS
                                                END                        AT YEAR-END (1)
                                    ----------------------------    ------------------------------
               NAME                 EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
               ----                 -----------    -------------    ------------    --------------
John F. Davis, III................    112,500         187,500        $1,447,313       $2,412,188
Joseph W. Nicholson...............     56,250          93,750           723,656        1,206,094
Jerome L. Galant..................     16,667          51,666           214,421          471,708
M. Nicholas Jent..................      2,917          16,416            34,333          113,766
Michael R. Donahue................         --          53,333                --          513,330

---------------

(1) Based on the difference between the option exercise price and the closing sale price of $14.88 of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1997, the last trading day prior to the closing of the Company's 1997 fiscal year multiplied by the number of shares underlying the options.

1996 AND 1997 STOCK OPTION PLANS

     Scope. The Company has a 1996 Stock Option Plan (the "1996 Plan") and a 1997 Stock Option Plan (the "1997 Plan"). The Board of Directors recently has approved an amendment (the "Amendment") to the 1997 Plan. See
"Management -- Directors Compensation." The 1996 Plan and the 1997 Plan (collectively, the "Plans") are designed to attract and retain qualified and competent personnel for positions of substantial responsibility and to provide additional incentive to employees and consultants of the Company. The Plans have substantially the same provisions, which are set forth herein. Options granted under the Plans may be

Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator (as hereinafter defined) at the time of grant and subject to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The 1996 and 1997 Plans have reserved for issuance 866,667 shares and 333,333 shares of Common Stock, respectively. As of December 31, 1997, options covering 863,278 and 219,000 shares of Common Stock are issued and unexercised under the 1996 Plan and 1997 Plan, respectively, and options covering 1,333 shares of Common Stock have been issued and exercised under the 1996 Plan. If an option granted under the Plans expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares may be available for future grants or sale under the Plans. The 1996 and 1997 Plans will terminate on June 24, 2006 and March 25, 2007, respectively.

     Eligibility. Persons eligible to participate in the Plans include all employees and all consultants of the Company. For purposes of describing the Plans, the term employee means any person employed by the Company or any parent or subsidiary of the Company. For purposes of describing the Plans, the term consultant means any person who is engaged by the Company or any parent or subsidiary of the Company to render consulting or advisory services and is compensated for such services, and any director of the Company who is not compensated for his or her services or is paid only a director's fee by the Company. Non-Statutory Stock Options may be granted to employees and consultants. Incentive Stock Options may be granted only to employees.

     Administration. The Plans are administered by the Board of Directors or the Committee appointed by the Board (the "Administrator"). The Administrator has the authority to grant options under the Plans and to determine the vesting schedule and the exercise price of the options. The Administrator also has full power and authority to construe, interpret and administer the Plans.

     Option Exercise Price. The exercise price per share for the shares to be issued pursuant to exercise of an option under the Plans shall be such price as is determined by the Administrator. In the case of an Incentive Stock Option granted to an employee, who at the time of the grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price per share shall be no less than 110% of the fair market value per share on the date of grant. In the case of an Incentive Stock Option granted to any employee other than an employee described in the foregoing sentence, the per share exercise price shall be no less than 100% of the fair market value per share on the date of grant. In the case of a Non-Statutory Stock Option, the per-share exercise price shall be determined by the Administrator and shall be no less than 50% of the fair market value.

     Adjustments, Terminations and Amendment. In the event of any change in the Company's capitalization, including any stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, appropriate adjustments will be made to the number of shares available under the Plans as well as the price per share of Common Stock covered by each outstanding option. Upon the occurrence of an acquisition event ("Acquisition Event") which shall mean (i) certain mergers or consolidations of the Company with or into another corporation; (ii) the sale of substantially all of the assets of the Company; (iii) the complete liquidation of the Company; or (iv) the acquisition by another entity of beneficial ownership of the Company's securities representing 50% or more of the combined voting power of the Company's then outstanding securities, the Board of Directors of the Company may (i) provide that each outstanding option shall be assumed and/or an equivalent option be substituted by the successor corporation or an affiliate thereof; (ii) upon written notice to the optionees, provide that all options then unexercised will become exercisable in full as of a specified date prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event; or (iii) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive a cash payment for each share of Common Stock surrendered, provide that all outstanding options shall terminate upon consummation of such Acquisition Event, and each optionee shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which the acquisition price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds the aggregate exercise price of such options. The Plans may be suspended, terminated, altered or amended in any way by the Board of Directors, provided that, stockholder approval of any plan amendment will be required to the extent necessary and desirable to comply with applicable provisions of the Exchange Act, the Code or other legal requirements. No suspension, termination, alteration or amendment of the Plans may alter or impair the rights of any optionee under options previously granted.

1997 EMPLOYEE STOCK PURCHASE PLAN

     Scope. The 1997 Employee Stock Purchase Plan (the "Employee Plan") has been adopted by the Company, subject to stockholder approval at the Company's next annual meeting of stockholders. The Employee Plan provides a method for eligible employees of the Company to acquire a proprietary interest in the Company through the regular and systematic purchase of shares of the Company's Common Stock by means of voluntary payroll deductions. The purpose of the Employee Plan is to encourage and facilitate the purchase of the Company's Common Stock by eligible employees as an incentive for employees so that they may share in the growth of the Company.

     The right of a participating employee to purchase shares of Common Stock under the Employee Plan is referred to as an "option." The Employee Plan authorizes up to 500,000 shares of Common Stock to be granted as options to eligible employees. The Employee Plan does not have a stated term.

     Offerings Under the Employee Plan. Each year the Company will offer eligible employees the option to purchase Common Stock through voluntary payroll deductions of up to ten percent (10%) of their compensation. The purchase price for a share of Common Stock under the Employee Plan will be 85% of the closing price of the Common Stock on Nasdaq or any other national securities exchange at the beginning of each year of the Employee Plan (the "Offer Commencement Date") or at the end of that year (the "Offering Termination Date"), whichever is lower. The Offering Commencement Date is November 15 of each year of the Employee Plan, and the Offering Termination Date is November 14 of the year following the Offering Commencement Date. Eligible employees may purchase up to that number of full shares that can be purchased at the option price with an amount not to exceed ten percent (10%) of their compensation. The maximum annual deduction allowed per employee is $25,000.

     Unless the participant provides prior notice otherwise and subject to the limits on the number of shares available under the Employee Plan and amounts that can be contributed by a participant under the Employee Plan, all funds contributed by a participant as of the Offering Termination Date will be applied to purchase whole shares of Common Stock at a price equal to the lower of (i) 85% of the closing price of the Common Stock on the Offering Commencement Date or (ii) 85% of the closing price of the Company's Common Stock on the Offering Termination Date.

     Eligibility. The employees eligible to participate in the Employee Plan include all employees of the Company and its subsidiaries who have completed 90 days of employment. Notwithstanding the foregoing, no employee may participate in the Employee Plan to the extent that such employee will, immediately after the grant, own (within the meaning of Section 424(d) of the Code) stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or to the extent such employee's rights to purchase stock under employee stock purchase plans of the Company will accrue at a rate that exceeds $25,000 in fair market value (determined at the time such option is granted) for each calendar year in which such option is outstanding.

     Administration. The Employee Plan is administered by the Compensation Committee, which has full power and authority to interpret and construe any and all provisions of the Employee Plan, to adopt rules and regulations for administering the Employee Plan and to make all other determinations deemed necessary or advisable for administering the Employee Plan. The expenses of the administration of the Employee Plan, including interest paid on payroll deduction accounts are borne by the Company.

     Adjustments; Termination and Amendment. In the event of any change in the Company's capitalization, including any merger, consolidation, acquisition or stock split, appropriate adjustments will be made to the number and class of shares available under the Employee Plan, the price per share and the associated share purchase rights. The Board of Directors may terminate or amend the Employee Plan; provided, however, that, in the absence of stockholder approval, the Board may not: (i) increase the maximum number of shares which may be issued during a Employee Plan year, subject to certain exceptions or (ii) amend the requirements as to the class of employees eligible to purchase stock under the Employee Plan or permit the members of the Committee to purchase stock under the Employee Plan. No termination, modification, or amendment of the Employee Plan may, without the consent of an employee then having an option under the Employee Plan to purchase stock, adversely affect the rights of such employee under such option.

401(k) SAVINGS PLAN

     The Company sponsors a qualified defined contribution retirement plan, called the Pegasus Systems, Inc. 401(k) Savings Plan (the "401(k) Savings Plan") under which eligible employees may elect to defer their current compensation by up to certain statutorily prescribed annual limits ($9,500 in 1997) and to contribute such amount to the 401(k) Savings Plan. The 401(k) Savings Plan permits, but does not require, additional matching contributions by the Company on behalf of all participants in the 401(k) Savings Plan. The 401(k) Savings Plan is intended to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the 401(k) Savings Plan, and income earned on such contributions, are not taxable to employees until withdrawn, and so that contributions by the Company will be deductible by the Company when made. The trustee for the 401(k) Savings Plan is Standard Insurance Company. The 401(k) Savings Plan permits employees to direct investment of their accounts in the 401(k) Savings Plan among a selection of five mutual funds.

EMPLOYMENT AGREEMENTS

     The Company is a party to employment agreements with each of Messrs. Davis and Nicholson. Each agreement has a term extending through June 25, 2000, and automatically renews for additional one year terms if neither the Company nor the employee has notified the other party 60 days prior to the date of renewal of its intention to terminate the agreement. The agreements provide that Messrs. Davis and Nicholson will receive base annual salaries of $275,000 and $175,000, respectively, and will be eligible to receive incentive compensation determined by the Compensation Committee of the Board of Directors based on the achievement of performance objectives established by the Compensation Committee from time to time. The base annual salaries are subject to increase annually at the discretion of the Compensation Committee. The agreements also provide that Messrs. Davis and Nicholson will receive options for a total of 300,000 and 150,000 shares of Common Stock, respectively, at an exercise price of $2.01 per share. These options were granted on June 25, 1996. The options will fully vest no later than June 25, 2000. Each agreement obligates the Company to the extent commercially practicable to maintain life insurance with respect to Messrs. Davis and Nicholson. In accordance with the employment agreement with Mr. Davis, the Company currently maintains coverage with respect to Mr. Davis in the amount of $2.5 million with the Company as the sole beneficiary. In accordance with the employment agreement with Mr. Nicholson, the Company currently maintains coverage with respect to Mr. Nicholson in the amount of $1.0 million with the Company as the sole beneficiary.

     Each employment agreement provides that either the Company or the employee has the right to terminate the employment at any time during the term of the agreement with or without cause by delivering written notice of termination to the other 30 days prior to the date of termination. Each agreement provides for a severance payment if the agreement is terminated by the Company without cause. Under such circumstances, Messrs. Davis and Nicholson would receive their base annual salary for a period of 12 months following the date of termination, payable over such 12-month period at such times as executives of the Company receive their regular salary payments; all accrued salary, any benefits under any plans of the Company in which the employee is a participant to the full extent of such employee's rights under such plans and any appropriate out-of-pocket business expense reimbursements; and, vesting of the options granted under the applicable employment agreement shall accelerate so that (i) if termination of employment occurs prior to July 25, 1999, such employee's options shall vest for an additional 75,000 and 37,500 shares of Common Stock, respectively (in addition to shares vested as of the date of termination), or
(ii) if termination of employment occurs on or after July 25, 1999, such employee's options shall fully vest. If the agreements are terminated voluntarily either by the employee or by the Company with cause, or by reason of death or disability, then Mr. Davis or Mr. Nicholson, as the case may be, or their respective estate will be entitled to payment of all accrued salary, vesting of the options granted through the date of termination only, any further benefits under any plans of the Company in which such person is a participant to the full extent of such person's rights under such plans through the date of termination only, and any appropriate out-of-pocket business expense reimbursements.

     The Company has entered into a letter agreement with Jerome L. Galant, Chief Financial Officer. The agreement provides that Mr. Galant will receive annual base salary of $145,000 (subject to adjustment), plus a bonus of up to 30% of such annual base salary. Pursuant to this agreement, Mr. Galant has been granted options to purchase up to 53,333 shares of Common Stock at an exercise price of $2.01 per share.

     The Company has entered into a letter agreement with Michael R. Donahue, Chief Marketing Officer. The agreement provides that Mr. Donahue will receive annual base salary of $165,000 (subject to adjustment), and will be eligible to receive incentive compensation based on the achievement of certain performance objectives. Pursuant to this agreement, Mr. Donahue has been granted options to purchase up to 53,333 shares of Common Stock at an exercise price of $5.25 per share. These options will vest over four years. In addition, under certain circumstances Mr. Donahue will receive a severance payment equal to (i) six-months base salary if the employment terminates after 12 months; (ii) nine-months base salary if employment terminates after 24 months; and (iii) twelve-months base salary if employment terminates after 36 months.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, the Company's Second Amended and Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. In addition, the Company maintains directors' and officers' liability insurance. There is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

     Since its inception, the Company has relied in part on stockholder loans to fund its capital needs. The Company repaid all outstanding amounts relating to such loans with a portion of the proceeds of the Company's initial public offering of its common stock other than the loan from REZsolutions, Inc. reflected in the table below with an interest rate of Prime plus 3%, which was repaid in March 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The following table sets forth certain information concerning loans made by certain stockholders and the amount of principal and interest paid to such stockholders during the periods indicated.

                                                                                 AMOUNT OF PRINCIPAL         AMOUNT OF PRINCIPAL
                                          LARGEST AMOUNT OF                      AND INTEREST PAID IN        AND INTEREST PAID IN
                                          LOANS OUTSTANDING                      YEAR ENDED DEC. 31,          NINE MONTHS ENDED
                                          (INCLUDING ACCRUED    INTEREST    ------------------------------      SEPTEMBER 30,
          STOCKHOLDERS/LENDERS               INTEREST)(1)       RATE(2)       1994       1995       1996             1997
          --------------------            ------------------   ----------   --------   --------   --------   --------------------
Reed Travel Group(3).....................     $4,536,482       Prime + 2%   $588,426   $463,362   $441,241        $4,524,941
Best Western International, Inc..........        185,878       Prime + 1%         --         --         --           132,493
Choice Hotels International, Inc. .......         91,541       Prime + 1%         --         --         --            64,576
Forte, Inc. .............................         90,976       Prime + 1%         --         --         --            63,902
HFS Incorporated.........................        174,337       Prime + 1%     12,710     36,574         --            71,692
Hilton Hotels Corporation................         86,093       Prime + 1%      3,116     10,263         --            47,991
Hyatt Hotels Corporation.................        180,790       Prime + 1%         --     22,628         --           104,176
Inter-Continental Hotels Corporation.....        177,039       Prime + 1%      2,653      9,267         --           117,849
La Quinta Inns, Inc. ....................        176,388       Prime + 1%      2,682      7,967         --           117,904
Marriott International, Inc..............         86,044       Prime + 1%      6,012     23,629         --            27,913
Promus Hotels, Inc. .....................        167,504       Prime + 1%         --         --         --           107,142
ITT Sheraton Corporation.................        185,311       Prime + 1%         --         --         --           131,816
REZsolutions(4)..........................         94,148       Prime + 1%         --         --         --            67,622
REZsolutions(4)..........................        215,503       Prime + 3%         --     16,151    205,514                --
Westin Hotels & Resorts(5)...............        184,215       Prime + 1%         --         --         --           130,576

     The Company derives a substantial portion of its revenue from stockholders and their affiliated companies. See Note 14 of Notes to Consolidated Financial Statements for information concerning related party transactions. The following table sets forth the amount of revenues the Company received in 1994, 1995 and 1996 and the nine months ended September 30, 1997 from certain stockholders of the Company that received THISCO, HCC or TravelWeb services:

                                                YEAR ENDED DEC. 31,
                                          --------------------------------    NINE MONTHS ENDED
              STOCKHOLDER                   1994        1995        1996      SEPTEMBER 30, 1997
              -----------                 --------    --------    --------    ------------------
Best Western International, Inc. .......  $395,208    $425,022    $577,894         $696,554
Choice Hotels International, Inc. ......   349,943     397,340     516,666          374,557
Forte, Inc. ............................   155,766     217,563     429,098          396,986
Hilton Hotels Corporation...............   178,595     265,305     410,844          224,390
Hyatt Hotels Corporation................   380,149     550,090     633,818          592,473
Inter-Continental Hotels Corporation....   121,751     275,284     380,287          289,808
La Quinta Inns, Inc. ...................   122,662     218,782     208,037          246,279
Marriott International, Inc.............   164,590     205,664     425,673          283,159
Promus Hotels, Inc. ....................   451,901     533,629     644,815          558,982
REZsolutions, Inc.(4) ..................   294,612     311,957     412,695          588,084
ITT Sheraton Corporation................   468,800     477,883     623,985          500,179
Westin Hotels & Resorts(5)..............   114,080     164,889     453,020          363,695

---------------

(1) Sets forth as of September 30, 1997 the largest aggregate amount of indebtedness outstanding since January 1994. The maturity date for the loan from Reed was June 30, 2001. The maturity date for each of the remaining loans was July 21, 2000.
(2) "Prime" means the prime rate of interest published in the Wall Street Journal. As of September 30, 1997, such prime rate was 8.5% per annum.
(3) Reed Travel Group, a division of Reed Elsevier Inc. and a stockholder of the Company, holds certain license rights to use the Company's UltraSwitch technology for applications unrelated to the hotel industry. See
    "Business -- Technology and Operations." I. Malcolm Highet is a director of the Company and is associated with Reed Elsevier Inc. See "Management" and "Principal and Selling Stockholders."
(4) REZsolutions, Inc. was formed as a result of the merger of Anasazi, Inc. and Utell International.
(5) In January 1997, Starwood Lodging Trust and Starwood Lodging Corporation (currently named Starwood Hotels & Resorts Trust and Starwood Hotels & Resorts Worldwide, Inc., respectively) (collectively, "Starwood") acquired Westin Hotels & Resorts ("Westin"). Westin currently is a subsidiary of Starwood.

     Effective in July 1995, the Company issued 4,934,667 shares of Common Stock in exchange for all of the outstanding capital stock of THISCO and 83.3% of the outstanding capital stock of HCC (the "Reorganiza-tion"). Lodging Network, Inc. ("LNI"), a stockholder of the Company, retained certain shares of HCC preferred stock, representing 16.7% of the outstanding capital stock of HCC. In conjunction with the Reorganization, LNI was granted an option (the "LNI Option") expiring in July 1998 to exchange its interest in HCC for 448,667 shares of the Company's Common Stock. In June 1996, the Company purchased the shares of HCC preferred stock held by LNI for $2.0 million and 89,733 shares of Common Stock, and the LNI Option was canceled. See Notes 2 and 3 of Notes to the Consolidated Financial Statements.

     Prior to the Reorganization, HCC offered a special bonus plan for management of HCC, including Messrs. Davis, Nicholson, Jent and Hart. As part of the Reorganization in 1995, HCC management agreed to forfeit their rights to participate in the bonus plan to HCC in return for a cash payment and the opportunity to purchase an aggregate of 283,333 shares of the Company's Common Stock for $570,874.

     In June 1996, Information Associates, L.P. and Information Associates, C.V. purchased 1,538,462 shares of the Company's Series A Preferred Stock for $4.88 per share or $7,500,005, representing 22.9% of the shares of the Company's capital stock outstanding after the purchase. Information Associates, L.P. and Information Associates, C.V. are affiliates of Trident. Donald R. Dixon and Rockwell A. Schnabel, two directors of the Company, are associated with Trident. See "Management" and Note 8 of Notes to the Consolidated Financial Statements.

     REZsolutions, Inc., a stockholder of the Company, provides services to the Company which include facility management and maintenance, consulting and software development. During 1994, 1995, 1996 and during the nine months ended September 30, 1997, the Company paid $526,641, $578,469, $716,870 and $226,335, respectively, for these services. In the past three fiscal years, the Company has purchased furniture and interior design items from Right Angle, a company owned by Mrs. Leah Davis, the spouse of Mr. John F. Davis, III, the Chief Executive Officer, President and a director of the Company. Mrs. Davis received commissions not in excess of 15% of the amount of such purchases. The total payments made to Right Angle and Mrs. Davis for furniture, decorative items and commissions in 1995, 1996 and 1997 were $16,908, $121,425 and $4,946, respectively. The Company believes that the terms of its transactions with Right Angle were at least as favorable to the Company as terms that could have been negotiated with an unrelated third party.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1997 and as adjusted to reflect the sale of shares in this offering by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers,
(iv) all directors and executive officers of the Company as a group and (v) each Selling Stockholder.

                                          SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                            OWNED PRIOR TO                        OWNED AFTER THE
                                            THE OFFERING(1)       NUMBER OF       OFFERING(1)(2)
                                          -------------------      SHARES       -------------------
                  NAME                     NUMBER     PERCENT   BEING OFFERED    NUMBER    PERCENT
                  ----                    ---------   -------   -------------   --------   --------
Entities affiliated with Trident
  Capital(3)............................  1,538,462    15.1%        600,000      938,462      9.0%
The TCW Group, Inc.(4)..................    965,300     9.5              --      965,300      9.2
Best Western International..............    426,204     4.2         200,000      226,204      2.2
Reed Travel Group (A division of Reed
  Elsevier Inc.)(5).....................    382,386     3.8         191,193      191,193      1.8
REZsolutions, Inc.(6)...................    336,801     3.3         168,400      168,401      1.6
Westin Hotels & Resorts(7)..............    316,548     3.1         158,274      158,274      1.5
Inter-Continental Hotels................    302,957     3.0         151,479      151,478      1.4
Choice Hotels International.............    170,800     1.7          85,400       85,400        *
Hilton Hotels International.............    170,800     1.7          85,400       85,400        *
Marriott International, Inc.(8).........    170,800     1.7          85,400       85,400        *
John F. Davis, III(9)...................    291,000     2.8          75,000      216,000      2.0
Joseph W. Nicholson(9)..................    107,834     1.1          11,333       96,501        *
M. Nicholas Jent(9).....................     36,917       *              --       36,917        *
Phillip A. Mytom-Hart(9)................     34,992       *           7,800       27,192        *
Jerome L. Galant(9).....................     18,889       *              --       18,889        *
William S. Lush(9)......................     14,583       *              --       14,583        *
Michael R. Donahue......................         --       *              --           --        *
John W. Biggs...........................         --       *              --           --        *
Donald R. Dixon(4)......................         --       *              --           --        *
William C. Hammett, Jr. ................         --       *              --           --        *
I. Malcolm Highet(5)(6).................         --       *              --           --        *
Rockwell A. Schnabel(4)(6)..............         --       *              --           --        *
Paul J. Travers(6)......................         --       *              --           --        *
Mark C. Wells...........................         --       *              --           --        *
Bruce Wolff(8)..........................         --       *              --           --        *
Directors and executive officers as a
  group (15 persons)(9).................    504,215     4.8          94,133      410,082      3.8

---------------

 *  Less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote and subject to community property law where applicable, the Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 10,181,045 shares of Common Stock outstanding as of December 31, 1997, and 10,461,366 shares of Common Stock as adjusted for the issuance of Common Stock by the Company in connection with this offering. In computing the number of shares of Common Stock subject to options held by that person that are exercisable within 60 days of December 31, 1997, such shares are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Assumes no exercise of the underwriters' over-allotment option.
(3) Of the total shares indicated as beneficially owned by entities affiliated with Trident Capital, Information Associates, L.P. owns 1,496,693 shares and Information Associates, C.V. owns 41,769 shares. Informa-
tion Associates, C.V. is a Netherlands Antilles limited partnership and Information Associates, L.P. is a Delaware limited partnership. The general partner of each of these entities is Trident Capital Management, L.L.C., a
     Delaware limited liability company ("Trident Capital"), the members of which include Donald R. Dixon and Rockwell A. Schnabel, directors of the Company. The address of Trident Capital is 2480 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(4) Information obtained from a filing with the Commission. The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017.
(5) Mr. Highet, a director of the Company, is a director and Executive Vice-President of Reed Elsevier, Inc.
(6) REZsolutions, Inc. was formed as a result of the merger of Anasazi, Inc. and Utell International. Messrs. Travers, Highet and Schnabel, directors of the Company, are directors of REZsolutions, Inc., and Mr. Travers, the Company's Chairman of the Board, serves as the Chief Financial Officer of REZsolutions, Inc.
(7) See footnote 5 contained in "Certain Transactions."
(8) Mr. Wolff, a director of the Company, serves as Vice President, Distribution Sales and Marketing of the lodging division of Marriott International, Inc.
(9) Includes exercisable options held by Messrs. Davis, Nicholson, Galant, Jent, Hart and Lush to purchase 112,500, 56,250, 16,667, 2,917, 3,792 and 14,583 shares of Common Stock, respectively, and options exercisable within 60 days of December 31, 1997 held by Messrs. Davis, Nicholson and Galant of 12,500, 6,250 and 2,222 shares of Common Stock, respectively.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), issuable in series. As of December 31, 1997, there were outstanding 10,181,045 shares of Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulate voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or other rights to subscribe for additional securities of the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. There are no shares of Preferred Stock outstanding and the Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

     In connection with the Distribution Services Agreement entered into in May 1997 between the Company and Holiday Inn, the Company issued to Holiday Inn warrants for the purchase of up to 345,723 shares of the Company's Common Stock. The warrants are exercisable at any time during the two year period ending May 12, 1999 at an exercise price equal to $7.20 per share.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Delaware Anti-Takeover Statute. The Company is subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Certificate of Incorporation. The Certificate of Incorporation (the "Certificate") provides (i) for the authorization of the Board of Directors to issue, without further action by the stockholders, up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, (ii) that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing, (iii) that special meetings of stockholders of the Company may be called only by the Chairman of the Board, the Chief Executive Officer or a majority of the members of the Board of Directors, (iv) for a classified Board of Directors, (v) that vacancies on the Board of Directors, including newly created directorships, can be filled only by a majority of the directors then in office, and (vi) that directors of the Company may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of voting stock, voting together as a single class.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Company. Such provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors -- Anti-Takeover Matters."

LIMITATIONS ON DIRECTOR LIABILITY

     The Certificate provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, directors of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

REGISTRATION RIGHTS

     Pursuant to an agreement between the Company and the holders (the "Holders") of approximately 4,251,033 shares of Common Stock (the "Registrable Securities"), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act (other than a registration on a Form S-3 or any successor form), either for its own account or for the account of other Holders exercising registration rights, the Holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include shares of Registrable Securities therein. Additionally, the Holders are entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act

(other than a registration on a Form S-3 or any successor forms) at the Company's expense with respect to their shares of Registrable Securities, and the Company is required to use its best efforts to effect such registration. Subject to certain limitations, the Holders may also require the Company to register their shares on Form S-3 when such form becomes available to the Company. Generally, the Company is required to bear all registration and selling expenses incurred in connection with any such registrations. The rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. Such registration rights terminate as to any Holder at such time as the Holder holds less then one percent (1%) of the Company's outstanding capital stock and may sell all of such Holder's shares under rule 144 promulgated under the Securities Act within a three-month period.

TRADING MARKET, TRANSFER AGENT AND REGISTRAR

     The Common Stock is traded on the Nasdaq National Market under the symbol PEGS. The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding an aggregate of 10,461,366 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options after December 31, 1997. Of these shares, all of the shares sold in the offering will be freely tradeable by persons other than "affiliates" or persons deemed to be acting as "underwriters" (as such terms are defined under the Securities Act) of the Company. In addition, 4,251,033 shares of Common Stock are "restricted shares" within the meaning of Rule 144 under the Securities Act and may be sold only if they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including pursuant to Rule 144. The Company has granted certain registration rights to the holders of such shares. See "Description of Capital Stock -- Registration Rights."

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock which does not exceed the greater of one percent of the number of then outstanding shares or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice and manner of sale requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions of such rule. Rule 144 does not require the same person to have held the securities for the applicable periods.

     Any employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell such shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell such shares without complying with the public information, volume and notice provisions of Rule 144. Rule 701 is available for optionholders of the Company as to all shares issued pursuant to the exercise of options granted prior to this offering.

     The Company filed a registration statement on Form S-8 to register the shares of Common Stock issuable upon exercise of options granted or to be granted pursuant to the Plans. Accordingly, shares issued upon exercise of such options are freely tradeable by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

     The Company, its executive officers and directors who are stockholders, certain holders of options to purchase Common Stock under the Plans and certain other stockholders of the Company, including the Selling Stockholders, all of which hold an aggregate of approximately 2,250,000 shares of Common Stock, have agreed that, for a period of 90 days from the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock or options to acquire Common Stock without the prior written consent of Hambrecht & Quist LLC, except for the issuance by the Company of options to purchase Common Stock or shares of Common Stock issuable upon the exercise thereof, provided that such options shall not become exercisable and such shares issuable upon exercise of options or pursuant to acquisitions shall not be transferable prior to the end of the 90-day period and for certain transfers by individuals signing such agreements to their immediate family members.

     No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of the Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. See "Risk
Factors -- Absence of Prior Public Market; Potential Volatility of Stock Price."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock:

                                                              Number of
                            Name                               Shares
                            ----                              ---------
Hambrecht & Quist LLC.......................................  1,050,000
NationsBanc Montgomery Securities LLC.......................    525,000
Volpe Brown Whelan & Company, LLC...........................    525,000
                                                              ---------
          Total.............................................  2,100,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.57 per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $0.10 per share to certain other dealers. After the offering, the offering price and other selling terms may be changed by the Underwriters. The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     Certain Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 315,000 additional shares of Common Stock at the offering price, less the underwriting discount set forth on the cover page of this Prospectus. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. Such Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain officers and directors who are stockholders of the Company and certain of the other stockholders, including the Selling Stockholders, who will own in the aggregate approximately 2,250,000 shares of Common Stock after the offering, have agreed, subject to certain exceptions, that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 90-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 90-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its Plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such 90-day period.

     The public offering price for the Common Stock has been determined by negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors considered in determining the public offering price were prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

     Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Cooley Godward LLP, San Francisco, California, will pass upon certain legal matters for the Underwriters.

                                    EXPERTS

     The consolidated financial statements of Pegasus Systems, Inc. as of December 31, 1996 and for the year ended December 31, 1996 included in this Prospectus and the related financial statement schedule for the year ended December 31, 1996 included elsewhere in the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Pegasus Systems, Inc. (formerly The Hotel Industry Switch Company in 1994) as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 and the consolidated financial statements of The Hotel Clearing Corporation as of December 31, 1993 and 1994 and for each of the two years in the period ended December 31, 1994 included in this Prospectus and the related financial statement schedule for the years ended December 31, 1994 and 1995 included elsewhere in the Registration Statement have been so included in reliance on the reports of Belew Averitt LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     In January 1997, the Company advised Belew Averitt LLP ("Belew Averitt") that it would no longer retain the firm as independent accountants. The reports of Belew Averitt on the Company, formerly The Hotel Industry Switch Company, and The Hotel Clearing Corporation for the previous years (1993, 1994 and 1995) did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was precipitated by the Company's plan to complete an initial public offering in 1997 and was approved by the Board of Directors on January 7, 1997. During the periods audited by Belew Averitt and through January 7, 1997 there were no disagreements with Belew Averitt on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Belew Averitt, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Price Waterhouse LLP was engaged by the Company as its independent accountants on January 7, 1997.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission"), a registration statement on Form S-1 (together with any registration statement filed pursuant to Rule 462(b), the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed thereto. Statements contained in this Prospectus as to the contents of any agreement, contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained upon payment of certain fees prescribed by the Commission from the Public Reference Section of the Commission at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Regional Offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

                             PEGASUS SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

PEGASUS SYSTEMS, INC.:
Consolidated Annual Financial Statements:
  Reports of Independent Accountants........................  F-2
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................  F-4
  Consolidated Statements of Operations for the Years Ended
     December 31, 1994, 1995 and 1996.......................  F-5
  Consolidated Statements of Changes in Shareholders' Equity
     (Deficit) for the Years Ended December 31, 1994, 1995
     and 1996...............................................  F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1994, 1995 and 1996.......................  F-7
  Notes to Consolidated Financial Statements................  F-8
Consolidated Interim Financial Statements (Unaudited):
  Consolidated Balance Sheets as of December 31, 1996 and
     September 30, 1997.....................................  F-24
  Consolidated Statements of Operations for the Nine Months
     Ended September 30, 1996 and 1997......................  F-25
  Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 1996 and 1997......................  F-26
  Notes to Consolidated Interim Financial Statements........  F-27

THE HOTEL CLEARING CORPORATION:
Consolidated Annual Financial Statements:
  Report of Independent Accountants.........................  F-30
  Consolidated Balance Sheets as of December 31, 1993 and
     1994...................................................  F-31
  Consolidated Statements of Operations for the Years Ended
     December 31, 1993 and 1994.............................  F-32
  Consolidated Statements of Shareholders' Deficit for the
     Years Ended December 31, 1993 and 1994.................  F-33
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1993 and 1994.............................  F-34
  Notes to Consolidated Financial Statements................  F-35
Consolidated Interim Financial Statements (Unaudited):
  Consolidated Balance Sheet as of June 30, 1995............  F-41
  Consolidated Statements of Operations for the Six Months
     Ended June 30, 1994 and 1995...........................  F-42
  Consolidated Statement of Shareholders' Deficit for the
     Six Months Ended June 30, 1995.........................  F-43
  Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 1994 and 1995...........................  F-44
  Notes to Consolidated Interim Financial Statements........  F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Pegasus Systems, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Pegasus Systems, Inc. and its subsidiaries at December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Dallas, Texas
February 21, 1997, except as to Note 13, which is as of May 12, 1997, Note 15, which is as of August 6, 1997 and Note 16, which is as of January 26, 1998.

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
Pegasus Systems, Inc.

We have audited the accompanying consolidated balance sheet of Pegasus Systems, Inc. (formerly The Hotel Industry Switch Company in 1994) and its subsidiaries (Company) as of December 31, 1995, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.

                                            BELEW AVERITT LLP

Dallas, Texas
March 2, 1996, except for
Note 15, as to which the
date is August 6, 1997 and
Note 16, as to which the
date is January 26, 1998

                             PEGASUS SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                  1995            1996
                                                              ------------    ------------
Cash and cash equivalents...................................  $     93,831    $  1,796,311
Restricted cash.............................................       330,177         690,206
Short-term investments......................................            --       2,705,076
Accounts receivable, net of allowance for doubtful accounts
  of $20,000 and $44,805, respectively......................       739,496         924,951
Accounts receivable from affiliates.........................       655,756         754,405
Other current assets........................................        41,990         190,976
                                                              ------------    ------------
          Total current assets..............................     1,861,250       7,061,925
Software development costs..................................     4,085,501       2,113,758
Property and equipment, net.................................     2,660,467       3,001,012
Goodwill, net of accumulated amortization of $58,219 and
  $178,943, respectively....................................     1,687,452       1,685,772
Other noncurrent assets.....................................        21,324          29,269
                                                              ------------    ------------
          Total assets......................................  $ 10,315,994    $ 13,891,736
                                                              ============    ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Accounts payable and accrued liabilities....................  $  1,736,564    $  2,574,186
Accounts payable to affiliates..............................       204,188         115,049
Unearned income.............................................       431,373         470,588
Current portion of capital lease obligations................       814,490       1,048,238
Current portion of notes payable to affiliates..............       235,000         785,517
                                                              ------------    ------------
          Total current liabilities.........................     3,421,615       4,993,578
Capital lease obligations, net of current portion...........     1,696,570       1,749,899
Notes payable to affiliates, net of current portion.........     5,297,158       4,603,568
Unearned income.............................................       941,176         470,588
Other noncurrent liabilities................................            --         119,709
Minority interest...........................................     1,339,682              --
Commitments and contingencies (Note 11).....................            --              --
Shareholders' equity (deficit):
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized; zero and 1,538,462 shares issued and
     outstanding, respectively..............................            --          15,385
  Common stock, $.01 par value; 100,000,000 shares
     authorized, 5,218,000 and 5,307,733 shares issued,
     respectively...........................................        52,180          53,077
  Additional paid-in capital................................     8,652,969      16,968,364
  Unearned compensation.....................................            --        (485,937)
  Accumulated deficit.......................................   (11,085,356)    (14,570,157)
  Less treasury stock (116,484 shares, at cost).............            --         (26,338)
                                                              ------------    ------------
          Total shareholders' equity (deficit)..............    (2,380,207)      1,954,394
                                                              ------------    ------------
          Total liabilities and shareholders' equity
            (deficit).......................................  $ 10,315,994    $ 13,891,736
                                                              ============    ============

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                             1994          1995           1996
                                          ----------    -----------    -----------
Net revenues (Notes 1 and 14)
  Shareholder...........................  $4,491,985    $ 7,400,592    $11,961,445
  Nonshareholder........................     174,466      1,895,136      3,907,567
                                          ----------    -----------    -----------
          Total revenues................   4,666,451      9,295,728     15,869,012
Cost of services........................   1,546,065      3,882,496      6,199,058
Research and development................     238,116        839,588      1,961,055
Write-off of purchased in-process
  research and development (Note 3).....          --      1,223,000        244,600
General and administrative expenses.....   1,065,345      2,770,474      3,799,199
Marketing and promotion expenses........     130,474        912,230      2,824,633
Depreciation and amortization...........   1,518,588      2,476,812      3,425,678
                                          ----------    -----------    -----------
Operating income (loss).................     167,863     (2,808,872)    (2,585,211)
Other (income) expense:
  Interest expense......................     591,076        815,560        893,177
  Interest income.......................          --             --       (114,150)
                                          ----------    -----------    -----------
Loss before income taxes and minority
  interest..............................    (423,213)    (3,624,432)    (3,364,238)
Income taxes............................          --             --         15,000
                                          ----------    -----------    -----------
Loss before minority interest...........    (423,213)    (3,624,432)    (3,379,238)
Minority interest.......................          --         53,528       (105,563)
                                          ----------    -----------    -----------
Net loss................................  $ (423,213)   $(3,570,904)   $(3,484,801)
                                          ==========    ===========    ===========
Basic and diluted net loss per share....  $    (0.56)   $     (1.30)   $     (0.66)
                                          ==========    ===========    ===========
Weighted average shares outstanding used
  in the basic and diluted net loss per
  share calculation.....................     762,000      2,751,940      5,246,800
                                          ==========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                            PREFERRED STOCK        COMMON STOCK                                       TREASURY STOCK
                          -------------------   -------------------   ADDITIONAL                   --------------------
                          NUMBER OF             NUMBER OF               PAID-IN       UNEARNED     NUMBER OF
                           SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL     COMPENSATION    SHARES      AMOUNT
                          ---------   -------   ---------   -------   -----------   ------------   ---------   --------
Balance of THISCO at
 December 31, 1993......        --        --     762,000    $7,620    $ 4,857,478           --           --         --
Net loss................        --        --          --        --             --           --           --         --
                          ---------   -------   ---------   -------   -----------    ---------     --------    --------
Balance of THISCO at
 December 31, 1994......        --        --     762,000     7,620      4,857,478           --           --
                          =========   =======   =========   =======   ===========    =========     ========    ========
Conversion of
 shareholder loans......        --        --          --        --        525,000           --           --         --
Exchange of THISCO
 shares for Pegasus
 shares.................        --        --    (762,000)   (7,620)         7,620           --           --         --
Formation of Pegasus....        --        --    2,691,867   26,919        (26,919)          --           --         --
Acquisition of HCC......        --        --    2,242,800   22,428      2,721,749           --           --         --
Issuance of restricted
 shares to management...        --        --     283,333     2,833        568,041           --           --         --
Net loss................        --        --          --        --             --           --           --         --
                          ---------   -------   ---------   -------   -----------    ---------     --------    --------
Balance at December 31,
 1995...................        --        --    5,218,000   52,180      8,652,969           --           --         --
                          =========   =======   =========   =======   ===========    =========     ========    ========
Issuance of Pegasus
 preferred stock to
 Information Associates,
 L.P. and Information
 Associates, C.V........  1,538,462   $15,385         --        --      7,484,620           --           --         --
Issuance of Pegasus
 common stock for
 purchase of minority
 interest...............        --        --      89,733       897        277,725           --           --         --
Purchase of treasury
 stock..................        --        --          --        --             --           --     (116,484)   $(26,338)
Issuance of compensatory
 stock options..........        --        --          --        --        551,150    $(485,937)          --         --
Proceeds from stock
 subscription...........        --        --          --        --          1,900           --           --         --
Net loss................        --        --          --        --             --           --           --         --
                          ---------   -------   ---------   -------   -----------    ---------     --------    --------
Balance at December 31,
 1996...................  1,538,462   $15,385   5,307,733   $53,077   $16,968,364    $(485,937)    (116,484)   $(26,338)
                          =========   =======   =========   =======   ===========    =========     ========    ========


                          ACCUMULATED
                            DEFICIT         TOTAL
                          ------------   -----------
Balance of THISCO at
 December 31, 1993......  $ (7,091,239)  $(2,226,141)
Net loss................      (423,213)     (423,213)
                          ------------   -----------
Balance of THISCO at
 December 31, 1994......    (7,514,452)   (2,649,354)
                          ============   ===========
Conversion of
 shareholder loans......            --       525,000
Exchange of THISCO
 shares for Pegasus
 shares.................            --            --
Formation of Pegasus....            --            --
Acquisition of HCC......            --     2,744,177
Issuance of restricted
 shares to management...            --       570,874
Net loss................    (3,570,904)   (3,570,904)
                          ------------   -----------
Balance at December 31,
 1995...................   (11,085,356)   (2,380,207)
                          ============   ===========
Issuance of Pegasus
 preferred stock to
 Information Associates,
 L.P. and Information
 Associates, C.V........            --     7,500,005
Issuance of Pegasus
 common stock for
 purchase of minority
 interest...............            --       278,622
Purchase of treasury
 stock..................            --       (26,338)
Issuance of compensatory
 stock options..........            --        65,213
Proceeds from stock
 subscription...........            --         1,900
Net loss................    (3,484,801)   (3,484,801)
                          ------------   -----------
Balance at December 31,
 1996...................  $(14,570,157)  $ 1,954,394
                          ============   ===========

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                1994          1995           1996
                                                              ---------    -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(423,213)   $(3,570,904)   $(3,484,801)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Minority interest.......................................         --        (53,528)       105,563
    Accrued interest reclassified to notes payable..........         --         43,496         91,927
    Reclassification of accrued interest to notes payable to
      affiliates............................................         --        255,203             --
    Loss on write-down of equipment.........................         --        246,000             --
    Write off of in-process research and development
      costs.................................................         --      1,223,000        244,600
    Adjustment for discontinued software projects...........         --             --        316,698
    Loss (gain) on sale of equipment........................     (7,620)       (14,553)         9,564
    Depreciation and amortization...........................  1,518,588      2,476,812      3,425,678
    Recognition of stock option compensation................         --             --         65,213
    Changes in assets and liabilities:
      Restricted cash.......................................         --       (157,307)      (360,029)
      Accounts receivable...................................    (50,197)      (182,998)      (185,455)
      Accounts receivable from affiliates...................   (331,980)        80,785        (98,649)
      Other current and noncurrent assets...................     (1,966)       (24,032)      (156,931)
      Accounts payable and accrued liabilities..............    295,342        586,483        837,620
      Accounts payable to affiliates........................    (20,403)      (202,230)       (89,139)
      Unearned income.......................................         --       (210,036)      (431,373)
      Other noncurrent liabilities..........................         --             --        119,709
                                                              ---------    -----------    -----------
        Net cash provided by operating activities...........    978,551        496,191        410,195
                                                              ---------    -----------    -----------
Cash flows from investing activities:
  Purchase of software, property and equipment..............   (256,656)      (639,461)      (495,100)
  Proceeds from sale of software, property and equipment....     71,337             --        133,134
  Purchase of marketable securities.........................         --             --     (2,705,076)
                                                              ---------    -----------    -----------
        Net cash used in investing activities...............   (185,319)      (639,461)    (3,067,042)
                                                              ---------    -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of stock...........................         --        570,874      7,500,005
  Purchase of minority interest.............................         --             --     (2,000,000)
  Repayments on notes payable to affiliates.................   (234,165)      (103,337)      (235,000)
  Repayments of capital leases..............................   (459,398)      (578,271)      (974,969)
  Purchase of treasury stock................................         --             --        (26,338)
  Proceeds from stock subscription..........................         --             --          1,900
  Proceeds from line of credit..............................         --             --        175,000
  Repayment of line of credit...............................         --             --       (175,000)
  Proceeds from capital leases..............................         --             --         93,729
                                                              ---------    -----------    -----------
    Net cash provided (used) by financing activities........   (693,563)      (110,734)     4,359,327
                                                              ---------    -----------    -----------
Net increase (decrease) in cash and cash equivalents........     99,669       (254,004)     1,702,480
Cash and cash equivalents, beginning year...................    248,166        347,835         93,831
                                                              ---------    -----------    -----------
Cash and cash equivalents, end of year......................  $ 347,835    $    93,831    $ 1,796,311
                                                              =========    ===========    ===========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $ 509,722    $   706,842    $   858,017
  Income taxes paid.........................................         --             --             --
                                                              ---------    -----------    -----------
Supplemental schedule of noncash investing and financing
  activities:
  Acquisition of equipment under capital leases.............  $ 120,252    $ 2,083,365    $ 1,045,988
                                                              =========    ===========    ===========
  Conversion of notes payable to affiliates to additional
    paid-in capital (Note 7)................................  $      --    $   525,000    $        --
                                                              =========    ===========    ===========
  Issuance of common stock for acquisitions (Notes 2, 3 and
    8)......................................................  $      --    $ 2,744,177    $   278,622
                                                              =========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BACKGROUND

     In July 1995, Pegasus Systems, Inc. (Pegasus or the Company) was formed as a Delaware holding company to combine the operations of two existing companies operating in the same industry, The Hotel Industry Switch Company (THISCO) and The Hotel Clearing Corporation (HCC), as discussed in Note 2 below. For accounting purposes, the combination was recorded as a purchase of HCC, as discussed in Note 3 below.

CONSOLIDATION

     The accompanying financial statements include the historical accounts of THISCO for 1994. The financial statements for 1995 reflect the consolidated balance sheets of THISCO and HCC and the consolidated operations of THISCO for the year ended 1995 and HCC from the date of acquisition to December 31, 1995. The 1996 consolidated financial statements include the accounts of Pegasus and its wholly owned subsidiaries, THISCO and HCC. THISCO is consolidated with its wholly owned subsidiary, TravelWeb, Inc. (TravelWeb), and HCC is consolidated with its wholly owned subsidiary, Pegasus Systems Inc. (UK) Limited (Pegasus UK, formerly The Hotel Clearing Corporation (UK) Limited), (collectively, the Company). All significant intercompany balances have been eliminated in consolidation.

     THISCO was formed in September 1988 as a Delaware corporation. The Company's THISCO service provides an electronic interface from hotel central reservation systems to travel agencies through Global Distribution Systems
(GDSs), which are electronic travel information and reservation systems such as SABRE.

     HCC, acquired by the Company in July 1995 (see Note 3), was formed in July 1991 as a Delaware corporation. The Company's HCC service consolidates commissions paid by participating hotels to a participating travel agency into a single monthly payment and provides participants with comprehensive transaction reports. Hotel properties and travel agencies worldwide utilize the HCC service to increase the efficiency and reduce costs associated with preparing, paying and reconciling hotel room reservation commissions.

     TravelWeb was formed in October 1995 as a Delaware corporation. The Company's TravelWeb service provides individual travelers direct access to online hotel information and the ability to make reservations electronically at hotel properties. In addition, through its recently introduced NetBooker service, the Company offers TravelWeb's comprehensive hotel database and Internet hotel reservation capabilities to third-party Web sites.

     Pegasus UK, a wholly-owned subsidiary of HCC, was formed in September 1993 in England to market and provide services for travel agents and hotel chains operating in Europe, Africa and Asia.

MANAGEMENT ESTIMATES

     In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less from the date of purchase, to be cash equivalents.

                             PEGASUS SYSTEMS, INC.

RESTRICTED CASH

     Funds for travel agency commission checks which have not cleared HCC's processing bank after certain time periods are returned to HCC. Any amounts which are not remitted to travel agents will be escheated to the appropriate state, as required.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

     In 1996, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS
115). In accordance with this Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of the adoption of FAS 115 did not have a material effect on the Company's financial condition or results of operations.

     As of December 31, 1994, 1995 and 1996, the status of the securities accounted for under FAS 115, was as follows:

                                                                AMORTIZED COST
                                                     ------------------------------------
                                                        1994         1995         1996
                                                     ----------   ----------   ----------
Held to maturity:
  Corporate debt...................................  $       --   $       --   $  992,621
  U.S. government agencies.........................          --           --    1,712,455
                                                     ----------   ----------   ----------
                                                     $       --   $       --   $2,705,076
                                                     ==========   ==========   ==========

     As of December 31, 1994, 1995 and 1996, the aggregate fair market value of the held-to-maturity securities was $0, $0 and $2,705,076, respectively. The gross unrealized gains and losses by type of security were not material.

     The contract maturities of the held-to-maturity securities are less than one year.

SOFTWARE DEVELOPMENT COSTS

     All costs incurred in the internal development of computer software used in delivery of the Company's services are expensed until a product design and a working model of the software have been tested and completed. Thereafter, any further development or production costs are capitalized until the software is placed into service. Maintenance and customer support costs are expensed when incurred. Capitalized software development costs are amortized on a product-by-product basis using the greater of the amount computed by the ratio of current year net revenue to estimated future net revenue, or the amount computed by the straight-line method over a period which approximates the estimated economic life of the products. The amount by which unamortized software costs exceed the net realizable value, if any, is recognized in the period the excess is determined. Prior to 1996, capitalized costs were being amortized over three to five years using the straightline method. However, in 1996 the Company changed the estimated life of all capitalized software costs to three years. The effect of this change was to increase the net loss during 1996 by approximately $292,000 or $0.04 per share on a pro forma basis. During 1996, the Company recorded a charge of $316,698 resulting from discontinued software development projects. During 1995 and 1996, the Company capitalized a total of approximately $3,840,000 and $470,000, respectively, of software development costs, including the software acquired in connection with the acquisition of HCC (See Note 3). During 1994, 1995 and 1996, the Company amortized approximately $970,000, $1,532,000 and $2,125,000, respectively, of capitalized software costs. Accumulated amortization of software development costs was $4,614,686 and $6,739,465 at December 31, 1995 and 1996, respectively.

                             PEGASUS SYSTEMS, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated over their estimated useful lives, ranging from three to seven years. Leasehold improvements are amortized over the life of the lease using the straight-line method. Expenditures for maintenance and repairs, as well as minor renewals, are charged to operations as incurred. Betterments and major renewals are capitalized. Upon retirement or sale of an asset, the cost of the asset and the related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations.

     In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (FAS 121) was issued. Effective January 1, 1996, the Company adopted FAS 121 which requires that long-lived assets held and used by an entity, or to be disposed of, be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between the net book value of the assets and the estimated fair value of the related assets. Based on its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 1995 or 1996.

GOODWILL

     Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired. Such excess costs are being amortized on a straight-line basis over 15 years. Unamortized goodwill at December 31, 1995 and 1996, was $1,687,452 and $1,685,772, respectively. The carrying value of goodwill is evaluated periodically in relation to the operating performance and anticipated future undiscounted net cash flows of the related business. Based on its most recent analysis, the Company believes that no impairment of goodwill existed at December 31, 1996. Amortization of goodwill was $0, $58,219 and $120,724 in 1994, 1995 and 1996, respectively.

REVENUES

     The Company primarily derives its revenues from transaction fees and commissions charged to participating hotels and travel agencies. A substantial portion of Company revenue is derived from shareholders and shareholder-owned companies (see Note 14).

     The Company's revenues are predominantly transaction-based. The Company derives its revenues from its THISCO service by charging its hotel participants a fee based on the number of reservations made, less the number cancelled ("net reservations"), and a fee for "status messages" processed through the THISCO service. Status messages are electronic messages sent by hotels to GDSs to update room rates, features and availability information in GDS databases. As cumulative volumes of net reservations increase during the course of the calendar year, the fee per transaction decreases after predetermined transaction volume hurdles have been met. As a result, for higher volume customers, unit transaction fees are higher at the beginning of the year, when cumulative transactions are lower. The Company recognizes revenues based on the expected fee per transaction to be earned for services to be provided to the customer during the entire year. Because the Company's customer contracts are based on calendar year terms, this process of recognizing revenues results in a deferred revenue balance being created during early periods of the year, which will be reflected in interim balance sheets and be fully utilized by the end of each year. Additionally, Pegasus generally charges new participants in the THISCO service a one-time set-up fee for work associated with the implementation of the interface with the THISCO service. Revenue for these one-time set-up fees is recognized on a percentage of completion basis as the services are performed over the set-up period, which generally ranges from two to six months. The Company also charges certain GDSs a fee based on the number of net reservations to

                             PEGASUS SYSTEMS, INC.

compensate for the management and consolidation of multiple interfaces. Revenue recognized for GDS fees is based on the actual volume of transactions processed through the specific GDS multiplied by the anticipated average fee per transaction to be charged to the GDS for the entire calendar year. Since both the amount of GDS fees and the volume sensitive pricing is far less pronounced than is the case with hotel customers, the amount of deferred revenue associated with GDS billings is considerably less than that of the hotels. The Company intends to reduce certain of the fees that it charges hotels for transmitting status messages.

     Pegasus derives its revenues from its HCC service by charging a participating travel agency a fee based on a percentage of the dollar amount of commissions paid to that agency through the HCC service. The Company also generally charges a participating hotel a fee based on the number of commissionable transactions arising from that hotel. Revenues from HCC travel agency fees can vary substantially from period to period based on the types of hotels at which reservations are made and overall room rates. Pegasus recognizes revenues from its HCC service in the month in which the hotel stay occurs. In the immediate following month, Pegasus collects commissions from the hotels by the 12th business day of such month and pays commissions to travel agencies by the 15th business day of such month. If a hotel fails to deliver funds to the Company, the Company is not obligated to deliver commission payments on behalf of the hotel to travel agencies. HCC revenues also include amortization of a $2.0 million payment received by the Company in June 1993 in exchange for a five-year noncancelable data processing contract. This payment was initially recorded as unearned income and is being recognized as revenue over the life of the contract. The amount of revenue recognized in 1996 was $431,000 (See Note
11). For the period from acquisition to December 31, 1995 and the year ended December 31, 1996, HCC revenues from hotels are presented net of commission payments to travel agencies of approximately $39,820,000 and $105,000,000, respectively.

     The Company offers two services, TravelWeb and NetBooker, that provide hotel reservation capability to individual travelers through the Internet. During 1996, Pegasus derived the substantial majority of its TravelWeb revenues from fees related to the creation of Web site pages for hotels and for maintaining these pages on the TravelWeb site. During 1997, the Company is transitioning its fee structure to begin charging participating hotels subscription fees based on the number of their properties included in the database and transaction fees based on the number of net reservations made at their properties through the TravelWeb service. The Company is not in a position to forecast the effect that this change in fee structure will have on its TravelWeb revenues. There can be no assurance that such a change will not have a material adverse effect on the Company's financial condition and results of operations. The Company also derives revenues through the sale of advertising space on the TravelWeb site. Pegasus realizes revenues from NetBooker, the Company's hotel room reservation service provided to third-party Web sites, by charging third-party Web sites an initial development and licensing fee and by charging hotels a fee based on the number of net reservations made through the NetBooker service. The Company has not received a material amount of revenues for the TravelWeb service or the NetBooker service to date, and there can be no assurance that either of these services will produce a material amount of revenues in the future.

INCOME TAXES

     The Company presents income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 uses an asset and liability approach to account for income taxes. In the event differences between the financial reporting basis and the tax basis of the Company's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided for a portion or all of the deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

                             PEGASUS SYSTEMS, INC.

ADVERTISING COSTS

     Advertising and promotion-related expenses are charged to operations when incurred. Advertising expense for 1994, 1995 and 1996 was approximately $84,000, $173,000 and $613,000, respectively.

FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments reflected in the consolidated balance sheets at December 31, 1995 and 1996 approximate their respective fair values.

CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and receivables. Cash balances, exceeding the federally insured limits, are maintained in financial institutions; however, management believes the institutions are of high credit quality. The majority of receivables are due from companies which are well-established entities in the travel industry. As a consequence, management considers any exposure from concentrations of credit risks to be limited.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25), and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of grant over the amount the employee must pay to acquire the stock. Pro forma disclosure of net loss based on the provisions of FAS 123 is discussed at Note 9.

STOCK SPLITS

     A one hundred-for-one stock split was effected in June 1996. All references in the consolidated financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one hundred-for-one stock split. Additional information is presented in Note 8.

     In May 1997, the board of directors approved a four-for-three stock split to be effective concurrent with the effectiveness of the Registration Statement on Form S-1. All references in the consolidated financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the four-for-three stock split.

FOREIGN CURRENCY TRANSLATION

     The U.S. dollar is the functional currency for the Company's foreign operations. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in net income.

NET LOSS PER SHARE

     The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128). FAS 128 simplifies the standards for computing EPS previously found in Accounting Principles Board No. 15, "Earnings per Share" (APB 15), and makes them comparable to international EPS standards by replacing the presentation of primary EPS with a presentation of basic EPS. The provisions and disclosure requirements for FAS 128 were required to be adopted for interim and annual periods ending after

                             PEGASUS SYSTEMS, INC.

December 15, 1997, with restatement of EPS for prior periods. Accordingly, EPS data for all periods presented has been restated to reflect the computation of EPS in accordance with the provisions of FAS 128.

2. REORGANIZATION

     Effective in July 1995, the Company issued 4,934,667 shares of its common stock in exchange for all of the outstanding capital stock of THISCO and 83.3% of the outstanding capital stock of HCC (the Reorganization). Lodging Network, Inc. (LNI) retained 210 shares of HCC preferred stock, representing a 16.7% minority ownership interest in HCC. In conjunction with the Reorganization, LNI was granted an option (LNI Option), expiring in July 1998, to exchange its 16.7% ownership interest in HCC for 448,667 shares of the Company's common stock. The LNI Option was subsequently canceled in June 1996, as part of the purchase of all of LNI's minority interest ownership in HCC by the Company (see Note 3). The Company incurred expenses of approximately $194,000 related to the Reorganization. Such expenses have been included in the general and administrative expenses in the Company's statement of operations for the year ended December 31, 1995.

     The Reorganization brought THISCO and HCC together under the control of Pegasus and was initiated to integrate and expand the existing businesses of THISCO and HCC. Pegasus was formed immediately prior to the transaction for the purpose of combining the two operations into a single operating entity. Prior to the Reorganization, THISCO and HCC were primarily controlled by a common (though not identical) group of shareholders and a common management group. For accounting purposes, the Reorganization was treated as an acquisition of HCC and accounted for as a purchase business combination. Accordingly, the HCC assets acquired and liabilities assumed have been recorded at their fair values at the date of acquisition. The amount of the purchase price ($2.7 million) in excess of the fair value of net assets acquired has been recorded as goodwill and will be amortized on a straight-line basis over 15 years (see Note 3). The Company's consolidated financial statements include the consolidated accounts and operations of THISCO and HCC for all periods subsequent to the July 1995 acquisition date.

     Prior to the Reorganization, HCC had a special bonus plan for the management of HCC. As part of the Reorganization, management of HCC agreed to forfeit its rights to participate in the bonus plan to HCC in return for a cash payment and the opportunity to purchase an aggregate of 283,333 shares of the Company's common stock for $570,874. Compensation expense in the amount of $570,874 related to this transaction has been included in the net loss for the year ended December 31, 1995. These shares are restricted and are subject to repurchase upon termination of employment (see Note 8).

3. ACQUISITION

     In July 1995, the Company acquired 83.3% of HCC (the Acquisition) in exchange for 2,242,800 shares of the Company's common stock. HCC markets and operates an automated commission payment service which settles electronic bookings for travel agencies and hotel chains. HCC acts as a clearinghouse to consolidate, collect and pay member travel agent commissions for participating hotels.

                             PEGASUS SYSTEMS, INC.

     The Acquisition was recorded under the purchase method of accounting, and accordingly, the results of operations of HCC for all periods subsequent to the Acquisition date are included in the accompanying consolidated financial statements. The fair value of HCC was determined based on certain arm's length equity transactions occurring shortly before the Reorganization. The purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair value at the date of the Acquisition. The approximate fair value of assets acquired and liabilities assumed at the date of acquisition, after giving effect to the write off of certain purchased research and development, is summarized as follows:

Current assets..............................................  $   505,000
Software....................................................  $ 3,523,000
Property and equipment......................................  $   245,000
Goodwill....................................................  $ 1,746,000
Other noncurrent assets.....................................  $    18,000
Current liabilities.........................................  $(1,034,000)
Long-term liabilities.......................................  $(2,089,000)
Minority interest...........................................  $(1,393,000)

     Approximately $1,223,000 was allocated to in-process research and development projects that at the time of the Acquisition had not reached technological feasibility and had no probable alternative future use. Such amount of in-process research and development was charged to expense at the date of acquisition. In addition, as indicated above, $3,523,000 was allocated to software and is being amortized over a three year period ending June 1998. The balance of the purchase price paid, approximately $1,746,000, was recorded as the excess of cost over the fair value of net assets acquired (goodwill) and is being amortized on a straight-line basis over a 15 year period ending June 2010.

     Results of operations after the date of the Acquisition are included in the 1995 Consolidated Statement of Operations. Assuming the Acquisition took place at January 1, 1994 and 1995, the pro forma net revenues would have been approximately $7,413,000 and $11,455,000, respectively, and the pro forma net loss would have been approximately $3,199,400 and $4,071,000, respectively. The pro forma information for 1994 and 1995 includes adjustments for additional amortization based on the fair market value of the acquired software and the goodwill arising from the transaction. The pro forma information for 1994 also includes the reorganization costs incurred in 1995. The pro forma financial information is not necessarily indicative of the operations as they would have been had the transaction been effected on the assumed date.

     In June 1996, the Company purchased 210 shares of HCC preferred stock from LNI for $2,000,000 cash and 89,733 shares of Pegasus common stock. The 210 HCC preferred shares purchased represented a 16.7% minority ownership of HCC. After the purchase, Pegasus owned 100% of the outstanding shares of HCC. The transaction was accounted for as a purchase. The price paid in excess of the minority interest value of $1,445,245 on the date of purchase was approximately $833,000 and was accounted for as $119,000 of goodwill to be amortized ratably over a 15 year period with the remaining excess allocated to $245,000 of in-process research and development costs and $469,000 of step-up in the fair value of capitalized software costs. Such amount of in-process research and development was charged to expense at the date of acquisition. The fair value of the Company's common stock given as consideration was determined using an independent valuation.

4. ACCOUNTS RECEIVABLE

     HCC collects travel agents' commissions from hotel chains and, after retaining a portion of these commissions as a fee for services, remits the net commissions to the travel agents. At December 31, 1995 and 1996, trade accounts receivable were stated net of commissions of $6,059,362 and $8,149,815, respectively.

                             PEGASUS SYSTEMS, INC.

     Net accounts receivable from affiliates included in the accompanying consolidated balance sheets were as follows at December 31:

                                                                1995        1996
                                                              --------    --------
Amounts due to HCC from hotel chains........................  $ 27,813    $ 34,606
Amounts due to THISCO from hotel chains.....................   380,573     702,612
Amounts due to TravelWeb from hotel chains..................   239,002      11,152
Employee travel advances....................................     8,368       6,035
                                                              --------    --------
Accounts receivable from affiliates.........................  $655,756    $754,405
                                                              ========    ========

5. PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consisted of the following:

                                                                 1995          1996
                                                              ----------    ----------
Computer equipment..........................................  $4,657,439    $4,261,482
Furniture and equipment.....................................     363,801       640,507
Office equipment............................................     394,055       712,245
Leasehold improvements......................................      87,061        93,777
                                                              ----------    ----------
                                                               5,502,356     5,708,011
Less: accumulated depreciation..............................  (2,841,889)   (2,706,999)
                                                              ----------    ----------
Property and equipment, net.................................  $2,660,467    $3,001,012
                                                              ==========    ==========

     In 1995, the Company purchased assets previously recorded as capital leases. These capitalized assets were being amortized over the life of the lease, which was due to expire in the first quarter of 1996. The Company financed the purchase of the assets and extended the assets' estimated lives by one year. The effect of these changes was to decrease the net loss during 1995 by approximately $108,000 and increase the net loss during 1996 by $72,000.

6.  CAPITAL LEASES

     Assets recorded under capital leases, primarily consisting of computer equipment, are recorded at the lower of the present value of future minimum lease payments or the fair value of the asset. In 1995, the Company charged off $246,000 related to switch equipment which was considered obsolete. The assets were written down to the estimated salvage value of approximately $20,000. Total assets recorded under capital leases in 1995 and 1996 were approximately $4,664,000 and $3,829,000, respectively, net of accumulated amortization of $2,392,000 and $1,591,000, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense.

                             PEGASUS SYSTEMS, INC.

     Future minimum lease payments and related interest are as follows:

                          YEAR ENDING
                          DECEMBER 31,
                          ------------
     1997.....................................................    $ 1,322,130
     1998.....................................................      1,203,738
     1999.....................................................        644,825
     2000.....................................................         86,680
                                                                  -----------
  Aggregate minimum lease payments............................      3,257,373
  Less: amount representing interest..........................       (459,236)
                                                                  -----------
                                                                    2,798,137
  Less current portion........................................     (1,048,238)
                                                                  -----------
                                                                  $ 1,749,899
                                                                  ===========

     Interest rates on capital leases range from approximately 7% to 15%. Interest expense on capital leases for the years ended December 31, 1994, 1995 and 1996 was approximately $123,000, $238,000 and $351,000, respectively.

7. NOTES PAYABLE TO AFFILIATES

     Notes payable to affiliates at December 31 consisted of the following:

                                                                 1995          1996
                                                              ----------    ----------
Note payable to shareholder, bearing interest at prime plus
  2.0% on the last day of the previous quarter (the prime
  rate at September 30, 1995 and 1996 was 8.75% and 8.25%,
  respectively); principal and accrued interest due in full
  June 30, 2001 (see Note 13)...............................  $4,261,482    $4,261,482
Notes and accrued interest payable to shareholders, bearing
  interest at prime plus 1.0%; principal and accrued
  interest due in full July 21, 2000, (the prime rate at
  December 31, 1995 and 1996 was 8.5% and 8.25%,
  respectively).............................................     509,261       554,474
Notes and accrued interest payable to shareholders, bearing
  interest at prime plus 1.0%; principal and accrued
  interest due in full July 21, 2000 (the prime rate at
  December 31, 1995 and 1996 was 8.5% and 8.25%,
  respectively).............................................     526,415       573,129
Note payable to shareholder, bearing interest at prime plus
  2.0%; due March 29, 1996; uncollateralized; beginning
  December 31, 1995 the interest rate increased to prime
  plus 3.0%; paid in full in 1996...........................     200,000            --
Note payable to shareholder, bearing interest at prime plus
  2.0%; due December 31, 1995; paid-in-full in 1996.........      35,000            --
                                                              ----------    ----------
                                                               5,532,158     5,389,085
Less current portion........................................    (235,000)     (785,517)
                                                              ----------    ----------
                                                              $5,297,158    $4,603,568
                                                              ==========    ==========

                             PEGASUS SYSTEMS, INC.

     Maturities of notes and accrued interest payable to affiliates (including the change in payment terms discussed in Note 13) as of December 31, 1996, were as follows:

YEAR ENDING
DECEMBER 31:
------------
   1997..................................................................  $  785,517
   1998..................................................................     869,924
   1999..................................................................     963,402
   2000..................................................................   2,194,528
   2001..................................................................     575,714
                                                                           ----------
                                                                           $5,389,085
                                                                           ==========

     In 1995 and 1996, no principal or interest payments were due on the note payable to shareholder of $4,261,482, according to the terms of the agreement, as THISCO had not reported a consolidated net income. During 1995 and 1996, the Company elected to make certain payments of interest totaling $465,000 and $478,000, respectively. Interest expense related to these notes was approximately $469,000, $578,000 and $539,000 during the years ended December 31, 1994, 1995 and 1996.

     In July 1995, simultaneous with the Acquisition, the Company negotiated new note agreements with all but one shareholder. The new note agreements, representing obligations of subsidiaries guaranteed by Pegasus, converted $450,000 in principal to additional paid-in capital, financed $255,203 of unpaid interest, reduced the interest rate from prime plus two percent to prime plus one percent and extended the due dates from December 31, 1995 to July 21, 2000. The note agreement related to the one shareholder which was not renegotiated was reduced in principal by $75,000 in exchange for Pegasus agreeing to guarantee the remaining THISCO debt. The reduction of principal was recorded as a capital contribution.

8. SHAREHOLDERS' EQUITY (DEFICIT)

     During 1995, the Company issued 283,333 shares of restricted common stock to certain members of management in connection with the termination of the HCC special bonus plan (see Note 2). A compensation charge was recorded in 1995 for the fair value of the shares issued. For a period of three years from date of issuance, these shares cannot be sold. If an employee leaves the Company, the Company has the right to repurchase the shares at the lesser of fifty percent of the original purchase price or the current market value. During 1996, the Company repurchased 25,467 shares from a terminated employee.

     As a result of the Reorganization effective July 1995, certain shareholders exchanged shares of THISCO for shares of Pegasus. Additionally, in order to effect the purchase of HCC, the Company issued Pegasus shares to HCC shareholders in exchange for 83.3% of the outstanding capital stock of HCC. Some of the Pegasus shares exchanged for HCC shares were subject to repurchase. The repurchase was based upon an agreement by the HCC shareholders that some value for the HCC shares exchanged should be assigned based upon the number of transactions that an HCC shareholder committed to process through HCC in 1996. If a shareholder did not fulfill its commitment by processing the agreed number of transactions through HCC in 1996, the Company had the option to repurchase such shares for $0.01 per share. The total number of shares repurchased from each shareholder is based upon the percentage of their transaction commitment actually processed by HCC during 1996. Effective December 31, 1996, the Company repurchased 91,017 shares of the 477,733 shares subject to repurchase.

     In June 1996, the Company declared a one hundred-for-one stock split effected in the form of a stock dividend to stockholders of record on that date. The number of common shares the Company is authorized to issue was also increased from 100,000 to 20 million and the number of authorized preferred shares was increased from 10,000 to 2 million.

                             PEGASUS SYSTEMS, INC.

     In June 1996, Information Associates, L.P. and Information Associates, C.V. purchased 1,538,462 shares of the Company's Series A preferred stock (par value $0.01) for $4.88 per share or $7,500,005. Total shares outstanding increased from 5,191,249 (including the 89,733 issued to LNI as part of the purchase of minority interest in HCC) to 6,729,712 shares, with the Information Associates, L.P. and Information Associates, C.V. ownership representing 22.9% of the total shares outstanding after the purchase. Additionally, the Company has reserved 866,667 shares as part of the Company's 1996 Stock Option Plan which after issuance would reduce the 1,538,462 Series A preferred shares to 20.3% of the total shares outstanding. The Series A preferred shares carry special provisions which include: conversion rights to exchange one share of Series A preferred stock for one share of Pegasus common stock; the right to elect two of nine persons to the board of directors; preferred status as to the payment of any dividends that are declared by the board of directors; and preferred status in the event of any liquidation, dissolution or winding up of the corporation.

9. STOCK-BASED COMPENSATION

     The Company's 1996 stock option plan was approved by the board of directors in June 1996 and authorizes the grant of up to 866,667 shares of the Company's common stock in the form of incentive stock options (ISOs) and nonqualified stock options. The plan is administered and grant prices are determined by the Stock Option Committee of the board of directors (Committee). Options normally extend for a period of 10 years, and under Committee policy become exercisable in installments of 25% per year commencing one year from the date of grant, or over a vesting period determined by the Committee. Shares granted come from the Company's authorized but unissued or reacquired common stock. In 1996, the Company issued to executives and employees options to purchase an aggregate of 771,733 shares of common stock. These options will become exercisable over a period of four years.

     The Company's 1997 stock option plan was approved by the board of directors in March 1997 and authorizes the grant of up to 333,333 shares of the Company's common stock in the form of incentive stock options (ISOs) and nonqualified stock options. The plan is administered and grant prices are determined by the Committee. Options normally extend for a period of 10 years, and under Committee policy become exercisable in installments of 25% per year commencing one year from the date of grant, or over a vesting period determined by the Committee. Shares granted come from the Company's authorized but unissued or reacquired common stock. These options will become exercisable over a period of four years.

     The Company has adopted the disclosure-only provisions of FAS 123. As discussed in Note 1, the Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in APB 25. Accordingly, unearned compensation of $551,150 related to options is being recognized ratably over the vesting period for stock option grants with exercise prices which are less than fair market value of the stock at the date of grant. Compensation expense of $65,213 was charged to operations in 1996.

     There were no stock option awards granted prior to 1996; however, had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards issued in 1996 consistent with the provisions of FAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                 1996
                                                              -----------
Net loss -- as reported.....................................  $(3,484,801)
Net loss -- pro forma.......................................  $(3,511,531)
Basic and diluted net loss per share -- as reported.........  $     (0.66)
Pro forma basic and diluted loss per share -- as adjusted
  for pro forma impact of FAS 123...........................  $     (0.67)

                             PEGASUS SYSTEMS, INC.

     The weighted average fair value at date of grant for options granted during 1996 was $1.22 per option. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

Dividend yield..............................................  --
Expected volatility.........................................  0.0%
Risk-free rate of return....................................  6.5%
Expected life...............................................  4 years

     The following table summarizes activity under the Company's stock option plan during the year ended December 31, 1996:

                                                                               WEIGHTED
                                                               EXERCISE         AVERAGE
                                                                 PRICE         EXERCISE
                                                   OPTIONS     PER SHARE    PRICE PER SHARE
                                                   --------   -----------   ---------------
Outstanding at December 31, 1995.................        --       --                --
  Granted........................................   771,733   $2.01-$3.11        $2.39
  Canceled.......................................        --       --                --
                                                   --------   -----------        -----
Outstanding at December 31, 1996.................   771,733   $2.01-$3.11        $2.39
                                                   ========   ===========        =====
Options exercisable at December 31, 1996.........        --       --                --

                       OPTIONS
                   OUTSTANDING AT        REMAINING
EXERCISE PRICES   DECEMBER 31, 1996   CONTRACTUAL LIFE
---------------   -----------------   ----------------
  $2.01                503,333           9.5 years
  $3.11                268,400           9.8 years

     In conjunction with the Reorganization described in Note 2, LNI was granted an option, expiring in July 1998, to exchange its 210 shares of HCC preferred stock for 448,667 shares of the Company's common stock. The option was canceled in June 1996 in conjunction with the Company's purchase of LNI's minority interest in HCC.

10. INCOME TAXES

     Pretax income (loss) from continuing operations for the years ended December 31 was taxed under the following jurisdictions:

                                                 1994          1995           1996
                                               ---------    -----------    -----------
Domestic.....................................  $(423,213)   $(3,527,122)   $(3,528,503)
Foreign......................................         --        (43,782)        58,702
                                               ---------    -----------    -----------
                                               $(423,213)   $(3,570,904)   $(3,469,801)
                                               =========    ===========    ===========

                             PEGASUS SYSTEMS, INC.

     Deferred taxes consisted of the following at December 31:

                                                               1995           1996
                                                            -----------    -----------
Deferred tax assets:
  Net operating loss carryforward.........................  $ 4,475,200    $ 4,975,949
  Bad debt reserves.......................................        6,800         15,234
  Depreciation and amortization...........................       36,623          1,896
  Stock option compensation expense.......................           --         22,172
  Rent expense............................................           --         37,213
  Various expense accruals................................        7,248         53,793
  Other...................................................          573          2,164
                                                            -----------    -----------
          Total gross deferred tax assets.................    4,526,444      5,108,421
  Valuation allowance.....................................   (3,528,272)    (4,549,452)
Deferred tax liability:
  Software amortization...................................     (998,172)      (558,969)
                                                            -----------    -----------
Net deferred tax assets...................................  $        --    $        --
                                                            ===========    ===========

     The net deferred tax asset is fully reserved because of uncertainty regarding the Company's ability to recognize the benefit of the asset in future years. At December 31, 1994, 1995 and 1996, the Company had net operating loss carryforwards of approximately $7,538,000, $13,162,000 and $14,635,000, respectively, which begin to expire in 2003, if not previously utilized. Utilization of the net operating loss carryforwards may be limited by the separate return loss year rules and could be affected by ownership changes which have occurred or could occur in the future.

     The components of the income tax provision for the years ended December 31 were as follows:

                                                         1994       1995       1996
                                                        -------    -------    -------
Current provision:
  Federal.............................................  $    --    $    --    $    --
  State...............................................       --         --         --
  Foreign.............................................       --         --     15,000
                                                        -------    -------    -------
                                                        $    --    $    --    $15,000
                                                        =======    =======    =======
Deferred provision (benefit):
  Federal.............................................  $    --    $    --    $    --
  State...............................................       --         --         --
                                                        -------    -------    -------
Provision for income taxes............................  $    --    $    --    $15,000
                                                        =======    =======    =======

     A reconciliation of taxes based on the federal statutory rate of 34.0% and the provision for income taxes is summarized as follows for the years ended December 31:

                                                              1994     1995     1996
                                                              -----    -----    -----
Income taxes at the federal statutory rate..................  (34.0%)  (34.0%)  (34.0%)
Valuation allowance.........................................   31.8%    19.8%    29.4%
Permanent differences.......................................    2.2%    14.3%     5.1%
Other, net..................................................    0.0%    (0.1%)   (0.5%)
                                                              -----    -----    -----
Provision for income taxes..................................    0.0%     0.0%     0.0%
                                                              =====    =====    =====

                             PEGASUS SYSTEMS, INC.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases its corporate office space and certain office equipment under noncancelable operating leases. The Company incurred rent expense of approximately $146,000, $318,000 and $697,000 in 1994, 1995 and 1996,
respectively.

     Approximate future minimum lease payments at December 31, 1996, under noncancelable operating leases with original terms exceeding one year, including the Pegasus UK operating lease translated at the rate in effect at December 31, 1996, were as follows:

YEAR ENDING
DECEMBER 31,
------------
   1997.............................................................  $  673,000
   1998.............................................................     621,000
   1999.............................................................     597,000
   2000.............................................................     567,000
   2001.............................................................     557,000
Thereafter..........................................................     552,000
                                                                      ----------
                                                                      $3,567,000
                                                                      ==========

     In June 1993, HCC received $2,000,000 from Citicorp in exchange for a five-year noncancelable data processing contract and recorded the amount as deferred income. The noncancelable contract requires Citicorp to process transactions and generate various reports in exchange for a processing fee. The contract requires HCC to maintain an annual minimum volume of transactions. If the annual minimum volume is not attained, HCC is required to pay Citicorp an additional processing fee for each transaction under the minimum volume. At the date of the Acquisition there was approximately $1,583,000 of deferred income to be amortized over the remaining life of the contract according to the volume of guaranteed transactions, as defined by the contract. During 1995 and 1996, the Company recognized approximately $210,000 and $431,000, respectively, of the deferred income. However, because the Company did not meet its annual minimum volume of transactions during 1995, it also recorded an additional processing fee of approximately $44,700 for the year ended December 31, 1995. In 1996, the Company exceeded the annual minimum volume requirement.

12. EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) defined contribution retirement plan (401(k)
Plan) covering full-time employees who have completed one year of service and attained the age of twenty-one.

     Effective January 1, 1995, the 401(k) Plan was amended to change the pro rata vesting schedule from two to five years. The sponsor can make discretionary matching contributions up to five percent of employees' annual contributions. During 1994, 1995 and 1996, the Company contributed approximately $34,000, $101,000 and $160,000, respectively, to the 401(k) Plan.

     Prior to the Acquisition of HCC by THISCO, both companies participated in the 401(k) Plan. Accordingly, prior to the Acquisition, HCC contributed $20,000 and $18,000 in 1994 and 1995, respectively.

13. SUBSEQUENT EVENTS

     The Company has a note payable to a shareholder with a principal balance outstanding of $4,261,482 at December 31, 1995 and 1996. The original terms of the note called for five equal payments of principal and interest beginning in the year that THISCO generated a net profit, but due in full no later than June 30, 2001. Effective January 1997, the Company began remitting equal monthly payments of principal and interest.

                             PEGASUS SYSTEMS, INC.

     In May 1997, the Company issued a warrant to a customer for the purchase of 345,723 shares of the Company's common stock. The warrants are immediately exercisable during the two year period ending May 12, 1999 at an exercise price equal to the lower of $7.20 per share or 85.0% of the price per share.

14. RELATED PARTIES

     As explained in Note 1, the Company derives a substantial portion of its revenue from shareholders and shareholder-owned companies through the operation of its international automated interface called Ultraswitch. Also, as a result of the Acquisition of HCC in July 1995, a significant portion of the Company's revenue is generated indirectly by shareholders as a function of the Company's role as the consolidator and payor of commissions to travel agencies. The Company receives a fee from hotels for consolidating and remitting commission payments to travel agencies on behalf of the hotel properties and receives a fee from travel agencies through the retention of a percentage of commission payments remitted to travel agencies. A summary of revenues is as follows:

                                        1994                  1995                  1996
                                 ------------------    ------------------    -------------------
       SOURCE OF REVENUE           AMOUNT       %        AMOUNT       %        AMOUNT        %
       -----------------         ----------   -----    ----------   -----    -----------   -----
Shareholders -- direct.........  $3,772,458    80.9%   $4,935,785    53.1%   $ 6,458,380    40.7%
Shareholders -- indirect.......     719,527    15.4%    2,450,326    26.4%     5,503,065    34.7%
                                 ----------   -----    ----------   -----    -----------   -----
Total generated by shareholders
  directly and indirectly......   4,491,985    96.3%    7,386,111    79.5%    11,961,445    75.4%
All other revenue..............     174,466     3.7%    1,909,617    20.5%     3,907,567    24.6%
                                 ----------   -----    ----------   -----    -----------   -----
          Total................  $4,666,451   100.0%   $9,295,728   100.0%   $15,869,012   100.0%
                                 ==========   =====    ==========   =====    ===========   =====

     A shareholder provides services to the Company, including facility management, consulting and software development. During 1994, 1995 and 1996, the Company recognized expense in the amount of approximately $454,000, $495,000 and $774,000, respectively, for those services. Further, the Company capitalized $42,000 and $210,000 related to software development and property and equipment during 1994 and 1995, respectively.

     Persons related to an officer of the Company have provided printing, design and procurement services to the Company. During 1994, 1995 and 1996, the Company paid approximately $95,000, $48,000 and $143,000, respectively, relating to these services, the majority of which related to capitalized furniture purchases.

15. STOCK SPLIT

     The Company plans to proceed with an IPO in 1997. Consequently, the Company approved the declaration of a four-for-three stock split of the outstanding common and preferred stock effected in the form of a dividend to shareholders of record on the effective date of the Registration Statement on Form S-1 with respect to the IPO. The number of shares of common stock the Company is authorized to issue will increase from 20 million to 100 million and the number of authorized shares of preferred stock will remain 2.0 million. As stated in
Note 1, the financial statements have been adjusted retroactively for the four-for-three split.

16. NET LOSS PER SHARE

     Basic net loss per share has been computed in accordance with FAS 128 using the weighted average number of common shares outstanding after giving retroactive effect to the four-for-three stock split effected in August 1997. The provisions and disclosure requirements for FAS 128 were required to be adopted for interim and annual periods ending after December 15, 1997, with restatement of EPS for prior periods.

     Diluted net loss per share gives effect to all dilutive potential common shares that were outstanding during the period. The Company had a net loss for each of the three years ended December 31, 1996;

                             PEGASUS SYSTEMS, INC.

therefore, none of the Series A preferred shares, convertible to common stock on a one-for-one basis, and options or warrants outstanding at each of the period ends were included in the diluted net loss per share calculation for the years ended December 31, 1994, 1995 and 1996, since they were anti-dilutive. The denominator (the number of shares) and the numerator (net income or loss) is the same for the basic and diluted EPS computations for all periods presented.

     There were no options or warrants outstanding at December 31, 1994 and 1995. There were 1,538,463 shares of Series A preferred stock outstanding at December 31, 1996 which were not included in the computation of diluted EPS. Options outstanding as of December 31, 1996 which were not included in the computation of diluted EPS were as follows:

                                              EXERCISE
                 NUMBER OF                      PRICE
                  OPTIONS                     PER SHARE   DATE OF GRANT    EXPIRATION DATE
                 ---------                    ---------   --------------   ---------------
450,000.....................................    $2.01       June 1996      December 2005
 53,333.....................................    $2.01     September 1996    December 2005
268,400.....................................    $3.11     September 1996    December 2005

                             PEGASUS SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
Cash and cash equivalents...................................  $  1,796,311    $ 39,222,651
Restricted cash.............................................       690,206       1,221,677
Short-term investments......................................     2,705,076              --
Accounts receivable, net of allowance for doubtful accounts
  of $44,805 and $54,463, respectively......................       924,951       1,615,830
Accounts receivable from affiliates.........................       754,405       1,301,884
Other current assets........................................       190,976         667,474
                                                              ------------    ------------
          Total current assets..............................     7,061,925      44,029,516
Software development costs, net.............................     2,113,758       1,140,566
Property and equipment, net.................................     3,001,012       2,674,894
Goodwill, net of accumulated amortization of $178,943 and
  $272,597, respectively....................................     1,685,772       1,592,118
Other noncurrent assets.....................................        29,269         453,071
                                                              ------------    ------------
          Total assets......................................  $ 13,891,736    $ 49,890,165
                                                              ============    ============
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities....................  $  2,574,186    $  3,748,661
Accounts payable to affiliates..............................       115,049          83,604
Unearned income.............................................       470,588       1,077,685
Current portion of capital lease obligations................     1,048,238       1,048,689
Current portion of notes payable to affiliates..............       785,517              --
                                                              ------------    ------------
          Total current liabilities.........................     4,993,578       5,958,639
Capital lease obligations, net of current portion...........     1,749,899         937,470
Notes payable to affiliates, net of current portion.........     4,603,568              --
Unearned income.............................................       470,588         117,647
Other noncurrent liabilities................................       119,709         137,637
Shareholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized; 1,538,462 and zero shares issued and
     outstanding, respectively..............................        15,385              --
  Common stock, $.01 par value; 100,000,000 shares
     authorized; 5,307,733 and 10,296,196 shares issued,
     respectively...........................................        53,077         102,962
  Additional paid-in capital................................    16,968,364      58,116,211
  Unearned compensation.....................................      (485,937)       (814,442)
  Accumulated deficit.......................................   (14,570,157)    (14,639,621)
  Less treasury stock (116,484 shares, at cost).............       (26,338)        (26,338)
                                                              ------------    ------------
          Total shareholders' equity........................     1,954,394      42,738,772
                                                              ------------    ------------
          Total liabilities and shareholders' equity........  $ 13,891,736    $ 49,890,165
                                                              ============    ============

          See accompanying notes to consolidated financial statements

                             PEGASUS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Net revenues
  Shareholder...............................................  $ 9,131,927    $11,500,913
  Nonshareholder............................................    2,652,409      3,735,053
                                                              -----------    -----------
          Total revenues....................................   11,784,336     15,235,966
Cost of services............................................    4,684,762      5,471,125
Research and development....................................    1,590,894      1,818,074
General and administrative..................................    2,725,350      2,611,564
Marketing and promotion.....................................    1,984,260      2,986,413
Depreciation and amortization...............................    2,601,593      2,290,768
                                                              -----------    -----------
Operating income (loss).....................................   (1,802,523)        58,022
Other (income) expense:
  Interest expense..........................................      621,526        543,832
  Interest income...........................................      (59,043)      (442,346)
                                                              -----------    -----------
Income (loss) before income taxes and minority interest.....   (2,365,006)       (43,464)
Income taxes................................................           --         26,000
                                                              -----------    -----------
Income (loss) before minority interest......................   (2,365,006)       (69,464)
Minority interest...........................................     (105,563)            --
                                                              -----------    -----------
Net income (loss)...........................................  $(2,470,569)   $   (69,464)
                                                              ===========    ===========
Basic and diluted net loss per share........................  $     (0.47)   $     (0.01)
                                                              ===========    ===========
Weighted average shares outstanding used in the basic and
  diluted net loss per share calculation....................    5,234,891      6,196,251
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(2,470,569)   $   (69,464)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Minority interest......................................      105,563             --
     Accrued interest reclassified to notes payable.........       68,858         58,049
     Write off of in-process research and development
      costs.................................................      244,600             --
     Adjustment for discontinued software projects..........      316,698             --
     Loss on sale of equipment..............................        9,988             --
     Depreciation and amortization..........................    2,601,593      2,290,768
     Recognition of stock option compensation...............       30,789        122,342
     Changes in assets and liabilities:
       Restricted cash......................................     (166,694)      (531,471)
       Accounts receivable..................................     (251,977)      (690,879)
       Accounts receivable from affiliates..................     (604,497)      (547,479)
       Other current and noncurrent assets..................      (77,348)      (662,300)
       Accounts payable and accrued liabilities.............      524,559      1,174,475
       Accounts payable to affiliates.......................     (204,188)       (31,445)
       Unearned income......................................      (42,871)       254,156
       Other noncurrent liabilities.........................       97,319         17,928
                                                              -----------    -----------
          Net cash provided by operating activities.........      181,823      1,384,680
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of software, property and equipment..............     (400,821)      (818,661)
  Proceeds from sale of software, property and equipment....      132,328             --
  Purchase of marketable securities.........................           --     (1,476,691)
  Proceeds from sale of marketable securities...............           --      4,181,767
                                                              -----------    -----------
          Net cash provided by (used in) investing
             activities.....................................     (268,493)     1,886,415
                                                              -----------    -----------
Cash flows from financing activities:
  Net proceeds from issuance of stock.......................    7,500,005     40,493,500
  Purchase of minority interest.............................   (2,000,000)            --
  Proceeds from stock subscription..........................        1,900             --
  Repayment of notes payable to affiliates..................     (235,000)    (5,447,134)
  Purchase of treasury stock................................      (25,656)            --
  Proceeds from line of credit..............................      175,000             --
  Repayment of line of credit...............................     (175,000)            --
  Proceeds from capital leases..............................       90,899          3,913
  Repayment of capital leases...............................     (707,755)      (895,034)
                                                              -----------    -----------
          Net cash provided by financing activities.........    4,624,393     34,155,245
                                                              -----------    -----------
Net increase in cash and cash equivalents...................    4,537,723     37,426,340
Cash and cash equivalents, beginning of period..............       93,831      1,796,311
                                                              -----------    -----------
Cash and cash equivalents, end of period....................  $ 4,631,554    $39,222,651
                                                              ===========    ===========
Supplemental schedule of noncash investing and financing
  activities:
  Acquisition of equipment under capital leases.............  $   706,594    $    79,144
                                                              ===========    ===========
  Issuance of common stock for acquisitions.................  $   278,622    $        --
                                                              ===========    ===========
  Common stock warrants issued in exchange for customer
     contract asset.........................................  $        --    $   238,000
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     In July 1995, Pegasus Systems, Inc. (Pegasus or the Company) was formed as a Delaware holding company to combine the operations of two existing companies operating in the same industry, The Hotel Industry Switch Company, Inc. (THISCO) and The Hotel Clearing Corporation (HCC). For accounting purposes, the combination was recorded as a purchase of HCC.

     The accompanying financial statements include the consolidated accounts of Pegasus and its wholly owned subsidiaries, THISCO and HCC. THISCO is consolidated with its wholly owned subsidiary, TravelWeb, Inc. (TravelWeb), and HCC is consolidated with its wholly owned subsidiary, Pegasus Systems Inc. (UK) Limited (Pegasus UK, formerly The Hotel Clearing Corporation (UK) Limited) (collectively, the Company). All significant intercompany balances have been eliminated in consolidation.

     THISCO was formed in September 1988 as a Delaware corporation. The Company's THISCO service provides an electronic interface from hotel central reservation systems to travel agencies through Global Distribution Systems ("GDSs"), which are electronic travel information and reservation systems such as SABRE.

     HCC, acquired by the Company in July 1995, was formed in July 1991 as a Delaware corporation. The Company's HCC service consolidates commissions paid by participating hotels to a participating travel agency into a single monthly payment and provides participants with comprehensive transaction reports. Hotel properties and travel agencies worldwide utilize the HCC service to increase the efficiency and reduce costs associated with preparing, paying and reconciling the hotel room reservation commissions.

     Pegasus UK, a wholly-owned subsidiary of HCC, was formed in September 1993 in England to market and provide services for travel agents and hotel chains operating in Europe, Africa and Asia.

     TravelWeb was formed in October 1995 as a Delaware corporation. The Company's TravelWeb service provides individual travelers direct access to online hotel information and the ability to make reservations electronically at hotel properties. In addition, through its recently introduced NetBooker service, the Company offers TravelWeb's comprehensive hotel database and Internet hotel reservation capabilities to third-party Web sites.

     The consolidated interim financial information presented herein should be read in conjunction with the Company's annual consolidated financial statements for the year ended December 31, 1996 and the notes thereto, which have been included herein. All outstanding shares of Series A preferred stock were converted on a one-for-one basis to common stock concurrent with the Company's IPO in August 1997. The foregoing unaudited interim consolidated financial statements reflect all adjustments (all of which are of a normal recurring nature) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The results for interim periods are not necessarily indicative of results to be expected for the year.

2. INITIAL PUBLIC OFFERING

     The Company completed an initial public offering (IPO) in August 1997. The Company's Registration Statement on Form S-1 (File No. 333-28595) with respect to the IPO was declared effective on August 6, 1997, and the Company's stock began trading on the Nasdaq National Market under the symbol PEGS on August 7, 1997. The Company sold 3,450,000 shares of common stock at a per share price of $13.00. Net proceeds to the Company, after deduction of the underwriting discount and estimated IPO expenses, were approximately $40.5 million. Selling shareholders also sold 659,000 shares at a per share price of $13.00. Net proceeds to the shareholders after deduction of the underwriting discount were approximately $8.0 million. The Company did not receive any proceeds from the sale of shares by the selling shareholders.

                             PEGASUS SYSTEMS, INC.

3. STOCK SPLITS

     A one hundred-for-one stock split was effected in June 1996. All references in the consolidated financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one hundred-for-one stock split.

     In May 1997, the board of directors approved the declaration of a four-for-three stock split of the outstanding common and preferred stock effected in the form of a dividend to shareholders of record on the effective date of the Registration Statement on Form S-1 with respect to the IPO. Concurrent with the IPO, the number of authorized shares of common stock of the Company increased from 20 million to 100 million while the number of authorized shares of preferred stock remained two million. All references in the consolidated financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the four-for-three stock split.

4. NET LOSS PER SHARE

     In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128), was issued. FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Once adopted, FAS 128 requires restatement of all prior-period EPS data presented. Basic net loss per share has been computed in accordance with FAS 128 using the weighted average number of common shares outstanding after giving retroactive effect to the four-for-three stock split effected in August 1997.

     Diluted net loss per share gives effect to all dilutive potential common shares that were outstanding during the period. The Company has a net loss for the nine months ended September 30, 1996 and 1997; therefore, none of the options or warrants outstanding at period ends were included in the diluted net loss per share calculations for the nine months ended September 30, 1996 and 1997, since they were anti-dilutive.

     Options granted during 1996 and options and warrants granted during 1996 and 1997 which were not included in the computation of diluted EPS for the nine month periods ended September 30, 1996 and 1997, respectively, were as follows:

                                      EXERCISE
             NUMBER OF                  PRICE
          OPTIONS/WARRANTS            PER SHARE      DATE OF GRANT       EXPIRATION DATE
          ----------------            ---------      --------------      ---------------
   450,000..........................   $ 2.01          June 1996          December 2005
    53,333..........................   $ 2.01        September 1996       December 2005
   251,071..........................   $ 3.11        September 1996       December 2005
    53,333..........................   $ 5.25           May 1997          December 2006
   345,723..........................   $ 7.20           May 1997            May 1999
    15,333..........................   $11.05         August 1997         December 2006
   261,000..........................   $15.30        September 1997       December 2006

5. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130) was issued. FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 is effective for fiscal years beginning after December 15, 1997. The

                             PEGASUS SYSTEMS, INC.

Company will adopt this Statement in the year ending December 31, 1998. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption.

     In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (FAS 131) was issued. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. FAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt FAS 131 in the year ending December 31, 1998.

6. WARRANT

     In May 1997, the Company issued a warrant to a customer for the purchase of 345,723 shares of the Company's common stock as part of a five year contract involving a wide range of the Company's services. The warrant is exercisable during the two year period ended May 12, 1999 at an exercise price of $7.20 per share. The Company used the Black-Scholes option pricing model to value the warrant. A contract asset of $238,000 was recorded in May 1997, which will be amortized ratably over the associated five year contract period.

7.  STOCK OPTIONS

     The Company's 1997 stock option plan was approved by the board of directors and shareholders in March 1997 and authorizes the issuance of up to 333,333 shares of the Company's common stock in the form of incentive stock options and nonqualified stock options to employees of the Company. The board of directors amended the 1997 stock option plan in September 1997, subject to shareholder approval which is expected to occur at the 1998 annual shareholders meeting, to provide for the annual grant to the Company's non-employee directors of options to purchase the Company's common stock. In September 1997, options to purchase an aggregate of 247,000 shares of common stock at an exercise price of $15.30 were issued under the 1996 and 1997 plans to executives and employees. Also, options to purchase an aggregate of 16,000 shares of common stock at the same exercise price of $15.30 were issued under such plans to non-employee directors. The executive and employee options will become exercisable over a period of four years. The non-employee director options will become exercisable at the 1998 annual shareholders meeting, which is a period of approximately eight months from the date of grant. The Company has accounted for these options using the intrinsic value method prescribed in APB 25. Accordingly, unearned compensation related to the options is being recognized ratably over the related vesting periods.

8. STOCK PURCHASE PLAN

     In September 1997, the Company's Board of Directors adopted the Pegasus Systems, Inc. 1997 Employee Stock Purchase Plan subject to shareholder approval which is expected to occur at the 1998 annual meeting of the Company's shareholders. The Company has reserved 500,000 shares of its common stock for purchase by its employees pursuant to the terms of this plan. Eligible participating employees of the Company may elect to have an amount up to, but not in excess of, 10% of their regular salary or wages withheld for the purpose of purchasing the Company's common stock. Under the 1997 Employee Stock Purchase Plan, an eligible employee who participates in the Plan will be granted an option at the beginning of each year of the Plan (the "Offering Commencement Date") to purchase at the end of that year (the "Offering Termination Date") shares of common stock using the amounts that have accumulated from the employee's payroll deductions made during that year at a price that is 85% of the closing price of the common stock on the Nasdaq National Market or any other national securities exchange on the Offering Commencement Date or the Offering Termination Date, whichever is lower.

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
The Hotel Clearing Corporation

     We have audited the accompanying consolidated balance sheets of The Hotel Clearing Corporation and its subsidiary as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Hotel Clearing Corporation as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            Belew Averitt LLP

Dallas, Texas
April 4, 1995, except for
Note 12, as to which the
date is August 21, 1995

                         THE HOTEL CLEARING CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994

                                     ASSETS

                                                                 1993           1994
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................  $    37,835    $     7,612
  Accounts receivable, net (Note 3).........................      215,382        194,493
  Accounts receivable from affiliates.......................       14,496         17,732
  Prepaid expenses..........................................       21,230         15,923
                                                              -----------    -----------
          Total current assets..............................      288,943        235,760
Property and equipment, net (Note 4)........................      210,445        209,640
                                                              -----------    -----------
          Total assets......................................  $   499,388    $   445,400
                                                              ===========    ===========

                         LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $   368,920    $   601,177
  Accounts payable to affiliates............................       29,126        187,472
  Current portion of unearned income........................      274,510        352,941
  Line-of-credit (Note 6)...................................      180,000             --
  Current portion of notes payable to affiliates (Note 6)...           --        786,478
  Current portion of capital lease obligations (Note 5).....       33,500         52,528
                                                              -----------    -----------
          Total current liabilities.........................      886,056      1,980,596
Capital lease obligations, net of current portion (Note
  5)........................................................       58,381         48,929
Notes payable to affiliates (Note 6)........................      747,139             --
Unearned income, net of current portion (Note 12)...........    1,725,490      1,372,549
                                                              -----------    -----------
          Total liabilities.................................    3,417,066      3,402,074
Commitments and contingencies (Notes 8 and 12)..............           --             --
Shareholders' deficit (Note 7):
  Preferred stock:
     Series A...............................................            2              2
     Series B...............................................            1              1
  Common stock..............................................           10             10
  Additional paid-in capital................................    1,702,885      1,702,885
  Accumulated deficit.......................................   (4,620,576)    (4,659,572)
                                                              -----------    -----------
          Total shareholders' deficit.......................   (2,917,678)    (2,956,674)
                                                              -----------    -----------
          Total liabilities and shareholders' deficit.......  $   499,388    $   445,400
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                         THE HOTEL CLEARING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                                 1993           1994
                                                              -----------    ----------
Net revenues (Note 8):
  Shareholder...............................................  $ 1,515,686    $2,397,236
  Nonshareholder............................................        8,691       349,255
                                                              -----------    ----------
                                                                1,524,377     2,746,491
Operating expenses:
  General and administrative expenses.......................    2,215,356     1,763,754
  Other operating expenses..................................      531,345       878,444
  Depreciation and amortization.............................      113,064        65,216
                                                              -----------    ----------
          Total operating expenses..........................    2,859,765     2,707,414
                                                              -----------    ----------
Operating income (loss).....................................   (1,335,388)       39,077
Interest expense............................................       97,448        78,073
                                                              -----------    ----------
Loss before income taxes and extraordinary gain.............   (1,432,836)      (38,996)
Income taxes (Note 9).......................................           --            --
                                                              -----------    ----------
Loss before extraordinary gain..............................   (1,432,836)      (38,996)
Extraordinary gain (Note 11)................................      269,310            --
                                                              -----------    ----------
Net loss....................................................  $(1,163,526)   $  (38,996)
                                                              ===========    ==========

          See accompanying notes to consolidated financial statements.

                         THE HOTEL CLEARING CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1993 AND 1994

                                          PREFERRED STOCK        COMMON STOCK
                                         ------------------   ------------------   ADDITIONAL
                                         NUMBER OF            NUMBER OF             PAID-IN     ACCUMULATED
                                          SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT        TOTAL
                                         ---------   ------   ---------   ------   ----------   -----------   -----------
Balance, December 31, 1992.............      --       $--           9      $ 1     $  550,997   $(3,457,050)  $(2,906,052)
105-for-1 stock split..................      --        --         936        9             (9)          --             --
Preferred stock issuance:
  Series A.............................     210         2          --       --      1,049,998           --      1,050,000
  Series B.............................      20         1          --       --          1,899           --          1,900
Conversion of note payable into common
  stock................................      --        --         105       --        100,000           --        100,000
Net loss...............................      --        --          --       --             --   (1,163,526)    (1,163,526)
                                            ---       ---       -----      ---     ----------   -----------   -----------
Balance, December 31, 1993.............     230         3       1,050       10      1,702,885   (4,620,576)    (2,917,678)
Net loss...............................      --        --          --       --             --      (38,996)       (38,996)
                                            ---       ---       -----      ---     ----------   -----------   -----------
Balance, December 31, 1994.............     230       $ 3       1,050      $10     $1,702,885   $(4,659,572)  $(2,956,674)
                                            ===       ===       =====      ===     ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                         THE HOTEL CLEARING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                                 1993          1994
                                                              -----------    ---------
Cash flows from operating activities:
  Net loss..................................................  $(1,163,526)   $ (38,996)
  Adjustments to reconcile net loss to cash provided (used)
     by operating activities:
     Loss on sale of equipment..............................           --          125
     Depreciation and amortization..........................      113,064       65,216
     Reclassification of accrued interest to notes payable
      to affiliates.........................................       56,107       58,614
     Gain on extinguishment of debt.........................     (269,310)          --
     Deferred income recognition............................           --     (274,510)
     (Increase) decrease in:
       Accounts receivable, net.............................     (166,190)      20,889
       Accounts receivable from affiliates..................      (14,496)      (3,236)
       Prepaid expenses.....................................       (6,230)       5,307
     Increase (decrease) in:
       Accounts payable and accrued liabilities.............      (55,410)     232,257
       Accounts payable to affiliate........................      (14,163)     158,346
                                                              -----------    ---------
          Net cash provided (used) by operating
            activities......................................   (1,520,154)     224,012
Cash flows from investing activities:
  Purchase of property and equipment........................      (34,266)     (42,612)
  Proceeds from sale of equipment...........................           --       21,152
                                                              -----------    ---------
          Net cash used by investing activities.............      (34,266)     (21,460)
Cash flows from financing activities:
  Proceeds from issuance of stock...........................        1,900           --
  Proceeds from installment payments on stock purchase......    1,050,000           --
  Proceeds from contract commitment -- deferred income......    2,000,000           --
  Proceeds (repayment) of line-of-credit....................      180,000     (180,000)
  Repayment of notes payable................................   (1,640,000)     (19,275)
  Repayment of capital leases...............................      (14,437)     (33,500)
                                                              -----------    ---------
          Net cash provided (used) by financing
            activities......................................    1,577,463     (232,775)
                                                              -----------    ---------
Net increase (decrease) in cash and cash equivalents........       23,043      (30,223)
Cash and cash equivalents, beginning of period..............       14,792       37,835
                                                              -----------    ---------
Cash and cash equivalents, end of period....................  $    37,835    $   7,612
                                                              ===========    =========
Supplemental disclosures of cash flow information --Interest
  paid......................................................  $    70,789    $  19,458
                                                              ===========    =========
Supplemental schedule of noncash investing and financing
  activities:
  Issuance of capital lease obligation for computer
     equipment..............................................  $   106,318    $  43,076
                                                              ===========    =========
  Conversion of note payable to common stock................  $   100,000    $      --
                                                              ===========    =========

          See accompanying notes to consolidated financial statements.

                         THE HOTEL CLEARING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization and background -- The Hotel Clearing Corporation (HCC) was incorporated as a Delaware corporation on July 25, 1991, to market and operate an automated commission payment processing service that consolidates commissions paid by participating hotels to a participating travel agency into a single monthly payment and provides participants with comprehensive transaction reports. HCC collects commissions from participating hotel chains and remits these commissions to participating travel agents.

     Consolidation -- The consolidated financial statements include the accounts of HCC and its wholly-owned subsidiary, The Hotel Clearing Corporation (U.K.) Limited (HCC U.K.) (collectively, the Company). HCC U.K. commenced operations in England on September 2, 1993 to market and provide related services for travel agents and hotel chains operating in Europe. All significant intercompany balances and transactions have been eliminated.

     Cash and cash equivalents -- The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     Software development costs -- All costs incurred in the internal development of computer software used in delivery of the Company's services are expensed until a product design and a working model of the software have been tested and completed. Thereafter, any further development or production costs are capitalized. Maintenance and customer support costs are expensed when incurred. Capitalized costs are being amortized over three to five years using the straightline method. During 1993, the Company amortized approximately $78,000 of capitalized software costs. No software development costs were capitalized in 1993 or 1994.

     Property and equipment -- Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from five to seven years. Expenditures for maintenance and repairs, as well as minor renewals, are charged to operations as incurred. Betterments and major renewals are capitalized. Upon retirement or sale of an asset, the cost of the asset and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations.

     Leasehold improvements -- Leasehold improvements are recorded at cost and are amortized using the straight-line method over four years, which is the life of the lease.

     Revenues -- HCC's revenues are derived primarily from travel agencies. HCC processes commission payments to travel agencies on behalf of both shareholder and nonshareholder hotels. HCC also provides transaction detail reports and hotel booking reconciliation services to travel agencies. For these services, HCC receives a percentage of the travel agencies' commissions paid through HCC. HCC also earns transaction fees from the participating hotels. These revenues are recorded as earned throughout the year. Revenue related to term contracts are deferred and amortized into income over the life of the contracts. For the years ended December 31, 1993 and 1994, HCC's revenues from hotels are presented net of commission payments to travel agencies of $22,211,781 and $34,218,496, respectively.

     Federal income taxes -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" which requires an asset and liability approach to financial accounting for income taxes. In the event differences between the financial reporting basis and the tax basis of HCC's assets and liabilities result in deferred tax assets, SFAS 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided for a portion or all of the deferred tax assets when there is an uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

                         THE HOTEL CLEARING CORPORATION

     Concentration of credit risk -- The Company's financial instruments exposed to concentration of credit risk consist primarily of its trade receivables. The majority of receivables are due from shareholders who are well-established entities in the travel industry. As a result, credit risk is considered limited.

     Reclassifications -- Certain 1993 balances have been reclassified to conform to the 1994 presentation.

2. OPERATIONS

     During 1994, the Company increased revenues $1,222,114 to $2,746,491, reduced operating expenses $152,351 to $2,707,414 and generated positive cash flows of $224,012 from operations, yet the Company incurred a net loss of $38,996 and has a shareholders' deficit of $2,956,674 at December 31, 1994. The Company's business plan contemplates additional revenue increases through the addition of more hotels and travel agents to its commission payment services sufficient to meet current working capital needs to nonshareholders.

     In addition, the Company has plans to negotiate an extension of payment terms on existing short-term debt to shareholders of $655,725 and accrued interest of $130,756. However, the Company may continue to require additional capital contributions and borrowings from shareholders. Common stock agreements contain provisions whereby the shareholders are required, as defined, to contribute additional capital and lend additional amounts to the Company. There can be no guarantee, however, that funds from these sources or any other source will be available to the Company (see Note 13).

3. ACCOUNTS RECEIVABLE

     The Company collects travel agents' commissions from hotel chains and, after retaining a portion of these commissions, remits net commissions to the travel agents. Net accounts receivable included in the accompanying consolidated balance sheets were as follows:

                                             1993           1994
                                          -----------    -----------
Amounts due from hotel chains...........  $ 2,256,086    $ 3,021,542
Net commissions due to travel agents....   (2,040,704)    (2,827,049)
                                          -----------    -----------
                                          $   215,382    $   194,493
                                          ===========    ===========

     The accounts receivable from affiliates results from transaction fees charged to shareholder hotels.

4. PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consisted of the following:

                                             1993           1994
                                          -----------    -----------
Computer equipment......................  $   111,587    $   129,031
Furniture and equipment.................       85,105        112,697
Office equipment........................       58,022         75,359
Leasehold improvements..................        1,724          1,724
                                          -----------    -----------
                                              256,438        318,811
Less accumulated depreciation...........      (45,993)      (109,171)
                                          -----------    -----------
                                          $   210,445    $   209,640
                                          ===========    ===========

                         THE HOTEL CLEARING CORPORATION

5. CAPITAL LEASES

     Assets recorded under capital leases are recorded at the lower of present value of future minimum lease payments or the fair value of the asset. Total assets recorded under capital leases at December 31, 1993 and 1994 were $106,318 and $149,394, respectively, net of accumulated amortization of $11,375 and $51,615, respectively. The assets are amortized using the straight-line method over the shorter of their useful lives or the term of the related leases. Amortization of assets under capital leases are included in depreciation and amortization expense.

     Future minimum lease payments and related interest are as follows:

              YEAR ENDING
              DECEMBER 31,
              ------------
  1995..................................  $ 62,937
  1996..................................    37,404
  1997..................................    15,828
                                          --------
Total minimum lease payments............   116,169
Less interest...........................    14,712
                                          --------
                                           101,457
Less current portion....................    52,528
                                          --------
                                          $ 48,929
                                          ========

     The interest rates on the capital leases range from 11.0% to 12.1%, which were imputed at the inception of the leases.

6. NOTES PAYABLE

     Notes payable consisted of the following:

                                                                1993        1994
                                                              ---------   ---------
Notes payable to shareholders, bearing interest at the prime rate plus 2.0% due December 31, 1995; the prime rate at
  December 31, 1994 was 8.5%; uncollateralized..............  $ 747,139   $ 786,478
Convertible line-of-credit to a preferred stock shareholder;
  accruing interest at the prime rate plus 2.0%; expires
  June 1, 1994; uncollateralized; paid on June 1, 1994......    180,000          --
                                                              ---------   ---------
                                                                927,139     786,478
Less current portion........................................   (180,000)   (786,478)
                                                              ---------   ---------
                                                              $ 747,139   $      --
                                                              =========   =========

7. SHAREHOLDERS' DEFICIT

     In October, 1992, the Company entered into a non-refundable agreement with an investment group to purchase 210 shares of the Company's preferred stock for $1,500,000. The purchase was to be made in monthly installments of $150,000 which began October 1, 1992. On August 10, 1993, the investment group completed the funding of $1,500,000, at which time the 210 shares of preferred stock were issued.

     On August 10, 1993, the Board of Directors amended the Articles of Incorporation to increase the authorized number of common shares from 105,000 to 210,000 shares. In addition, the Board of Directors established a Series A and Series B preferred stock with 52,500 shares authorized for each series at a par value

                         THE HOTEL CLEARING CORPORATION
of $.01 per share. Such shares have preferential dividend rights. The Board of Directors' declared stock split of 105-for-1 for both common and preferred shares has been reflected in the financial statements. In August, 1993, the Company sold 20 shares of the Series B preferred stock to an officer of the Company for $95 per share.

     On December 31, 1993, a $100,000 note payable to a company was converted to 105 shares of common stock. The conversion did not result in a gain or loss.

     At December 31, 1994, the Company had the following shares issued and outstanding:

                                                              STOCK       STOCK      PAR
                                                            AUTHORIZED    ISSUED    VALUE
                                                            ----------    ------    -----
Common stock..............................................   210,000      1,050     $.01
Preferred stock:
  Series A................................................    52,500        210     $.01
  Series B................................................    52,500         20     $.01

     The Company has agreements with its common shareholders whereby it can require them to make additional capital contributions. Also under the provisions of the agreements, the Company can require all common shareholders to lend additional funds to the Company in such amounts as determined by the Board of Directors. In the event a shareholder fails to contribute capital or lend funds to the Company, the Company can acquire the shareholder's shares at $.01 per share.

8. RELATED PARTIES

     The Company derives a substantial portion of its revenue from shareholder-owned companies. Also, much of the revenue is generated indirectly by shareholders as a function of HCC's role as the consolidator and payor of commissions to travel agencies. HCC makes commission payments to travel agencies on behalf of hotel properties and receives a percentage of the commission payment from the travel agent for this service. A summary of revenues is as follows:

                                                    1993                   1994
                                             -------------------    -------------------
                 REVENUES                      AMOUNT        %        AMOUNT        %
                 --------                    ----------    -----    ----------    -----
Shareholders -- direct.....................  $  168,749     11.0%   $  232,173      8.5%
Shareholders -- indirect...................   1,346,937     88.4%    2,165,063     78.8%
                                             ----------    -----    ----------    -----
Total generated by shareholders directly
  and indirectly...........................   1,515,686     99.4%    2,397,236     87.3%
All other revenue..........................       8,691      0.6%      349,255     12.7%
                                             ----------    -----    ----------    -----
          Total............................  $1,524,377    100.0%   $2,746,491    100.0%
                                             ==========    =====    ==========    =====

     The Company and The Hotel Industry Switch Company (THISCO) have management and certain shareholders in common. The Company pays a management fee to THISCO, which represents a portion of THISCO's management salaries and related benefits attributable to the Company's operations. Management fees paid to THISCO during 1993 and 1994 were $156,928 and $290,465, respectively.

     The Company utilizes THISCO's telecommunications network and various equipment. During 1993 and 1994, the Company paid THISCO $101,490 and $46,096, respectively, for the use of the network and this equipment. In 1993, THISCO also transferred $22,537 of furniture and equipment and the related capital lease obligation to HCC.

                         THE HOTEL CLEARING CORPORATION

     A shareholder provided services to the Company, including facility management, consulting and software development. During 1993 and 1994, the Company recognized expense in the amount of approximately $30,000 and $33,000, respectively, for those services.

     Persons related to an officer of the Company have provided printing, design and procurement services to the Company. During 1993 and 1994, the Company paid approximately $17,000 and $11,000, respectively, relating to these services.

     The Company has an agreement to sublease office space from THISCO for a four-year period under an operating lease agreement. Amounts paid to THISCO under this agreement during 1993 and 1994 were $106,454 and $105,863, respectively. Estimated future minimum lease payments due to THISCO at December 31, 1994 are as follows:

                   YEAR ENDING
                   DECEMBER 31,
                   ------------
  1995............................................  $119,000
  1996............................................   126,000
  1997............................................    21,000
                                                    --------
                                                    $266,000
                                                    ========

9. INCOME TAXES

     During 1994, the Company recorded a long-term deferred tax asset of approximately $1,514,000, derived from net operating loss carryforwards and excess book depreciation over tax depreciation. The deferred tax asset is fully reserved because of uncertainty regarding the Company's ability to recognize the benefit of the asset in future years.

     The components of deferred income tax assets (liabilities) are as follows:

                                                               1993           1994
                                                            -----------    -----------
Net operating loss carryforward...........................  $ 1,542,591    $ 1,509,551
Depreciation and amortization.............................       (4,619)         4,391
Valuation allowance.......................................   (1,537,972)    (1,513,942)
                                                            -----------    -----------
Net deferred tax asset....................................  $        --    $        --
                                                            ===========    ===========

     At December 31, 1994, the Company had net operating loss carryforwards for tax reporting purposes of approximately $4,440,000. The net operating loss carryforwards will expire beginning in the year 2006, if not previously utilized.

     The provision for income taxes is as follows:

                                                                1993        1994
                                                              --------    --------
Current:
  Federal...................................................  $     --    $     --
  State.....................................................        --          --
                                                              --------    --------
Deferred....................................................        --          --
                                                              --------    --------
                                                              $     --    $     --
                                                              ========    ========

                         THE HOTEL CLEARING CORPORATION

     A reconciliation between the statutory Federal income tax rate and the effective income tax rates is as follows:

                                                               1993      1994
                                                              ------    ------
Statutory Federal income tax rate...........................   34.0%     34.0%
Valuation allowance.........................................  (34.0%)   (34.0%)
Provision for income taxes..................................    0.0%      0.0%

10. EMPLOYEE BENEFIT PLAN

     The Company co-sponsors, with THISCO, a 401(k) defined contribution retirement plan covering full-time employees who have completed one year of service and obtained the age of twenty-one. According to the plan agreement, the Company has committed to match employee contributions up to 3.0% of the employee's qualified salary through December 31, 1994 and 5.0% thereafter. The Company contributed $20,904 and $19,791 to the Plan during 1993 and 1994, respectively.

11. EXTRAORDINARY GAIN

     The 1993 extraordinary gain of $269,310 represents the Company's net gain on the settlement of a note payable to a vendor.

12. CONTINGENCIES AND COMMITMENTS

     In June, 1993, HCC received $2,000,000 from Citicorp in exchange for a five-year non-cancelable data processing contract and recorded the amount as deferred income. The non-cancelable contract requires Citicorp to process transactions and generate various reports in exchange for a processing fee. The contract requires HCC to maintain an annual minimum volume of transactions. If the annual minimum volume is not attained, HCC is required to pay Citicorp an additional processing fee for each transaction under the minimum volume. HCC is recognizing the $2,000,000 of deferred income over the life of the contract, according to the volume of guaranteed transactions, as defined by the contract. During 1994, HCC recognized $274,510 of the $2,000,000 deferred income. However, because HCC did not meet its annual minimum volume of transactions, it also recorded an additional processing fee of $215,351.

13. SUBSEQUENT EVENTS

     Subsequent to December 31, 1994, the Company issued an additional 105 shares of common stock for $250,000 and obtained a short-term loan from a shareholder in the amount of $200,000. The short-term loan accrues interest at the prime rate plus 2.0% and is due on or before December 30, 1995. In August, 1995 the Company repurchased the 105 shares for $250,000.

     Pegasus Systems, Inc. (Pegasus) was formed to combine the operations of HCC and THISCO. For accounting purposes, the combination was recorded as a purchase of HCC. In July, 1995, Pegasus issued 4,934,667 shares of its common stock in exchange for all of the outstanding capital stock of THISCO and 83.3% of the ownership of HCC (the Reorganization). Lodging Network, Inc. (LNI) retained 210 shares of HCC preferred stock, representing a 16.7% minority ownership interest in HCC. In conjunction with the Reorganization, LNI was granted an option (LNI Option), expiring in July 1998, to exchange its 16.67% ownership interest in HCC for 448,667 shares of Pegasus' common stock.

     Also as part of this Reorganization, certain shareholders of the Company agreed to contribute outstanding debt totaling $337,500 to capital, effective immediately prior to closing. The remaining debt, after these contributions were renewed and extended, expires five years from the Agreement's closing date at an interest rate of prime plus 1.0%.

                         THE HOTEL CLEARING CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                                               JUNE 30,
                                                                 1995
                                                              -----------
Current assets:
  Cash and cash equivalents.................................  $    88,102
  Accounts receivable, net..................................      297,890
  Accounts receivable from affiliates.......................       25,853
  Prepaid expenses..........................................        2,842
                                                              -----------
          Total current assets..............................      414,687
Property and equipment, net.................................      245,082
Other non-current assets....................................       18,432
                                                              -----------
          Total assets......................................  $   678,201
                                                              ===========

                  LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $   454,136
  Accounts payable to affiliates............................      244,020
  Current portion of unearned income........................      425,722
  Current portion of notes payable to affiliates............      855,725
  Current portion of capital lease obligations..............       51,727
                                                              -----------
          Total current liabilities.........................    2,031,330
Capital lease obligations, net of current portion...........       21,793
Unearned income, net of current portion.....................    1,156,863
                                                              -----------
          Total liabilities.................................    3,209,986
Shareholders' deficit:
  Preferred stock:
     Series A...............................................            2
     Series B...............................................            1
  Common stock..............................................           11
  Additional paid-in capital................................    1,953,834
  Accumulated deficit.......................................   (4,485,633)
                                                              -----------
          Total shareholders' deficit.......................   (2,531,785)
                                                              -----------
          Total liabilities and shareholders' deficit.......  $   678,201
                                                              ===========

      See accompanying notes to consolidated interim financial statements.

                         THE HOTEL CLEARING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1994          1995
                                                              ----------    ----------
Net revenues:
  Shareholder...............................................  $1,122,007    $1,481,282
  Nonshareholder............................................     144,303       677,993
                                                              ----------    ----------
          Total revenues....................................   1,266,310     2,159,275
Cost of services............................................     245,760       674,880
Research and development....................................     205,694       356,439
General and administrative expenses.........................     256,229       372,779
Marketing and promotion expenses............................     406,199       486,555
Depreciation and amortization...............................      31,093        44,103
                                                              ----------    ----------
Operating income............................................     121,335       224,519
Other expense:
Interest expense............................................      40,562        50,580
                                                              ----------    ----------
Income before income taxes..................................      80,773       173,939
Income taxes................................................          --            --
                                                              ----------    ----------
Net income..................................................  $   80,773    $  173,939
                                                              ==========    ==========

      See accompanying notes to consolidated interim financial statements.

                         THE HOTEL CLEARING CORPORATION

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
                                  (UNAUDITED)

                                         PREFERRED STOCK        COMMON STOCK
                                        ------------------   ------------------   ADDITIONAL
                                        NUMBER OF            NUMBER OF             PAID-IN     ACCUMULATED
                                         SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT        TOTAL
                                        ---------   ------   ---------   ------   ----------   -----------   -----------
Balance at December 31, 1994..........     230       $ 3       1,050      $10     $1,702,885   $(4,659,572)  $(2,956,674)
Issuance of common stock..............      --        --         105        1        249,999            --       250,000
Issuance of series B preferred stock,
  par value $.01......................      10        --          --       --            950            --           950
Net income............................      --        --          --       --             --       173,939       173,939
                                           ---       ---       -----      ---     ----------   -----------   -----------
Balance at June 30, 1995..............     240       $ 3       1,155      $11     $1,953,834   $(4,485,633)  $(2,531,785)
                                           ===       ===       =====      ===     ==========   ===========   ===========

      See accompanying notes to consolidated interim financial statements.

                         THE HOTEL CLEARING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                             SIX MONTHS ENDED
                                                 JUNE 30,
                                          ----------------------
                                            1994         1995
                                          ---------    ---------
Cash flows from operating activities:
  Net income............................  $  80,773    $ 173,939
  Adjustments to reconcile net income to
     cash provided (used) by operating
     activities:
     Depreciation and amortization......     31,093       44,103
     Proceeds from increase in long-term
      note payable accrued interest.....     27,109           --
     Deferred income recognition........    (81,483)    (142,905)
     (Increase) decrease in:
       Accounts receivable, net.........     15,087     (103,397)
       Accounts receivable from
        affiliates......................     (1,488)      (8,121)
       Prepaid expenses.................     21,230       (5,351)
     Increase (decrease) in:
       Accounts payable and accrued
        liabilities.....................   (190,688)    (277,794)
       Accounts payable to affiliates...    220,575       56,548
                                          ---------    ---------
          Net cash provided (used) by
            operating activities........    122,208     (262,978)
                                          ---------    ---------
Cash flows used by investing
  activities --
  Purchase of property and equipment....     (3,060)     (79,545)
                                          ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of stock.......         --      250,950
  Proceeds from line-of-credit..........    120,000      200,000
  Repayment of line-of-credit...........   (250,000)          --
  Repayment of notes payable............    (10,732)          --
  Repayment of capital leases...........    (16,251)     (27,937)
                                          ---------    ---------
          Net cash provided (used) by
            financing activities........   (156,983)     423,013
                                          ---------    ---------
Net increase (decrease) in cash and cash
  equivalents...........................    (37,835)      80,490
Cash and cash equivalents, beginning of
  period................................     37,835        7,612
                                          ---------    ---------
Cash and cash equivalents, end of
  period................................  $      --    $  88,102
                                          =========    =========

      See accompanying notes to consolidated interim financial statements.

                         THE HOTEL CLEARING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying financial statements include the consolidated accounts of The Hotel Clearing Corporation (HCC) and its wholly owned subsidiary, Pegasus Systems, Inc. (U.K.) Limited (HCC U.K.) (collectively, the Company). All significant intercompany balances have been eliminated in consolidation.

     HCC was formed in July 1991 as a Delaware corporation to market and operate an international automated commission payment processing service that consolidates commissions paid by participating hotels to a participating travel agency into a single monthly payment and provides participants with comprehensive transaction reports. HCC collects commissions from participating hotel chains and remits these commissions to participating travel agents.

     HCC U.K., a wholly-owned subsidiary of HCC, was formed in September 1993 in England to market and provide services for travel agents and hotel chains operating in Europe, Africa and Asia.

     The financial information presented herein should be read in conjunction with the Company's consolidated financial statements as of and for the year ended December 31, 1994. The foregoing unaudited interim consolidated financial statements have been prepared to comply with the format of Pegasus Systems, Inc. (see Note 2) and reflect all adjustments (of a normal recurring nature) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The results for interim periods are not necessarily indicative of results to be expected for the year.

2. SUBSEQUENT EVENTS

     The accompanying unaudited interim consolidated financial statements present the operations of HCC for the period from January 1, 1995 through June 30, 1995. In July 1995, Pegasus Systems, Inc. (Pegasus) was formed as a Delaware holding company to combine the operations of HCC and The Hotel Industry Switch Company (THISCO). THISCO was formed in September 1988 to market and operate an international automated interface between travel agency, hotel and global travel reservation systems.

     Effective in July 1995, Pegasus issued 4,934,667 shares of its common stock in exchange for all of the outstanding capital stock of THISCO and 83.3% of the ownership of HCC (the Reorganization). Lodging Network, Inc. (LNI) retained 210 shares of HCC preferred stock, representing a 16.7% minority ownership interest in HCC.

     The Reorganization brought THISCO and HCC together under the control of Pegasus and was initiated to integrate and expand the existing businesses of THISCO and HCC. Pegasus was formed immediately prior to the transaction for the purpose of combining the two operations into a single operating entity. Prior to the Reorganization, THISCO and HCC were primarily controlled by a common (though not identical) group of shareholders and a common management group. For accounting purposes, the Reorganization was treated as an acquisition of HCC and accounted for as a purchase business combination. Accordingly, the HCC assets acquired and liabilities assumed were acquired at their fair values. The amount of the purchase price ($2.7 million) in excess of the fair value of net assets acquired has been recorded as goodwill and will be amortized on a straight-line basis over 15 years.

     Subsequent to June 30, 1995, the 105 shares issued during the six months ended June 30, 1995 were reacquired and retired by the Company at the original issuance price.

                        DESCRIPTION OF INSIDE BACK COVER


Pegasus Systems Inc. logo.

Depiction of computer screens showing pages from the TravelWeb site. Pages show a hotel's information and picture, resource information available from TravelWeb, TravelWeb home page and information for Click-it! Weekends.

THISCO logo with caption reading:

     The THISCO service improves the efficiency and effectiveness of the hotel room reservation process by enabling travel agents to electronically access hotel room inventory information and conduct reservation transactions.

TravelWeb logo with caption reading:

     The TravelWeb service enables consumers to access hotel room inventory information and conduct reservation transactions over the Internet.

HCC logo with caption reading:

     The HCC service improves the efficiency and effectiveness of the hotel commission payment process for travel agents by consolidating payments and providing comprehensive transaction reports.

------------------------------------------------------
                          ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
  Prospectus Summary................    3
  Risk Factors......................    7
  Use of Proceeds...................   15
  Dividend Policy...................   15
  Price Range of Common Stock.......   15
  Capitalization....................   16
  Selected Consolidated Financial
     Data...........................   17
  Management's Discussion and
     Analysis of Financial Condition
     and Results of Operations......   19
  Business..........................   30
  Management........................   53
  Certain Transactions..............   62
  Principal and Selling
     Stockholders...................   64
  Description of Capital Stock......   65
  Shares Eligible for Future Sale...   67
  Underwriting......................   69
  Legal Matters.....................   70
  Experts...........................   70
  Additional Information............   71
  Index to Consolidated Financial
     Statements.....................  F-1

------------------------------------------------------
                          ======================================================
------------------------------------------------------

                                2,100,000 SHARES

                          [PEGASUS SYSTEMS, INC. LOGO]

                             PEGASUS SYSTEMS, INC.

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                               HAMBRECHT & QUIST

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                               VOLPE BROWN WHELAN
                                   & COMPANY
                               FEBRUARY 11, 1998

                          ------------------------------------------------------
------------------------------------------------------